Exhibit 10.1

Execution Version

SHARE PURCHASE AGREEMENT

among

LIFEWARD LTD.,

ORATECH PHARMA, INC.,

and

ORAMED PHARMACEUTICALS, INC.

Dated as of January 12, 2026

Section 1. Definitions and Interpretative Provisions
1.1	Definitions	2
1.2	Other Definitional and Interpretative Provisions	14
Section 2. Description of Transaction
2.1	Purchase and Sale	15
2.2	Closing.	15
2.3	Payment of Purchase Price.	15
2.4	Revenue Sharing Payment.	15
2.5	Calculation of Company Net Cash.	16
Section 3. Representations and Warranties of the Company
3.1	Due Organization; Subsidiaries	18
3.2	Organizational Documents	19
3.3	Authority; Binding Nature of Agreement	19
3.4	Non-Contravention; Consents	19
3.5	Capitalization.	20
3.6	Financial Statements	21
3.7	Absence of Changes	22
3.8	Absence of Undisclosed Liabilities	22
3.9	Title to Assets	22
3.10	Real Property; Leasehold	22
3.11	Intellectual Property	23
3.12	Agreements, Contracts and Commitments	25
3.13	Compliance; Permits; Restrictions	27
3.14	Legal Proceedings; Orders	29
3.15	Tax Matters	30
3.16	Employee and Labor Matters; Benefit Plans	31
3.17	Environmental Matters	32
3.18	Grants and Subsidiaries.	32
3.19	Insurance	33
3.20	No Financial Advisors	33
3.21	Transactions with Affiliates	33
3.22	Privacy and Data Security	33
3.23	Governmental Contracts	34
3.24	No Other Representations or Warranties	34
Section 4. Representations and Warranties of Seller.
4.1	Organization; Authority.	34
4.2	Title	35

i

Section 5. Representations and Warranties of Parent.
5.1	Due Organization; Subsidiaries	35
5.2	Organizational Documents	36
5.3	Authority; Binding Nature of Agreement	36
5.4	Vote Required	36
5.5	Non-Contravention; Consents	36
5.6	Capitalization	37
5.7	SEC Filings; Financial Statements	38
5.8	Absence of Changes	40
5.9	Absence of Undisclosed Liabilities	40
5.10	Title to Assets	40
5.11	Real Property; Leasehold	40
5.12	Intellectual Property	41
5.13	Agreements, Contracts and Commitments	42
5.14	Compliance; Permits; Restrictions	44
5.15	Legal Proceedings; Orders	45
5.16	Tax Matters	45
5.17	Employee and Labor Matters; Benefit Plans	46
5.18	Environmental Matters	49
5.19	Grants and Subsidiaries	49
5.20	Insurance	50
5.21	Transactions with Affiliates	50
5.22	No Financial Advisors	50
5.23	Valid Issuance	50
5.24	Privacy and Data Security	50
5.25	Absence of Liabilities	51
5.26	Code of Ethics	51
5.27	Governmental Contracts	51
5.28	No Other Representations or Warranties	51
Section 6. Certain Covenants of the Parties
6.1	Operation of Parent’s Business	51
6.2	Operation of the Company’s Business	53
6.3	Access and Investigation	55
6.4	No Solicitation	56
6.5	Notification of Certain Matters	56
6.6	Certain Other Matters	57

Section 7. Additional Agreements of the Parties
7.1	SEC Filings	57
7.2	Parent Shareholder Meeting	58
7.3	Efforts; Regulatory Approvals.	59
7.4	Indemnification of Officers and Directors	61
7.5	Disclosure	62
7.6	Listing	62
7.7	Tax Matters	63
7.8	Legends	63
7.9	Officers and Directors	63
7.10	Termination of Certain Agreements and Rights	63
7.11	Parent SEC Documents	63
7.12	Financial Reporting Cooperation	63
Section 8. Conditions Precedent to Obligations of Each Party.
8.1	Regulatory Approvals	64
8.2	No Restraints	64
8.3	Shareholder Approval	64
8.4	Listing	64
8.5	Parent Charter Amendment	64
Section 9. Additional Conditions Precedent to Obligations of Parent.
9.1	Accuracy of Representations	64
9.2	Performance of Covenants	65
9.3	Documents	65
9.4	No Company Material Adverse Effect	65
9.5	Company Stockholder Written Consent	65
9.6	Company Minimum Cash	65
9.7	Parent Financing	65
9.8	Lock-Up Agreement.	65
9.9	Clinical Trial Management Agreement	65
Section 10. Additional Conditions Precedent to Obligations of Parent
10.1	Accuracy of Representations	66
10.2	Performance of Covenants	66
10.3	Documents	66
10.4	Lock-Up Agreement.	66
10.5	No Parent Material Adverse Effect	66
Section 11. Termination
11.1	Termination	66
11.2	Effect of Termination	68
11.3	Expenses	68

Section 12. Indemnification, Etc.
12.1	Survival of Representations, Etc	68
12.2	Indemnification	69
12.3	Limitations	70
12.4	No Contribution	71
12.5	Defense of Third Party Claims	71
12.6	Indemnification Claim Procedure	72
12.7	Sources of Indemnification for Parent	74
Section 13. Miscellaneous Provisions
13.1	Amendment	75
13.2	Waiver	75
13.3	Entire Agreement; Counterparts; Exchanges by Electronic Transmission or Facsimile	75
13.4	Applicable Law; Jurisdiction	75
13.5	Assignability	76
13.6	Notices	76
13.7	Cooperation	77
13.8	Severability	77
13.9	Other Remedies; Specific Performance	77
13.10	No Third-Party Beneficiaries	77

Exhibits:

Exhibit A:	Form of Lock-Up Agreement
Exhibit B:	Form of Clinical Trial Management Agreement
Exhibit C:	Form of Transaction Warrant
Exhibit D:	Form of Pre-Funded Warrant

SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of January 12, 2026, by and among Lifeward Ltd., a company limited by shares organized under the laws of the State of Israel (“Parent”), Oratech Pharma, Inc., a Nevada corporation (the “Company”) and Oramed Pharmaceuticals Inc., a Delaware corporation (the “Seller”). Certain capitalized terms used in this Agreement are defined in Section 1.

Recitals

A. The Seller owns all of the issued and outstanding shares of the Company (the “Purchased Shares”).

B. Parent desires to purchase from Seller, and Seller desires to sell to Parent, all of the issued and outstanding shares of the Company, upon the terms and subject to the conditions set forth in this Agreement.

C. The Parent Board has (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of Parent and its shareholders, (ii) approved and declared advisable this Agreement and the Contemplated Transactions, including the issuance of Parent Ordinary Shares and Parent Warrants to the Seller, entry into the Securities Purchase Agreement and payment of the Revenue Sharing Payment pursuant to the terms of this Agreement, (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the shareholders of Parent vote to approve this Agreement and thereby approve the Contemplated Transactions, including the issuance of Parent Ordinary Shares and Parent Warrants to Seller, entry into the Securities Purchase Agreement and payment of the Revenue Sharing Payment pursuant to the terms of this Agreement, and, if deemed necessary by the Parties, an amendment to Parent’s articles of association to effect the Split and take such other actions as may be deemed necessary by the Parties in order to effectuate the Contemplated Transactions (the “Parent Charter Amendment”), and (iv) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the shareholders of Parent vote to authorize the issuance of the Parent Ordinary Shares in accordance with Nasdaq Listing Rule 5635.

D. The Company Board has (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of the Company and its stockholders and (ii) approved and declared advisable this Agreement and the Contemplated Transactions.

E. The Seller Board has (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of the Seller and its stockholders, (ii) approved and declared advisable this Agreement and the Contemplated Transactions.

F. Concurrently with the execution and delivery of this Agreement and as a condition and inducement to either Parties willingness to enter into this Agreement, Seller and each officer and director of Parent who is continuing in such role following the Closing is executing a lock-up agreement in substantially the form attached hereto as Exhibit A (the “Lock-Up Agreement”).

Agreement

The Parties, intending to be legally bound, agree as follows:

Section 1. Definitions and Interpretative Provisions.

1.1 Definitions.

(a) For purposes of this Agreement (including this Section 1):

“Acquisition Inquiry” means, with respect to a Party, an inquiry, indication of interest or request for non-public information (other than an inquiry, indication of interest or request for information made or submitted by the Company, on the one hand, or Parent, on the other hand, to the other Party) that would reasonably be expected to lead to an Acquisition Proposal.

“Acquisition Proposal” means, with respect to a Party, any offer or proposal, whether written or oral (other than an offer or proposal made or submitted by or on behalf of the Company or any of its Affiliates, on the one hand, or by or on behalf of Parent or any of its Affiliates, on the other hand, to the other Party) contemplating or otherwise relating to any Acquisition Transaction with such Party.

“Acquisition Transaction” means any transaction or series of related transactions involving:

(a)	any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction: (i) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of a Party or any of its Subsidiaries or (ii) in which a Party or any of its Subsidiaries issues securities representing more than 20% of the outstanding securities of any class of voting securities of such Party or any of its Subsidiaries, or issues securities convertible into more than 20% of the outstanding securities of any class of voting securities of such Party or any of its Subsidiaries; or

(b)	any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated book value or the fair market value of the assets of a Party and its Subsidiaries, taken as a whole.

“Affiliate” shall have the meaning given to such term in Rule 145 under the Securities Act.

“Business Day” means any day other than a day on which banks in the State of New York or Tel Aviv, Israel are authorized or obligated to be closed.

“Clinical Trial Management Agreement” means a Clinical Trial Management Agreement substantially in the form attached hereto as Exhibit B to be entered into between the Company and Oramed Ltd., effective as of the Closing Date.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as set forth in Section 4980B of the Code and Section 6 of Title I of ERISA.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Associate” means any current employee, independent contractor, officer or director of the Company or any of its Subsidiaries.

“Company Board” means the board of directors of the Company.

“Company Business” means the Exploitation of the Company Product.

“Company Capital Stock” means the Company Common Stock.

“Company Common Stock” means the common stock, $0.0001 par value per share, of the Company.

“Company Contract” means any Contract: (a) to which the Company or any of its Subsidiaries is (or, after giving effect to the transactions contemplated by the Contribution Agreement, will be) a Party, (b) by which the Company or any of its Subsidiaries is or may become bound (or, after giving effect to the transactions contemplated by the Contribution Agreement, will be or may become bound) or under which the Company or any of its Subsidiaries has, or may become subject to (or, after giving effect to the transactions contemplated by the Contribution Agreement, will be or may become subject to), any obligation or (c) under which the Company or any of its Subsidiaries has or may acquire (or, after giving effect to the transactions contemplated by the Contribution Agreement, will or may acquire) any right or interest.

“Company Employee Plan” means any Employee Plan that the Company or any of its Subsidiaries (i) sponsors, maintains, administers, or contributes to, or (ii) provides benefits under or through, or (iii) has any obligation to contribute to or provide benefits under or through, or (iv) may reasonably be expected to have any Liability, or (v) utilizes to provide benefits to or otherwise cover any current or former employee, officer, director or other service provider of the Company or any of its Subsidiaries (or their spouses, dependents, or beneficiaries).

“Company Fundamental Representations” means the representations and warranties of the Company set forth in Sections 3.1(a), 3.1(c), 3.2, 3.3, 3.4(a)(i), (ii) and (iii), 3.5(a), 3.5(c), 3.9 and 3.20.

“Company IP Rights” means all Intellectual Property rights that are owned or purported to be owned by, assigned to, exclusively licensed to, or controlled by Seller or any of its Affiliates (including the Company that are necessary for, or used or held for use in, the operation of the Company Business as presently conducted and as presently proposed to be conducted.

“Company IP Rights Agreement” means any Contract governing, related to or pertaining to any Company IP Rights other than any confidential information provided under confidentiality agreements.

“Company Key Employee” means any executive officer of the Seller or any of its Affiliates (including the Company).

“Company Material Adverse Effect” means any Effect that, considered together with all other Effects that have occurred prior to the date of determination of the occurrence of a Company Material Adverse Effect, has or would reasonably be expected to have a material adverse effect on the business, financial condition, assets, liabilities or results of operations of the Company Business, taken as a whole; provided, however, that Effects arising or resulting from the following shall not be taken into account in determining whether there has been a Company Material Adverse Effect: (a) the announcement of this Agreement or the pendency of the Contemplated Transactions, (b) the taking of any action, or the failure to take any action, by the Company that is required to comply with the terms of this Agreement, (c) any natural disaster, calamity or epidemics, pandemics or other force majeure events, or any act or threat of terrorism or war, any armed hostilities or terrorist activities (including any escalation or general worsening of any of the foregoing) anywhere in the world or any governmental or other response or reaction to any of the foregoing, (d) any change in GAAP or applicable Law or the interpretation thereof, (e) general economic or political conditions or conditions generally affecting the industries in which the Company Business operates or (f) any change in the cash position of the Company and its Subsidiaries which results from operations in the Ordinary Course of Business; except in each case with respect to clauses (c), (d) and (e), to the extent disproportionately affecting the Company Business, relative to other similarly situated companies in the industries in which the Company Business operates.

“Company Net Cash” means, without duplication, (i) the Company’s unrestricted cash and cash equivalents and marketable securities determined in accordance with GAAP plus (ii) the amount of costs incurred by the Seller or one of its Affiliates in connection with the acquisition of the Soybean Trypsin Inhibitor (which the parties agree shall be valued at $500,000 for purposes of this calculation) minus (iii) the sum of the Company’s consolidated short-term and long-term contractual obligations and liabilities accrued at the Closing Date determined in accordance with GAAP minus (iv) the aggregate amount (without duplication) of all fees and expenses incurred by the Company prior to the Closing in connection with the Contemplated Transactions, including (a) any fees and expenses of legal counsel, accountants, financial advisors, investment bankers, brokers, consultants, tax advisors, and other professional advisors of Parent in connection with the Contemplated Transactions; (b) any bonus, retention payments, severance, change-in-control payments or similar payment obligations (including payments with “single-trigger” provisions triggered at and as of the consummation of the transactions contemplated hereby) that become due or payable to any director, officer, employee or consultant in connection with the consummation of the Contemplated Transactions, together with any payroll Taxes associated therewith; and (c) the costs associated with obtaining the D&O Tail Policy” pursuant to Section 7.4(e), in each case, to the extent unpaid as of the Closing Date.

“Company Product Candidate” means the Seller’s proprietary POD™ oral protein delivery technology and each product Developed or under Development by Seller or any of its Affiliates (including the Company) using such technology, including the oral insulin capsule (ORMD-0801) product.

“Company Registered IP” means all Company IP Rights that are owned or exclusively licensed by Seller or any of its Affiliates (including the Company or any of its Subsidiaries) related to the Company Business that are registered, filed or issued under the authority of, with or by any Governmental Authority, including all patents, registered copyrights and registered trademarks and all applications and registrations for any of the foregoing.

“Company Technology” means any and all Technology owned or used by or exclusively licensed to, held for use or practiced by Seller or any of its Affiliates (including the Company), incorporated into or otherwise used, held for use or practiced in connection with (or planned by the Company to be incorporated into or otherwise used, held for use or practiced in connection with) any Company Product.

“Company Triggering Event” shall be deemed to have occurred if, subject to Section 11.1(e): Company shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal.

“Concurrent Investment Amount” means $10,000,000 as contemplated by the Securities Purchase Agreement.

“Confidentiality Agreement” means the Mutual Non-Disclosure Agreement, dated June 23, 2025 between the Seller and Parent.

“Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Contemplated Transactions” means the transactions contemplated by this Agreement, including the issuance of Parent Ordinary Shares and Parent Warrants to Seller, entry into the Securities Purchase Agreement and payment of the Revenue Sharing Payment pursuant to the terms of this Agreement and the Split (to the extent applicable and deemed necessary by Parent and the Company).

“Contract” means, with respect to any Person, any written agreement, contract, subcontract, lease (whether for real or personal property), mortgage, license, or other legally binding commitment or undertaking of any nature to which such Person is a party or by which such Person or any of its assets are bound or affected under applicable Law.

“Contribution Agreement” means an asset contribution agreement, in form and substance reasonably acceptable to Parent, pursuant to which Seller and its Affiliates shall contribute to the Company all of the assets related to, or necessary or useful for the operation of the Company Business.

“Damages” means any losses, damages, awards, judgments, costs and expenses (including reasonable and documented fees and expenses of counsel and other professionals and expenses of investigation incurred therewith) actually suffered or sustained by such Person; provided that “Damages” shall not include incidental or indirect, consequential, special, exemplary or punitive damages (except to the extent paid or payable by Parent to a third party in connection with a third party claim).

“Development” means the conduct of research, pre-clinical and clinical drug development activities pertaining to the Company Product Candidate, including toxicology, pharmacology, test method development, stability testing, process development, technology transfer, formulation development, delivery system development, quality assurance and quality control development, statistical analysis, clinical studies (including investigator-sponsored clinical trials), regulatory affairs, pharmacovigilance, regulatory approval and pricing approval, and clinical study regulatory activities (including regulatory activities directed to obtaining pricing and reimbursement approvals).

“Drug Regulatory Agency” means the FDA or comparable international, supranational, state, or local Governmental Authority.

“Effect” means any effect, change, event, circumstance, or development.

“Employee Plan” means (a) an “employee benefit plan” within the meaning of Section 3(3) of ERISA whether or not subject to ERISA; (b) other plans, programs, policies or arrangements providing for stock options, stock purchases, equity-based compensation, bonuses (including any annual bonuses and retention bonuses) or other incentives, severance pay, deferred compensation, employment, compensation, change in control or transaction bonuses, supplemental, vacation, retirement benefits (including post-retirement health and welfare benefits), pension benefits, profit-sharing benefits, fringe benefits, life insurance benefits, perquisites, health benefits, medical benefits, dental benefits, vision benefits, and all other employee benefit plans, agreements, and arrangements, not described in (a) above; and (c) all other plans, programs, policies or arrangements providing compensation to employees, consultants and non-employee directors.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, lease, exclusive license, option, easement, reservation, servitude, adverse title, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction or encumbrance of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Enforceability Exceptions” means the (a) Laws of general application relating to bankruptcy, insolvency and the relief of debtors and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

“Entity” means any corporation (including any nonprofit corporation), partnership (including any general partnership, limited partnership or limited liability partnership), joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity, and each of its successors.

“Environmental Law” means any federal, state, local or foreign Law relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any Entity, any other Person that would be treated as a single employer with such Entity or part of the same “controlled group” as such Entity under Sections 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exploit” means, with respect to any Company Product, to make, have made, import, use, sell or offer for sale, including to research, Develop, commercialize, register, manufacture, have manufactured, hold or keep (whether for disposal or otherwise), have used, export, transport, distribute, promote, market, have sold or otherwise dispose of any Company Product and “Exploitation” means the act of Exploiting such Company Product.

“FDA” means the United States Food and Drug Administration.

“Fully Diluted Basis of the Parent” means the total number of Parent Ordinary Shares that would be outstanding if all possible shares were issued upon conversion of all convertible securities including any outstanding warrants, options or vesting of restricted stock units, including all equity awards of the CEO and CFO of Parent as set forth on Section 6.1(b)(iii) of the Parent Disclosure Letter, regardless of whether such equity awards shall be issued or granted prior to or after the Effective Time and are vested or unvested; provided, that: (i) any outstanding convertible security having an exercise price equal to or greater than $2.00 (as adjusted to reflect any stock dividend or distribution, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction with respect to Parent Ordinary Shares) per share shall be disregarded for purposes of this definition; (ii) 400,000 Parent Ordinary Shares (as adjusted to reflect any stock dividend or distribution, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction with respect to Parent Ordinary Shares) shall be added to this calculation representing the future issuance of equity awards to service providers of Parent and its Subsidiaries; and (iii) a number of Parent Ordinary Shares (as adjusted to reflect any stock dividend or distribution, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction with respect to Parent Ordinary Shares) issuable in respect of the items described on Section 6.1(b) of the Parent Disclosure Letter shall be added to this calculation.

“Governmental Authority” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, (b) federal, state, local, municipal, foreign, supra-national or other government, (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, bureau, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any taxing authority) or (d) self-regulatory organization (including Nasdaq).

“Governmental Authorization” means any: (a) permit, license, certificate, franchise, permission, variance, exception, order, approval, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law or (b) right under any Contract with any Governmental Authority.

“Hazardous Materials” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Law, including without limitation, crude oil or any fraction thereof, and petroleum products or by-products, explosive or radioactive materials or wastes, coal ash and other combustion residuals, slag, silica and silica dust, hydrochloric acid or radon, but, in each case, shall not include coal and coal byproducts.

“Intellectual Property” means, on a worldwide basis: (a) all inventions, invention disclosures, developments, discoveries, concepts, and ideas (whether or not patentable or reduced to practice), and all patents, patent applications, and including all provisionals, nonprovisionals, substitutions, divisionals, continuations, continuations-in-part, reissues, extensions, supplementary protection certificates, reexaminations, term extensions, certificates of invention and the equivalents of any of the foregoing, statutory invention registrations, industrial designs, and design patents (collectively, “Patents”), along with the rights to file for, and to claim priority to, any of the foregoing rights, (b) all registered and unregistered trademarks, service marks, trade names, domain names, corporate names, brand names, trade dress, product configurations, logos and all other source identifiers, together with all goodwill associated with any of the foregoing, including registrations and applications for registration thereof, including all extensions, modifications, and renewals of same (collectively, “Marks”), (c) all registered and unregistered copyrights in both published and unpublished works and all moral and visual rights, and maskworks, in and related thereto, including registrations and applications for registration thereof, (d) software, including all source code, object code, data, and related documentation, (e) internet domain names and registration rights, URLs, internet or world wide web sites or protocol addresses, (f) formulae, customer lists, trade secrets, know-how, confidential information and other proprietary rights and intellectual property, whether patentable or not, and (g) all United States and foreign rights arising under or associated with any of the foregoing, including income, royalties, damages, payments related to any of the foregoing (including past, present or future infringements, misappropriations, or other conflicts with any intellectual property, and the right to sue and recover for any of the foregoing).

“IRS” means the United States Internal Revenue Service.

“Indemnity Holdback Warrants” means a portion of the Pre-Funded Warrants equal to: (i)(A) the Ordinary Share Calculation plus (B) the Pre-Funded Warrants Calculation multiplied by (ii) 0.05.

“Knowledge” means, (a) with respect to an individual, that such individual is actually aware of the relevant fact or such individual would reasonably be expected to know such fact in the ordinary course of the performance of such individual’s employment responsibilities, (b) with respect to Parent, the Knowledge of the individuals listed on Schedule A of the Parent Disclosure Letter as of the date such knowledge is imputed and (c) with respect to any Person that is an Entity (other than Parent) the Knowledge of any director or executive officer of such Person as of the date such knowledge is imputed. With respect to any matters relating to Intellectual Property, such awareness or reasonable expectation to have knowledge does not require any such individual to conduct or have conducted or obtain or have obtained any freedom to operate opinions of counsel or any Intellectual Property rights clearance searches.

“Law” means any federal, state, national, supra-national, foreign, local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority (including under the authority of Nasdaq or the Financial Industry Regulatory Authority).

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before any court or other Governmental Authority or any arbitrator or arbitration panel.

“Market Capitalization” means an amount equal to (i) the total number of issued and outstanding shares of capital stock of Parent as of any applicable date multiplied by (ii) the arithmetic mean of the closing prices per share of such capital stock on Nasdaq for the 30 consecutive trading days immediately preceding such date.

“Maximum Amount” means (i) $20,000,000 plus (ii) two times (2X) the amount of any debt or equity investment made by Seller or its Affiliates in Parent, exclusive of any amounts received by Parent pursuant to the Company’s exercise of any Parent Warrants, that is actually funded by Seller following the Closing Date (and excluding any amounts funded on or prior to the Closing Date), provided, that the Maximum Amount shall in no event exceed $40,000,000.

“Multiemployer Plan” means a “multiemployer plan,” as defined in Section 3(37) or 4001(a)(3) of ERISA.

“Multiple Employer Plan” means a “multiple employer plan” within the meaning of Section 413(c) of the Code or Section 3(40) of ERISA.

“Multiple Employer Welfare Arrangement” means a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

“Nasdaq” means the Nasdaq Capital Market.

“Net Revenues” means the revenue from any sales of a Product worldwide received by Parent, or its Affiliates or licensees, and including consideration other than cash (which, if not set at arm’s length fair market value, will be treated as if transferred at arm’s length fair market value) based on their books and records maintained in accordance with GAAP as consistently applied, less the sum of (i) to (v):

(i) the actual amount of sales or services deductions determined under the GAAP and recorded as a reduction to Gross Revenues (as determined in accordance with GAAP) for normal, customary trade, cash, prompt-pay and quantity discounts, allowances and rebates paid, credited, accrued or actually taken;

(ii) price reductions or rebates and similar payments, retroactive or otherwise, imposed by, negotiated with or otherwise paid to any Governmental Authority such as, by way of illustration, federal or state Medicaid, Medicare or similar state program or equivalent governmental program of any jurisdiction outside of the United States;

(iii) customs, taxes, duties or other governmental charges levied on or measured by the billing amount when included in billing or credited, as adjusted for actual payments of any rebates, charges-backs and refunds;

(iv) insurance, import/export fees, shipping and freight charges and any fees for services provided by wholesalers and warehousing chains related to the distribution of Product, in each case, to the extent actually charged and invoiced; and

(v) returns, chargebacks, credits and refunds actually issued or credited to customers, as reconciled by Parent and offset against Net Revenues on a quarterly basis.

To the extent there is any overlap between any of these deductions (i) - (v), each item shall be deducted only once in any Net Revenue calculation.

Net Revenues excludes amounts from sales, use, services provided with, or other dispositions of Product between Parent and any of its Affiliates or Sublicensees, solely to the extent that such entity purchasing a Product then resells such Product to a Third Party and such resale is included in Net Revenues. For purposes of calculating Net Revenues attributable to sales of Products subject to Centers for Medicare & Medicaid Services (CMS) reimbursement, Net Revenues shall be calculated on a cash basis and not on a revenue recognition basis. Any use of the Product for (i) clinical or other non-commercial research purposes or (ii) demonstration purposes, will not be considered in determining Net Revenue hereunder.

“Order” means any judgment, order, writ, injunction, ruling, decision or decree of (that is binding on a Party), or any plea agreement, corporate integrity agreement, resolution agreement or deferred prosecution agreement with, or any settlement under the jurisdiction of, any court or Governmental Authority.

“Ordinary Course of Business” means, in the case of each of the Company Business and Parent, such actions taken in the ordinary course of its business and consistent with its past practice or, with respect to the Company Business, the customary practices of a company or business at a similar stage of development.

“Organizational Documents” means, with respect to any Person (other than an individual), (a) the certificate or articles of association or incorporation or organization or limited partnership or limited liability company, and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (b) all bylaws, regulations and similar documents or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.

“Ordinary Share Calculation” means: (i)(A) the number of Parent Ordinary Shares that have been issued and are outstanding as of immediately prior to the Effective Time divided by (B) 0.55 multiplied by (ii) 0.45.

“Parent Associate” means any current employee, independent contractor, officer or director of Parent or any of its Subsidiaries.

“Parent Balance Sheet” means the audited balance sheet of Parent as of December 31, 2024, included in Parent’s Report on Form 10-K for the year ended December 31, 2024, as filed with the SEC.

“Parent Board” means the board of directors of Parent.

“Parent Contract” means any Contract: (a) to which Parent is a party, (b) by which Parent or any Parent IP Rights or any other asset of Parent is or may become bound or under which Parent has, or may become subject to, any obligation or (c) under which Parent has or may acquire any right or interest.

“Parent Employee Plan” means any Employee Plan that Parent or any of its Subsidiaries (a) sponsors, maintains, administers, or contributes to, or (b) provides benefits under or through, or (c) has any obligation to contribute to or provide benefits under or through, or (d) may reasonably be expected to have any Liability, or (e) utilizes to provide benefits to or otherwise cover any current or former employee, officer, director or other service provider of Parent or any of its Subsidiaries (or their spouses, dependents, or beneficiaries).

“Parent Fundamental Representations” means the representations and warranties of Parent set forth in Sections 5.1(a), 5.2, 5.3, 5.4, 5.5(a)(i), 5.6(a), 5.6(d) and 5.22.

“Parent IP Rights” means all Intellectual Property rights that are owned or purported to be owned by, assigned to, or owned, licensed or controlled by Parent that is reasonably necessary for, or used or held for use in, the operation of the business of Parent as presently conducted.

“Parent Key Employee” means (i) an executive officer of Parent and (ii) any employee of Parent that reports directly to the Parent Board or to an executive officer of Parent.

“Parent Material Adverse Effect” means any Effect that, considered together with all other Effects that have occurred prior to the date of determination of the occurrence of the Parent Material Adverse Effect, has or would reasonably be expected to have a material adverse effect on the business, financial condition, assets, liabilities or results of operations of Parent and its Subsidiaries, taken as a whole; provided, however, that Effects arising or resulting from the following shall not be taken into account in determining whether there has been a Parent Material Adverse Effect: (a) the announcement of this Agreement or the pendency of the Contemplated Transactions, (b) any change in the stock price or trading volume of Parent Ordinary Shares (it being understood, however, that any Effect causing or contributing to any change in stock price or trading volume of Parent Ordinary Shares may be taken into account in determining whether a Parent Material Adverse Effect has occurred, unless such Effects are otherwise excepted from this definition), (c) the taking of any action, or the failure to take any action, by Parent that is required to comply with the terms of this Agreement, (d) any natural disaster, calamity or epidemics, pandemics or other force majeure events, or any act or threat of terrorism or war, any armed hostilities or terrorist activities (including any escalation or general worsening of any of the foregoing) anywhere in the world, or any governmental or other response or reaction to any of the foregoing, (e) any change in GAAP or applicable Law or the interpretation thereof, (f) general economic or political conditions or conditions generally affecting the industries in which Parent or any of its Subsidiaries operates, or (g) any results, outcomes, data, indications, adverse events, side effects or safety observations arising from preclinical trials, clinical trials and/or testing relating to Parent’s products or programs, including any requirement to conduct further clinical studies or tests or any increased incidence or severity of any previously identified side effects, adverse effects, adverse events or safety observations or reports of any new side effects, adverse events or safety observations or any adverse regulatory or competitive events (or any public announcements relating to any of the foregoing); except, in each case with respect to clauses (d), (e) and (f), to the extent materially and disproportionately affecting Parent or any of its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which Parent or any of its Subsidiaries operates. Notwithstanding the above, a delisting of Parent Ordinary Shares on Nasdaq shall constitute a Parent Material Adverse Effect, provided that the Company has not refused or unreasonably delayed its consent to reasonable actions by Parent to maintain the listing of Parent Ordinary Shares on Nasdaq.

“Parent Options” means options or other rights to purchase Parent Ordinary Shares granted by Parent, including pursuant to any Parent Equity Plans.

“Parent Ordinary Shares” means the ordinary shares, no par value per share, of Parent.

“Parent Registered IP” means all Parent IP Rights that are owned or exclusively licensed by Parent that are registered, filed or issued under the authority of, with or by any Governmental Authority, including all applied for or issued Patents, registered copyrights and registered Marks and all applications for any of the foregoing.

“Parent Restricted Share Units” means any equity award with respect to Parent Ordinary Shares that represents the right to receive in the future Parent Ordinary Shares pursuant to any Parent Equity Plans.

“Parent Stock Price” means, as of any date of determination, an amount equal to the volume weighted average trading price of Parent Ordinary Shares for the thirty (30) consecutive trading day period ending immediately preceding the applicable date of determination (as adjusted to reflect any stock dividend or distribution, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction with respect to Parent Ordinary Shares during such thirty (30) trading day period (rounded up to the nearest $0.0001)).

“Parent Triggering Event” shall be deemed to have occurred if, prior to the approval of this Agreement and the Contemplated Transactions by Parent’s shareholders and subject to Section 11.1(e), (a) Parent shall have failed to include in the Proxy Statement the Parent Board Recommendation or (b) Parent shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal.

“Parent Warrant” means the Pre-Funded Warrants and Transaction Warrants.

“Party” or “Parties” means the Company, Parent and Seller.

“Permitted Encumbrance” means (a) any statutory liens for current Taxes not yet due and payable or for Taxes that are being contested in good faith by the appropriate proceedings and for which adequate reserves have been made on the Company Balance Sheet or the Parent Balance Sheet, as applicable, in accordance with GAAP, (b) minor non-monetary liens that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company Business or Parent, as applicable, (c) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements, (d) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Law, (e) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies for amounts that are not yet due and payable and (f) liens arising under applicable securities Law.

“Person” means any individual, Entity or Governmental Authority.

“Personal Information” means any data or information that constitutes “personal information,” “personal data,” “personally identifiable information,” “protected health information,” or any analogous term under applicable Law, including any such information that identifies, relates to, describes, is linked to, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with any identified or identifiable individual or household.

“POD™ Technology” means the Company’s proprietary POD™ oral protein delivery technology.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date.

“Pre-Funded Warrant” means the Parent warrants issued in the form attached hereto as Exhibit D.

“Pre-Funded Warrant Calculation” means the Seller Allocation less the Ordinary Share Calculation.

“Privacy Laws” mean, collectively, (a) all Laws governing privacy, data protection, data security, trans-border data flow, data loss, data theft, breach notification, data localization, sending solicited or unsolicited electronic mail or text messages, cookies or other tracking technology, or the collection, handling, use, maintenance, storage, disclosure, transfer, or other processing of Personal Information, including any such legally binding requirements set forth in regulations and agreements containing consent orders published by regulatory authorities of competent jurisdiction such as the U.S. Federal Trade Commission, U.S. Federal Communications Commission, and state data protection authorities, including HIPAA, Section 5 of the Federal Trade Commission Act, the Telephone Consumer Protection Act and U.S. state consumer protection and data breach notification Laws, and (b) any legally binding requirements of any self-regulatory organizations governing data privacy, data protection, data security, trans-border data flow, data loss, data theft, breach notification, data localization, sending solicited or unsolicited electronic mail or text messages, cookies or other tracking technology, or the collection, handling, use, maintenance, storage, disclosure, transfer, or other processing of Personal Information.

“Product(s)” means the ReWalk Personal Exoskeletons and related extended warranties that generate sales for Parent and its Affiliates.

“Remaining Available Indemnity Holdback Warrants” means, at any time, the aggregate number of Indemnity Holdback Warrants (after deducting the number of Indemnity Holdback Warrants that have been forfeited pursuant to Claimed Amounts in accordance with Section 12 as of such time).

“Representatives” means with respect to a Person, such Person’s directors, officers, employees, agents, attorneys, accountants, investment bankers, advisors and other representatives.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Purchase Agreement” means that Securities Purchase Agreement, dated as of the date hereof, among Parent and the Persons named therein, pursuant to which such Persons will purchase Convertible Notes and Note Warrants (as defined in the Securities Purchase Agreement).

“Seller Allocation” means: (i)(A) the Fully Diluted Basis of the Parent divided by (B) 0.501 multiplied by (ii) 0.499.

“Seller Board” means the board of directors of Seller.

“Seller Transaction Expenses” means (a) all fees, costs, expenses and Liabilities of Seller or the Company incurred by or on behalf of Seller, the Company or any of their respective Affiliates in connection with or arising from the negotiation, documentation and consummation of the Contemplated Transactions, including any investment banking fees, financial advisory fees, brokerage fees, commissions, finder’s fees, attorneys’ fees and expenses, accountants’ fees and expenses or similar fees; (b) any obligation of Seller, the Company or any of their respective Affiliates to pay any Person consideration in connection with the closing of the transactions contemplated by this Agreement under any incentive compensation plan, equity appreciation rights plan or agreement, employment agreement, deferred compensation plan or agreement, supplemental executive compensation agreement, phantom equity plan or agreement, sale, “stay-around,” “change-in-control,” severance, retention, or similar bonuses or payments to current or former directors, officers, employees and consultants; and (c) any employment and related Taxes imposed on Seller in connection with the payment of any of the obligations pursuant to clause (a) or (b) of this definition.

“Split” means any reverse share split of all outstanding Parent Ordinary Shares effected by Parent for the purpose of maintaining compliance with Nasdaq listing standards.

“Straddle Period” means a taxable period that begins before or on the Closing Date and ends after the Closing Date.

“Subsidiary” means, with respect to an Entity, a Person if such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such entity’s board of directors or other governing body or (b) at least 50% of the outstanding equity, voting, beneficial or financial interests in such Entity.

“Tax” means any U.S. federal, state, local, foreign or other tax, including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, employment tax, unemployment tax, national health insurance tax, environmental tax, excise tax, ad valorem tax, transfer tax, conveyance tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax, payroll tax, social security tax, customs duty, licenses tax, alternative or add-on minimum or other tax or similar charge, duty, levy, fee, tariff, impost, obligation or assessment in the nature of a tax (whether imposed directly or through withholding and whether or not disputed), and including any fine, penalty, addition to tax, interest or additional amount imposed by a Governmental Authority with respect thereto (or attributable to the nonpayment thereof).

“Tax Return” means any return (including any information return), report, statement, declaration, claim or refund, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any amendment or supplement to any of the foregoing, filed or required to be filed with any Governmental Authority (or provided to a payee) in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.

“Technology” means any: (i) technology, formulae, algorithm, procedure, process, method, technique, idea, know-how, creations, inventions, discoveries and improvement (whether patentable or unpatentable and whether or not reduced to practice); (ii) technical, engineering, manufacturing, product, marketing, servicing, business, financial, supplier, personnel or other information and materials; (iii) customer list, customer contact and registration information, customer correspondence and customer purchasing history; (iv) specification, design, industrial design, model, device, prototype, schematic, configuration and development tool; (v) Software or website content or text, photographs, drawing, reports, analysis, writing, of any other work of authorship and copyrightable subject matter (“Works of Authorship”); (vi) database or other compilation or collection of data or information (“Database”); (vii) mask work, layout, topography or other design feature with respect to any integrated circuit (“Mask Work”); (viii); and (x) tangible embodiments of any of the foregoing, in any form or media whether or not specifically listed in this definition.

“Transaction Warrant” means the Parent warrants issued in the form attached hereto as Exhibit C.

“Treasury Regulations” means the United States Treasury regulations promulgated under the Code.

1.2 Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Sections, Exhibits and Schedules are to Sections, Exhibits and Schedules of this Agreement unless otherwise specified. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular, the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine gender. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. The word “or” is not exclusive. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or Contract (except for references to any agreements or Contracts listed on the Parent Disclosure Letter or Company Disclosure Letter) are to that agreement or Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. The Exhibits to this Agreement, the Parent Disclosure Letter and the Company Disclosure Letter are integral parts of the interpretation of this Agreement. References to any Person include the successors and permitted assigns of that Person. References to any statute are to that statute and to the rules and regulations promulgated thereunder, in each case as amended, modified, re-enacted thereof, substituted, from time to time. References to “$” and “dollars” are to the currency of the United States. All accounting terms used herein will be interpreted, and all accounting determinations hereunder will be made, in accordance with GAAP unless otherwise expressly specified. References from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively. All references to “days” shall be to calendar days unless otherwise indicated as a “Business Day.” Except as otherwise specifically indicated, for purposes of measuring the beginning and ending of time periods in this Agreement (including for purposes of “Business Day” and for hours in a day or Business Day), the time at which a thing, occurrence or event shall begin or end shall be deemed to occur in the Eastern time zone of the United States. The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement. The Parties agree that the Company Disclosure Letter or Parent Disclosure Letter shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in Section 3 or Section 5, respectively. The disclosures in any section or subsection of the Company Disclosure Letter or the Parent Disclosure Letter shall qualify other sections and subsections in Section 3 or Section 5, respectively, to the extent it is readily apparent from a reading of the disclosure that such disclosure is applicable to such other sections and subsections. The words “delivered” or “made available” mean, with respect to any documentation, that prior to 5:00 p.m. (New York City time) on the date that is the day prior to the date of this Agreement, a copy of such material has been (a) posted to and continuously made available by a Party to the other Party and its Representatives in the electronic data room maintained by such disclosing Party for the purposes of the Contemplated Transactions, (b) delivered by or on behalf of a Party or its Representatives to the other Party or its Representatives via electronic mail or in hard copy form prior to the execution of this Agreement, or (c) is publicly available through the SEC database.

Section 2. Description of Transaction.

2.1 Purchase and Sale. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Seller shall sell to Parent, and Parent shall purchase from the Seller, free and clear of any Encumbrances, the Purchased Shares.

2.2 Closing. The closing of the sale and purchase of the Purchased Shares (the “Closing”) shall take place remotely by exchange of documents and signatures (or their electronic counterparts) on the first Business Day following the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Section 8, Section 9 and Section 10, or such other time, date and place as Parent, the Company and the Seller may mutually agree in writing (the “Closing Date”). The Closing shall be deemed effective as of 12:01 am Eastern Time on the Closing Date (the “Effective Time”).

2.3 Payment of Purchase Price.

(a) In consideration for the purchase of the Purchased Shares from the Seller, Parent shall issue to Seller: (i) a number of Parent Ordinary Shares equal to the Ordinary Share Calculation (the “Consideration Shares”); (ii) a number of Transaction Warrants equal to the quotient obtained by dividing (x) the Company Net Cash as of the Determination Time (as finally determined pursuant to Section 2.5) by (y) the Exercise Price (as such term is defined in the Transaction Warrant); (iii) a number of Pre-Funded Warrants equal to the Pre-Funded Warrant Calculation (provided, that the number of Pre-Funded Warrants to be issued at the Closing shall be reduced by the number of Indemnity Holdback Warrants, which shall be released if, when and as provided for in Section 12); and (iv) the Revenue Sharing Payment described in Section 2.4 (collectively, the “Purchase Price”).

(b) The Consideration Shares issued shall not exceed 45.0% of the outstanding Parent Ordinary Shares as of immediately after the Effective Time, rounded down to the next whole Parent Ordinary Share (the “Parent Ordinary Share Consideration Cap”).

(c) If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Capital Stock or Parent Ordinary Shares shall have been changed into, or exchanged for, a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split (including the Split to the extent such split has not previously been taken into account in calculating the number of Consideration Shares and Parent Warrants), combination or exchange of shares or other like change, the number of Consideration Shares and Parent Warrants shall, to the extent necessary, be equitably adjusted to reflect such change so as to provide the Seller with the same economic effect as contemplated by this Agreement prior to such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or other like change; provided, however, that nothing herein will be construed to permit the Company or Parent to take any action with respect to Company Capital Stock or Parent Ordinary Shares, respectively, that is prohibited or not expressly permitted by the terms of this Agreement.

2.4 Revenue Sharing Payment.

(a)   Parent will pay and Seller will receive 4% of Net Revenue (as defined below) (the “Revenue Sharing Payment”) on a quarterly basis beginning on the Closing Date until the earliest to occur of (i) the date that is 10 years after the Closing Date, (ii) the date on which Seller has received an aggregate amount of Revenue Sharing Payments equal to the Maximum Amount or (iii) the first date on which Parent’s Market Capitalization equals or exceeds $200 million (the “Revenue Sharing Term”), as set forth in this Section 2.4. For the avoidance of doubt, (a) under no circumstances shall Seller be entitled to receive an aggregate amount of Revenue Sharing Payments in excess of the Maximum Amount and (b) Seller shall not be entitled to any further Revenue Sharing Payments following the expiration of the Revenue Sharing Term regardless of whether Seller has received an aggregate amount of Revenue Sharing Payments equal to the Maximum Amount.

(b) The Revenue Sharing Payment shall be paid (in USD) within 30 days following the end of each calendar quarter and Parent shall also deliver a written statement showing all Net Revenue during such period sufficient to provide the basis for, and computation of, the Revenue Sharing Payment for such period. All Revenue Sharing Payments will be made by wire transfer of immediately available funds to the account specified in writing and held by Seller, or otherwise as designated in writing by Seller.

(c) During the Revenue Sharing Term, Parent hereby covenants that it will not take any action for the express purpose of depriving Seller of any Revenue Sharing Payments to which Seller may be entitled pursuant this Section 2.4.

(d) During the Revenue Sharing Term, Parent and its Affiliates shall not transfer or consent to the transfer of any portion of its rights in such Product(s) or rights to revenues for such Product(s), without the transferee expressly agreeing in writing to continue payment of the Revenue Sharing Payment hereunder.

(e) Parent represents as of the Closing Date that no insolvency proceeding of any character, including, without limitation, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, has been commenced by or against Parent or any Affiliate, nor has any such proceeding been threatened in writing. Parent, as to itself and all Affiliates, does not contemplate and has not taken any action in contemplation of the institution of any such proceeding.

(f) The Revenue Sharing Payment obligations accruing before any termination or expiration shall survive termination or expiration of this Agreement and any related agreement(s). The termination or expiration of this Agreement or any related agreement(s), for any reason whatsoever, shall not terminate the obligation of Parent to pay any such vested Revenue Sharing Payment. For the avoidance of doubt, all vested Revenue Sharing Payment are fully earned compensation and irrevocable for any reason once vested, including any perceived or actual breach of this Agreement or related agreement(s).

(g) Seller will have the right to request an independent, public auditor to conduct an audit no more than once annually of Parent’s records related to the Revenue Sharing Payment due under this Agreement. Such auditor’s report will provide the basis for any discrepancy. Such audit will be at Seller’s sole expense, unless a discrepancy of more than 5% is uncovered by the audit, in which case Parent will bear the cost. In the event of an underpayment or overpayment of the Revenue Sharing Payment, Parent or the Company will promptly refund the underpaid or overpaid Revenue Sharing Payment amount as applicable within 30 days of completion of such audit, or in the Parent’s case may apply any overpayment against future Revenue Sharing Payment due by Parent in lieu of further payment until such overpayment is fully refunded. Under no other circumstances will any refund of any kind be due or paid by either Party.

2.5 Calculation of Company Net Cash.

(a) Not less than ten (10) Business Days prior to the anticipated date for Closing as mutually agreed in good faith by the Company and Parent (the “Anticipated Closing Date”), the Company will deliver to Parent a certificate signed by an officer of the Company in the form reasonably acceptable to Parent setting forth a schedule (the “Company Net Cash Schedule”, and the date of delivery of the Company Net Cash Schedule, the “Delivery Date”) setting forth, in reasonable detail, the Company’s good faith, estimated calculation of Company Net Cash (the “Company Net Cash Calculation”) as of the close of business on the Closing Date (the “Cash Determination Time”) prepared and certified by the Company’s chief financial officer (or if there is no chief financial officer at such time, the principal financial and accounting officer for the Company). The Company shall make available to Parent (electronically to the greatest extent possible), as reasonably requested by Parent, the work papers and back-up materials (including all relevant invoices and similar evidence of outstanding obligations) used or useful in preparing the Company Net Cash Schedule and, if reasonably requested by Parent, the Company’s internal finance personnel, accountants and counsel at reasonable times and upon reasonable notice.

(b) Within eight (8) Business Days after the Delivery Date (the last day of such period, the “Response Date”), Parent shall have the right to dispute any part of the Company Net Cash Calculation by delivering a written notice to that effect to the Company (a “Dispute Notice”). Any Dispute Notice shall identify in reasonable detail and, to the extent known, the nature and amounts of any proposed revisions to the Company Net Cash Calculation.

(c) If, on or prior to the Response Date, Parent notifies the Company in writing that it has no objections to the Company Net Cash Calculation or, if prior to 11:59 p.m. (Eastern time) on the Response Date, Parent fails to deliver a Dispute Notice as provided in Section 2.5(b), then the Company Net Cash Calculation as set forth in the Company Net Cash Schedule shall be deemed to have been finally determined for purposes of this Agreement and to represent the Company Net Cash at the Cash Determination Time (the “Final Company Net Cash”) for purposes of this Agreement.

(d) If Parent delivers a Dispute Notice on or prior to 11:59 p.m. (Eastern time) on the Response Date, then Representatives of the Company and Parent shall promptly, and in no event later than one (1) calendar day after the Response Date, communicate and attempt in good faith to resolve the disputed item(s) and negotiate an agreed-upon determination of Company Net Cash, which agreed upon Company Net Cash amount (if so resolved) shall be deemed to have been finally determined for purposes of this Agreement and to represent the Final Company Net Cash for purposes of this Agreement.

(e) If Representatives of the Company and Parent are unable to resolve the disputed items pursuant to Section 2.5(d) within three (3) calendar days after delivery of the Dispute Notice (or such other period as the Company and Parent may mutually agree upon), then any remaining disagreements as to the calculation of Company Net Cash shall be referred to an independent auditor of recognized national standing jointly selected by the Company and Parent (provided that if the parties are unable to select an independent auditor within five (5) days, then either the Company or Parent may thereafter request that the New York, NY office of the American Arbitration Association (“AAA”) make such selection (either the independent auditor jointly selected by both parties or such independent auditor selected by the AAA, the “Accounting Firm”)). The Company shall promptly deliver to the Accounting Firm all work papers and back-up materials used in preparing the Company Net Cash Schedule, and the Company and Parent shall use commercially reasonable efforts to cause the Accounting Firm to make its determination within five (5) calendar days of accepting its selection. The Company and Parent shall be afforded the opportunity to present to the Accounting Firm any material related to the unresolved disputes and to discuss the issues with the Accounting Firm; provided, however, that no such presentation or discussion shall occur without the presence of a Representative of each of the Company and Parent. The determination of the Accounting Firm shall be limited to the disagreements submitted to the Accounting Firm. The determination of the amount of Company Net Cash made by the Accounting Firm shall be made in writing delivered to each of the Company and Parent, shall be final and binding on the Company and Parent and shall (absent manifest error) be deemed to have been finally determined for purposes of this Agreement and to represent the Final Company Net Cash for purposes of this Agreement. The parties shall delay the Closing until the resolution of the matters described in this Section 2.5(e). The fees and expenses of the Accounting Firm shall be allocated between the Company and Parent in the same proportion that the disputed amount of the Company Net Cash that was unsuccessfully disputed amount by such party (as finally determined by the Accounting Firm) bears to the total disputed amount of the Company Net Cash amount and such portion of the costs and expenses of the Accounting Firm borne by Parent and any other fees, costs or expenses incurred by Parent following the Anticipated Closing Date in connection with the procedures set forth in this Section 2.5(e) shall be deducted from the final determination of the amount of Company Net Cash, to the extent of available amounts. If this Section 2.5(e) applies as to the determination of the Final Company Net Cash described in Section 2.5(a), upon resolution of the matter in accordance with this Section 2.5(e), the parties shall not be required to determine the Company Net Cash again even though the Closing Date may occur later than the Anticipated Meeting Date. Notwithstanding anything else in this Agreement, the Company shall redetermine the Final Company Net Cash if the Closing Date is more than ten (10) calendar days after the Anticipated Meeting Date.

Section 3. Representations and Warranties of the Company.

Except (i) as set forth in the written disclosure document delivered by Company to the Parent (the “Company Disclosure Letter”) concurrently with the execution of this Agreement or (ii) as disclosed in the Seller SEC Documents filed with the SEC prior to the date hereof and publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval system (but (A) without giving effect to any amendment thereof filed with, or furnished to the SEC on or after the date hereof and (B) excluding any disclosures contained under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature), it being understood that any matter disclosed in the Seller SEC Documents shall be deemed to be disclosed in a section of the Company Disclosure Letter the extent that is readily apparent from a reading of such Seller SEC Documents that is applicable to such section or subsection of the Company Disclosure Letter, the Seller and the Company jointly represent and warrant to Parent as follows:

3.1 Due Organization; Subsidiaries.

(a) The Company is a corporation or other legal entity duly incorporated or otherwise organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted, (ii) to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used and (iii) to perform its obligations under all Contracts by which it is bound.

(b) The Company is duly licensed and qualified to do business, and is in good standing (to the extent applicable in such jurisdiction), under the Laws of all jurisdictions where the nature of its business in the manner in which its business is currently being conducted requires such licensing or qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have a Company Material Adverse Effect.

(c) Except for as set forth in Section 3.1(c) of the Company Disclosure Letter, neither Seller nor any of its Affiliates (with respect to the Company Business) nor the Company is, and has never otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business entity. Neither Seller or any of its Affiliates (with respect to the Company Business) nor the Company has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. The Company has not, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

(d) The Company has no Subsidiaries. The Company does not own, and has never owned, beneficially or otherwise, any shares or other securities of, or any direct or indirect equity interest in, any Person. There is no obligation, contingent or otherwise, of the Company to provide funds to, or make any investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, any other Person.

3.2 Organizational Documents. The Company has delivered to Parent accurate and complete copies of the Organizational Documents of the Company. The Company has delivered or made available to Parent a true and correct copy of the Organizational Documents of each of the Company's Subsidiaries. The Organizational Documents are in full force and effect. Neither the Company nor any of its Subsidiaries is in breach or violation of its Organizational Documents in any material respect.

3.3 Authority; Binding Nature of Agreement. The Company has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the Contemplated Transactions. The Company Board has (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement and the Contemplated Transactions and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of the Company vote to adopt this Agreement and thereby approve the Contemplated Transactions. This Agreement has been duly executed and delivered by the Company and assuming the due authorization, execution and delivery by Parent constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

3.4 Non-Contravention; Consents.

(a) Neither (x) the execution, delivery or performance of this Agreement by Seller or the Company, nor (y) the consummation of the Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(i) contravene, conflict with or result in a violation of any of the provisions of Seller’s or the Company’s Organizational Documents or the Organizational Documents of any of its Subsidiaries;

(ii) contravene, conflict with or result in a material violation of, or give any Governmental Authority or other Person the right to challenge the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Law or any Order by which Seller or any of its Affiliates (with respect to the Company Business) or Seller or any of its Affiliates (with respect to the Company Business) or the Company, or any of the assets owned or used by Seller or any of its Affiliates (with respect to the Company Business) or the Company, is subject;

(iii) contravene, conflict with or result in a material violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Seller or any of its Affiliates (with respect to the Company Business) or the Company, or that otherwise relates to the Company Business, or any of the assets owned, leased or used by Seller or any of its Affiliates in respect of the Company Business;

(iv) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Material Contract or any other material Contract to which any of its Subsidiaries is a party or otherwise bound as of the date hereof, or give any Person the right to: (A) declare a default or exercise any remedy under any such Contract, (B) any material payment, rebate, chargeback, penalty or change in delivery schedule under any such Contract, (C) accelerate the maturity or performance of any such Contract or (D) cancel, terminate or modify any term of any such Contract, except in the case of any nonmaterial breach, default, penalty or modification; or

(v) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by Seller or any of its Affiliates (with respect to the Company Business) or the Company (except for Permitted Encumbrances).

(b) Except such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, the Company was not, is not, nor will it be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or (y) the consummation of the Contemplated Transactions.

3.5 Capitalization.

(a) The authorized capital stock of the Company consists of 1,000 shares of Company Common Stock, of which 1,000 shares have been issued and are outstanding as of the date hereof. The Company does not hold any shares of Company Capital Stock in its treasury. As of the date of this Agreement and as of the Closing Date, one hundred percent (100%) of the Company Capital Stock is held by Seller. There are no declared or accrued but unpaid dividends with respect to any shares of the Company Capital Stock and the Company has never declared or paid any dividend or other distribution.

(b) All of the outstanding Company Capital Stock as set out in Section 3.5(a) of the Company Disclosure Letter has been duly authorized and validly issued, and is fully paid and nonassessable and is free of any Encumbrances other than Encumbrances set forth in the Organizational Documents or under applicable securities Laws. None of the outstanding Company Capital Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right and none of the outstanding Company Capital Stock is subject to any right of first refusal in favor of the Company. Except as contemplated herein, there is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any Company Capital Stock. Except as set forth in Section 3.5(b) of the Company Disclosure Letter, the Company is not under any obligation, nor is it bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding Company Capital Stock or other securities. No bonds, debentures, notes or other Indebtedness of the Company having the right to vote on any matters on which stockholders may vote (or which is convertible into, or exchangeable for, securities having such right) are outstanding.

(c) The Company does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person.

(d) All outstanding Company Capital Stock and other securities of the Company have been issued and granted in compliance in all material respects with (i) all applicable securities laws and other applicable Law and (ii) all requirements set forth in applicable Contracts.

(e) The Company Capital Stock is uncertificated.

3.6 Financial Statements.

(a) Section 3.6(a) of the Company Disclosure Letter includes true and complete copies of (i) the Company’s unaudited balance sheet as of December 31, 2024 (the “Company Annual Balance Sheet”), together with related unaudited statements of operations, changes in stockholders’ equity and cash flows, and notes thereto, of the Company for the fiscal year then ended and (ii) the Company’s unaudited balance sheet as of September 30, 2025 (the “Most Recent Balance Sheet”), together with related unaudited statements of operations, changes in stockholders’ equity and cash flows, and notes thereto, of the Company for nine (9) month period then ended (clauses (i) and (ii), collectively, the “Company Financials”). The Company Financials (i) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except that the Company Financials may not have notes thereto and other presentation items that may be required by GAAP and are subject to normal and recurring year-end adjustments that are not reasonably expected to be material in amount) applied on a consistent basis unless otherwise noted therein throughout the periods indicated and (ii) fairly present, in all material respects, the financial position and operating results of the Company as of the dates and for the periods indicated therein.

(b) The Company maintains a system of internal accounting controls designed to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of the financial statements of the Company in conformity with GAAP and to maintain accountability of the Company’s assets, (iii) access to the assets of the Company Business is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for the assets of the Company Business is compared with the existing assets at regular intervals and appropriate action is taken with respect to any differences. The Company maintains internal controls consistent with the practices of similarly situated private companies over financial reporting that provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes.

(c) Section 3.6(c) of the Company Disclosure Letter lists, and the Company has delivered to Parent accurate and complete copies of the documentation creating or governing, all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(c) of Regulation S-K under the Exchange Act) effected by the Company or by Seller or any of its Affiliates with respect to the Company Business.

(d) There have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer or chief financial officer of Seller or any of its Affiliates (with respect to the Company Business) or by the Company, the Company Board or any committee thereof. Neither Seller nor any of its Affiliates (with respect to the Company Business) nor the Company nor any of their respective independent auditors have identified (i) any significant deficiency or material weakness in the design or operation of the system of internal accounting controls utilized by Seller or any of its Affiliates (with respect to the Company Business) or by the Company, (ii) any fraud, whether or not material, that involves the Company, the Company Business, any management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Seller and its Affiliates (with respect to the Company Business) or the Company or (iii) any claim or allegation regarding any of the foregoing.

(e) Neither Seller nor any of its Affiliates (with respect to the Company Business) nor the Company has received or otherwise obtained any written, oral, complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of Seller or its Affiliates (with respect to the Company Business) or the Company or its internal accounting controls, including any complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices. There has been no fraud, whether or not material, involving any member of the board of directors or any officer of Seller or any of its Affiliates (with respect to the Company Business) or the Company or any employee of the Company who has a significant role in the Company Business’s internal control over financial reporting.

3.7 Absence of Changes. Except as set forth on Section 3.7 of the Company Disclosure Letter, between December 31, 2024 and the date of this Agreement, the Company Business has been conducted only in the Ordinary Course of Business (except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto) and there has not been any (a) Company Material Adverse Effect or (b) action, event or occurrence that would have required consent of Parent pursuant to Section 6.2 of this Agreement had such action, event or occurrence taken place after the execution and delivery of this Agreement.

3.8 Absence of Undisclosed Liabilities. Since the date of incorporation, neither Seller nor any of its Affiliates (with respect to the Company Business) nor the Company nor any of its Subsidiaries has any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any kind, whether accrued, absolute, contingent, matured, unmatured or otherwise (each a “Liability”), except for: (a) Liabilities disclosed, reflected or reserved against in the Company Financials, (b) normal and recurring current Liabilities that have been incurred by the Company since the date of the Most Recent Balance Sheet in the Ordinary Course of Business (none of which relates to any breach of contract, breach of warranty, tort, infringement or violation of Law), (c) Liabilities for performance of obligations of the Company under Company Contracts, (d) Liabilities incurred in connection with the Contemplated Transactions and (e) Liabilities described in Section 3.8 of the Company Disclosure Letter.

3.9 Title to Assets. After giving effect to the transactions contemplated by the Contribution Agreement, the Company owns and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or tangible assets and equipment used or held for use in its business or operations or purported to be owned by it, including: (a) all tangible assets reflected on the Most Recent Balance Sheet and (b) all other tangible assets reflected in the books and records of the Company as being owned by the Company (collectively, the “Company Assets”). All of such assets are owned or, in the case of leased assets, leased by the Company free and clear of any Encumbrances, other than Permitted Encumbrances. Except as set forth Section 3.9 of the Company Disclosure Letter, and after giving effect to the transactions contemplated by the Contribution Agreement, the Company Assets constitute all of the properties, rights, and assets of Seller and its Affiliates that are used in, or necessary or useful for, the operation of the Company Business as conducted and as proposed to be conducted by Seller and its Affiliates (including the Company and its Subsidiaries).

3.10 Real Property; Leasehold. Neither Seller nor any of its Affiliates (with respect to the Company Business) nor the Company owns or has ever owned any real property, nor is the Seller or any of its Affiliates (with respect to the Company Business) or the Company party to any agreement to purchase or sell any real property. The Company has made available to Parent in Section 3.10 of the Company Disclosure Letter (a) an accurate and complete list of all real properties with respect to which Seller or any of its Affiliates (with respect to the Company Business) or the Company directly or indirectly holds a valid leasehold interest, concession or other rights as well as any other real estate that is in the possession of or leased by Seller or any of its Affiliates (with respect to the Company Business) or the Company and (b) copies of all leases or other Contracts under which any such real property, concession or rights therein is possessed (collectively, the “Company Real Estate Leases”), each of which is in full force and effect, with no existing material default thereunder by Seller or any of its Affiliates (with respect to the Company Business) or the Company or to the Company’s Knowledge, the other party thereto.

3.11 Intellectual Property.

(a) As of the date of this Agreement, neither Seller nor any of its Affiliates (including the Company) is a party to any Legal Proceeding (including, but not limited to, opposition, interference or other proceeding in any patent or other government office) contesting the validity, ownership or right to use, sell, offer for sale, license or dispose of any Company IP Rights. Neither Seller nor any of its Affiliates (including the Company) has received any written notice asserting that any Company Registered IP or the proposed use, sale, offer for sale, license or disposition of any products, methods or processes claimed or covered thereunder infringes or misappropriates or violates the rights of any other Person or that Seller or any of its Affiliates (including the Company) have otherwise infringed, misappropriated or otherwise violated any Intellectual Property of any Person. Further, neither the Seller nor any of its Affiliates (including the Company) has engaged in any acts that: (i) violate the rights of privacy or publicity of any Person; or (ii) constitute unfair competition or trade practices under applicable Law.

(b) To the Knowledge of the Company, no trademark (whether registered or unregistered) or trade name owned, used or applied for by the Company conflicts or interferes with any trademark (whether registered or unregistered) or trade name owned, used or applied for by Seller or any of its Affiliates (including the Company), except as would not have a Company Material Adverse Effect. To the Knowledge of Company, none of the goodwill associated with or inherent in any trademark (whether registered or unregistered) in which Seller or any of its Affiliates (including the Company) has or purports to have an ownership interest has been impaired as determined by the Seller in accordance with GAAP.

(c) Neither Seller nor any of its Affiliates (including the Company) is party to any Contract that, as a result of such execution, delivery and performance of this Agreement, will cause the grant of any license or other right to any Company IP Rights, result in material breach of, default under or termination of such Contract with respect to any Company IP Rights, or impair the right of Parent or the Company, sell or license or enforce any Company IP Rights or portion thereof, except for the occurrence of any such grant or impairment that would not individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

(d) As of the Closing Date and after giving effect to the transactions contemplated by the Contribution Agreement, the Company exclusively owns or validly license in or otherwise possesses valid rights to use, each item of Intellectual Property in the Company IP Rights including all Company Registered IP and any such rights used, or proposed to be used, in connection with the business or operations of the Company Business or that is reasonably necessary for operation of the business. After giving effect to the transactions contemplated by the Contribution Agreement, neither Seller nor any of its Affiliates (other than the Company) will have any ownership interest in the Company IP Rights.

(e) With respect to each item of Company IP Rights, after giving effect to the transactions contemplated by the Contribution Agreement: (i) the Company possesses sufficient rights, title and interest in and to the item, free and clear of any Encumbrance or other restriction; (ii) the item is in good standing and is not subject to any outstanding order, decree, judgment, stipulation, award, past due payment, decision, injunction or agreement in any restricting manner, including restricting the transfer, commercialization, enforcement or licensing thereof; (iii) to the Knowledge of Company, there is no reason that any item would be considered invalid or unenforceable; and (iv) each such item is presently pending or in force in accordance with its terms. No license, sublicense, covenant, or other agreement has been granted or entered into by Seller or any of its Affiliates (including the Company) regarding any item of Company IP Rights other than in the ordinary course of business.

(f) With respect to each item of Intellectual Property that any other Person owns that is used in the business or operations of the Company Business as conducted as of the Closing Date, and that is used by Seller or any of its Affiliates (including the Company) pursuant to license, sublicense, agreement, or permission (excluding commercially available “off the shelf” licenses), (i) to the Knowledge of Company, the rights covering the item are legal, valid, binding, enforceable and in full force and effect in all material respects; (ii) to the Knowledge of Company, no party thereto is in material breach or default and no event has occurred which with notice or lapse of time would constitute a material breach or default or permit termination, modification or acceleration thereunder; and (iii) neither the Seller nor any of its Affiliates (including the Company) has received written notice that any party to the license, sublicense, agreement or permission intends to cancel, not renew, or terminate the license, sublicense, agreement or permission or to exercise or not exercise an option thereunder.

(g) Seller and its Affiliates (including the Company) has taken all commercially reasonable actions to prosecute, maintain, protect, and enforce each applied for, issued, or registered item of Intellectual Property in the Company IP Rights, including (i) use of non-disclosure or other agreements to retain control over certain Intellectual Property; (ii) payment of all fees, annuities and all other payments that have heretofore become due to any Governmental Authority or licensor with respect to the Intellectual Property; and (iii) properly marking all commercial products with the necessary designations to ensure that no rights are impaired or diminished, including with respect to enforcing or collecting damages.

(h) Neither Seller nor any of its Affiliates (including the Company) has authorized any Person to use or otherwise exploit any Company IP Rights except pursuant to a binding, written license and except any implied licenses granted as the result of commercial sales of products or services incorporating such rights.

(i) Neither Seller nor any of its Affiliates (including the Company) has entered into any agreement to indemnify any other Person against any charge of infringement, misappropriation, ownership, or other violation of any Intellectual Property rights other than in the ordinary course of business.

(j) To the Knowledge of the Company, there has been, and presently is, no actual unauthorized use, interference, disclosure, infringement, misappropriation or violation by any Person of any of the Company IP Rights. Neither Seller nor any of its Affiliates (including the Company) has brought or considered bringing against any Person any legal proceeding for infringement, misappropriation, or violation of any Company IP Right or breach of any license or other agreement involving Intellectual Property owned or used by Seller or any of its Affiliates (including the Company).

(k) All current and former employees, independent contractors and consultants of the Seller and its Affiliates (including Company) have assigned, or are obligated to assign, to the Company all of their respective rights in any Company IP Rights developed on behalf of or in connection with their employment or affiliation with Seller and its Affiliates (including the Company), including all works of authorship, inventions and discoveries by the same for which an application for patent or other Intellectual Property protection has not yet been filed. No current or former employee, independent contractor or consultant of Seller or any of its Affiliates (including the Company) has any interest in any Intellectual Property used by the Seller or any of its Affiliates (including the Company) in connection with the Company Business. Seller or one of its Affiliates (including the Company) has paid to its respective employees, independent contractors and consultants any fees due pursuant to any individual agreements or applicable legal provisions related to the assignment of such Intellectual Property rights.

(l) The computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, network equipment, data, data communication lines and all other computerized or information technology equipment and associated documentation used by Seller and its Affiliates (including the Company) in its day-to-day operations (collectively, “Company IT Assets”) (i) operate and perform in all material respects in accordance with their documentation and functional specifications, and (ii) have not malfunctioned or failed in a manner materially disruptive to the business and operations of the Company Business within the past (3) years. To the Knowledge of the Company, no Person has gained unauthorized access to the IT Assets. Seller and its Affiliates (including the Company) have implemented reasonable backup, archive, security and disaster recovery technology and processes.

3.12 Agreements, Contracts and Commitments.

(a) Section 3.12(a) of the Company Disclosure Letter lists the following Company Contracts in effect as of the date of this Agreement or which will be assigned to the Company in connection with the transactions contemplated by the Contribution Agreement (each, a “Company Material Contract” and collectively, the “Company Material Contracts”):

(i) each Company Contract requiring payments by the Company after the Closing Date in excess of one hundred fifty thousand dollars ($150,000) pursuant to its express terms relating to the employment of, or the performance of employment-related services by, any Company Associate providing employment-related, consulting or independent contractor services, not terminable by Parent on thirty (30) calendar days’ or less notice without liability;

(ii) each Company Contract relating to any agreement or plan, including any option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased or the vesting of benefits of which will be accelerated, by the occurrence of any of the Contemplated Transactions (either alone or in conjunction with any other event, such as termination of employment), or the value of any of the benefits of which will be calculated on the basis of any of the Contemplated Transactions;

(iii) each Company Contract containing, with respect to the Company Business, (A) any covenant limiting the freedom of the Company to engage in any line of business or compete with any Person, or limiting the development, manufacture or distribution of the Company’s products or services (including the Company Product) (B) any most-favored pricing arrangement, (C) any exclusivity provision or (D) any non-solicitation provision;

(iv) each Company Contract relating to capital expenditures and requiring payments after the date of this Agreement in excess of one hundred and fifty thousand dollars ($150,000)  pursuant to its express terms and not cancelable without penalty;

(v) each Company Contract (A) relating to any partnership or joint venture or (B) relating to any disposition or acquisition of (x) material assets involving payments in excess of one hundred fifty thousand dollars ($150,000) after the date of this Agreement or with respect to which the Company has any material ongoing obligations or (y) any ownership interest in any Entity;

(vi) each Company Contract entered into in settlement of any Legal Proceeding or other dispute pursuant to which the Company or any of its Subsidiaries has outstanding obligations to pay consideration in excess of one hundred and fifty thousand dollars ($150,000);

(vii) each Company Contract relating to any mortgages, indentures, loans, notes, credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit in excess of one hundred and fifty thousand dollars ($150,000) or creating any material Encumbrances with respect to any assets of the Company or any loans or debt obligations with officers or directors of the Company;

(viii) each Company Contract requiring payment by or to the Company after the date of this Agreement in excess of two hundred and fifty thousand dollars ($250,000) pursuant to its express terms relating to: (A) any distribution agreement (identifying any that contain exclusivity provisions), (B) any agreement involving provision of services or products with respect to any pre-clinical or clinical development activities of the Company, (C) any dealer, distributor, joint marketing, alliance, joint venture, cooperation, development or other agreement currently in force under which the Company has continuing obligations to develop or market any product, technology or service, or any agreement pursuant to which the Company has continuing obligations to develop any Intellectual Property that will not be owned, in whole or in part, by the Company or (D) any Contract to license any Patent, Mark or copyright registration to or from any third party to manufacture or produce any product, service or technology of the Company or any Contract to sell, distribute or commercialize any products or service of the Company, in each case, except for Company Contracts entered into in the Ordinary Course of Business;

(ix) each Company Contract with any Person, including any financial advisor, broker, finder, investment banker or other Person, providing advisory services to the Company in connection with the Contemplated Transactions;

(x) each Company Contract to which the Company is a party or by which any of its assets and properties is currently bound, which involves annual obligations of payment by, or annual payments to, the Company in excess of one hundred and fifty thousand dollars ($150,000); and

(xi) any other Company Contract that is not terminable at will (with no penalty or payment) by the Company, and (A) which involves payment or receipt by the Company after the date of this Agreement under any such agreement, contract or commitment of more than one hundred and fifty thousand dollars ($150,000) in the aggregate, or obligations after the date of this Agreement in excess of one hundred and fifty thousand dollars ($150,000) in the aggregate or (B) that is material to the Company Business.

(b) The Company has delivered or made available to Parent accurate and complete copies of all Company Material Contracts, including all amendments thereto. There are no Company Material Contracts that are not in written form. Neither Seller nor any of its Affiliates (with respect to the Company Business) nor the Company has, nor to the Company’s Knowledge, as of the date of this Agreement has any other party to a Company Material Contract, breached, violated or defaulted under, or received notice that it breached, violated or defaulted under, any of the terms or conditions of any Company Material Contract in such a manner, and, if such Company Material Contract provides for a cure period, Seller or one of its Affiliates (including the Company) or such other party fails to have cured such breach, violation or default, so that any other party or the Company, as the case may be, is permitted to modify, cancel or terminate any such Company Material Contract, or would permit any other party to seek damages which would reasonably be expected to have a Company Material Adverse Effect. As to the Company, as of the date of this Agreement, each Company Material Contract is valid, binding, enforceable and in full force and effect, subject to the Enforceability Exceptions. No Person is renegotiating, or has a right pursuant to the terms of any Company Material Contract to change, any material amount paid or payable to the Company under any Company Material Contract or any other material term or provision of any Company Material Contract.

3.13 Compliance; Permits; Restrictions.

(a) Seller and its Affiliates (with respect to the Company Business) and the Company is and has been in material compliance with all applicable Laws. No investigation, claim, suit, proceeding, audit, Order or other Legal Proceeding or action by any Governmental Authority is pending or, to the Knowledge of the Company, threatened against Seller and its Affiliates (with respect to the Company Business) or the Company. There is no agreement or Order binding upon Seller and its Affiliates (with respect to the Company Business) or the Company which (i) has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Seller and its Affiliates (with respect to the Company Business) or the Company, any acquisition of material property by the Company or the conduct of the Company Business, (ii) is reasonably likely to have an adverse effect on Seller’s or any of its Affiliates’ or the Company’s ability to comply with or perform any covenant or obligation under this Agreement or (iii) is reasonably likely to have the effect of preventing, delaying, making illegal or otherwise interfering with the Contemplated Transactions.

(b) Seller and its Affiliates (with respect to the Company Business) or the Company hold all required Governmental Authorizations for the operation of their respective businesses as currently conducted (the “Company Permits”). Seller and its Affiliates (with respect to the Company Business) and the Company is in material compliance with the terms of the Company Permits. No Legal Proceeding is pending or, to the Knowledge of the Company, threatened, which seeks to revoke, substantially limit, suspend or materially modify any Company Permit. The rights and benefits of each Company Permit will be available to the Parent or its Subsidiaries, as applicable, immediately after the Effective Time on terms substantially identical to those enjoyed by Seller and its Affiliates (with respect to the Company Business) and the Company as of the date of this Agreement and immediately prior to the Effective Time.

(c) There are no Legal Proceedings pending or, to the Knowledge of the Company, threatened with respect to an alleged violation by Seller and its Affiliates (with respect to the Company Business) or the Company of the Federal Food, Drug, and Cosmetic Act (“FDCA”), the Public Health Service Act (“PHSA”), FDA regulations adopted thereunder, the Controlled Substances Act or any other similar Law promulgated by a Drug Regulatory Agency (collectively, “Drug Laws”).

(d) Seller and its Affiliates (with respect to the Company Business) and the Company holds all Governmental Authorizations required by any Drug Laws for the Development activities currently conducted by the Company Business (collectively, the “Company Regulatory Permits”) and no such Company Regulatory Permit has been (i) revoked, withdrawn, suspended, cancelled or terminated or (ii) modified in any adverse manner, other than immaterial adverse modifications. Section 3.13(d) of the Company Disclosure Letter identifies each Company Regulatory Permit. Seller and its Affiliates (with respect to the Company Business) and the Company has timely maintained and is in compliance in all material respects with the Company Regulatory Permits and has not received any written notice or correspondence or, to the Knowledge of the Company, other communication from any Drug Regulatory Agency regarding (A) any material violation of or failure to comply materially with any term or requirement of any Company Regulatory Permit or (B) any revocation, withdrawal, suspension, cancellation, termination or material adverse modification of any Company Regulatory Permit. The Company has made available to Parent all information requested by Parent in Seller’s or the Company’s possession or control relating to Company Product Candidate and Development, including but not limited to complete copies of the following (to the extent there are any): (x) adverse event reports; preclinical, clinical and other study reports and material study data; inspection reports, notices of adverse findings, untitled letters, warning letters, filings and letters and other material written correspondence to and from the FDA; and meeting minutes with the FDA; and (y) similar reports, material study data, notices, letters, filings, correspondence and meeting minutes with any other Drug Regulatory Agency. All such information is accurate and complete in all material respects.

(e) All clinical, preclinical and other studies and tests conducted by or on behalf of, or sponsored by, Seller and its Affiliates (with respect to the Company Business) or the Company, or in which Seller and its Affiliates (with respect to the Company Business) or the Company or the Company Product Candidate have participated in, in each case as relates to the Company Product Candidate were, and, if still pending, are being conducted in accordance in all material respects with applicable Drug Laws, including 21 C.F.R. Parts 11, 50, 54, 56, 58, and 312. Neither Seller nor any of its Affiliates (with respect to the Company Business) or the Company has received any written notices, correspondence or other communications from any Drug Regulatory Agency or other Governmental Authority, institutional review board, ethics committee or safety monitoring committee requiring, or to the Knowledge of the Company threatening to initiate, any action to place a clinical hold order on, or otherwise terminate, delay or suspend any clinical studies conducted by or on behalf of, or sponsored by, Seller or any of its Affiliates (with respect to the Company Business) or the Company or in which Seller and its Affiliates (with respect to the Company Business) or the Company or the Company Product Candidate, have participated. Further, no clinical investigator, researcher or clinical staff participating in any clinical study conducted by or, to the Knowledge of the Company, on behalf of Seller and its Affiliates (with respect to the Company Business) or the Company has been disqualified from participating in studies involving the Company Product Candidate, and to the Knowledge of the Company, no such administrative action to disqualify such clinical investigators, researchers or clinical staff has been threatened or is pending.

(f) Neither Seller nor any of its Affiliates (with respect to the Company Business) nor the Company is, and to the Knowledge of the Company, no contract manufacturer with respect to any Company Product Candidate, is the subject of any pending or, to the Knowledge of the Company, threatened investigation in respect of the Company Business or the Product Candidate, by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto or by any other Drug Regulatory Agency under a comparable policy. Neither Seller nor any of its Affiliates (with respect to the Company Business) nor the Company has, and to the Knowledge of the Company, no contract manufacturer, nor their respective officers, employees or agents, with respect to any Company Product Candidate has committed any acts, made any statement or failed to make any statement, in each case in respect of its business or products that would violate the FDA’s “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy, and any amendments thereto or a comparable policy of any other Drug Regulatory Agency. None of Seller or any of its Affiliates (with respect to the Company Business) nor the Company, and to the Knowledge of the Company, any contract manufacturer with respect to any Company Product Candidate, or any of their respective officers, employees or agents is currently or has been debarred, convicted of any crime or is engaging or has engaged in any conduct that could result in a debarment or exclusion under (i) 21 U.S.C. Section 335a or (ii) any similar applicable Law. To the Knowledge of the Company, no debarment or exclusionary claims, actions, proceedings or investigations in respect of their business or products are pending or threatened against Seller or any of its Affiliates (with respect to the Company Business) or the Company, and to the Knowledge of the Company, any contract manufacturer with respect to any Company Product Candidate, or any of their respective officers, employees or agents.

(g) All manufacturing operations conducted by, or to the Knowledge of the Company, for the benefit of Seller and its Affiliates (with respect to the Company Business) or the Company in connection with any Company Product Candidate have been and are being conducted in compliance in all material respects with applicable Drug Laws, including the FDA’s standards for current good manufacturing practices, including applicable requirements contained in 21 C.F.R. Parts 210, 211 and 600-610 and the respective counterparts thereof promulgated by other Drug Regulatory Agencies, if applicable.

(h) Neither Seller nor any of its Affiliates (with respect to the Company Business) nor the Company nor, to the Knowledge of the Company, any manufacturing site of a contract manufacturer or laboratory, with respect to any Company Product Candidate, (i) is subject to a Drug Regulatory Agency shutdown or import or export prohibition or (ii) has received any Form FDA 483, notice of violation, warning letter, untitled letter or similar correspondence or notice from the FDA or other Drug Regulatory Agency alleging or asserting noncompliance with any applicable Drug Law in relation to the Company Drug Candidate, in each case, that have not been complied with or closed to the satisfaction of the relevant Drug Regulatory Agency, and, to the Knowledge of the Company, neither the FDA nor any other Drug Regulatory Agency is considering such action.

(i) Each of Seller and its Affiliates (with respect to the Company Business) and the Company is in compliance in all material respects with (i) the Trading with the Enemy Act, as amended, and each of the economic sanctions regulations of the United States Treasury Department’s Office of Foreign Assets Control (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto and/or administered by OFAC, and (ii) the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act of 2001) and regulations promulgated thereunder, as applicable.

(j) The operations of the Company Business are and have been conducted by Seller and its Affiliates (with respect to the Company Business) and the Company at all times in compliance, in all material respects, with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, federal, state or foreign anti-money laundering statutes, the rules and regulations thereunder and any related or similar Applicable Laws, issued, administered or enforced by any Governmental Authority and no Proceeding by or before any Governmental Authority involving Seller and its Affiliates (with respect to the Company Business) or the Company with respect to such laws is pending or, to the Knowledge of the Company, threatened.

(k) The operations of the Company Business are and have been conducted by Seller and its Affiliates (with respect to the Company Business) and the Company at all times in compliance, in all material respects, with applicable financial laws and regulations, including without limitation the Fair Credit Reporting Act, Gramm-Leach-Bliley Act, Credit Repair Organizations Act, Dodd-Frank Wall Street Reform and Consumer Protection Act, Federal Trade Commission Act, Electronic Fund Transfer Act, Telemarketing Sales Rule, federal securities laws, analogous or related state financial services and financial privacy laws, state insurance laws, state credit services organization laws and state debt management services laws.

3.14 Legal Proceedings; Orders.

(a) There is no pending Legal Proceeding and, to the Knowledge of the Company, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves Seller and its Affiliates (with respect to the Company Business) or the Company or any Company Associate (in his or her capacity as such) or any of the material assets owned or used by the Company Business or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions.

(b) There is no Order to which Seller and its Affiliates (with respect to the Company Business) or the Company, or any of the material assets owned or used by Seller and its Affiliates (with respect to the Company Business) or the Company, is subject. To the Knowledge of the Company, no officer or Company Key Employee is subject to any Order that prohibits such officer or Company Key Employee from engaging in or continuing in any conduct, activity or practice relating to the Company or any of its Subsidiaries or any material assets owned or used by the Company Business.

3.15 Tax Matters.

(a) Except as set forth in Section 3.15(a) of the Company Disclosure Letter, the Company has timely filed (or caused to be timely filed) all income Tax Returns and all other material Tax Returns required to be filed by them under applicable Law (taking into account any applicable extensions). All such Tax Returns were true, correct and complete in all material respects. Subject to exceptions as would not be material, no claim has been made by a Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is subject to taxation by that jurisdiction.

(b) All material amounts of Taxes due and owing by the Company or any of its Subsidiaries (whether or not shown on any Tax Return) have been timely paid (taking into account any applicable extensions).

(c) The Company has withheld and paid to the appropriate Governmental Authority all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(d) There are no Encumbrances for a material amount of Taxes (other Encumbrances described in clause (a) of the definition of “Permitted Encumbrances”) upon any of the assets of the Company or any of its Subsidiaries.

(e) No deficiencies for a material amount of Taxes with respect to the Company or any of its Subsidiaries have been claimed, proposed or assessed by any Governmental Authority in writing that have not been timely paid in full. There are no pending (or, based on written notice, threatened) material audits, assessments, examinations or other actions for or relating to any liability in respect of Taxes of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has granted a waiver of any statute of limitations in respect of a material amount of Taxes or an extension of time with respect to a material Tax assessment or deficiency that, in each case, is currently in effect.

(f) Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code in the last five (5) years.

(g) Neither the Company nor any of its Subsidiaries is a party to any Tax allocation, Tax sharing or similar agreement (including indemnity arrangements), other than customary commercial Contracts entered into in the Ordinary Course of Business the primary purpose of which does not relate to Tax (an “Ordinary Course Agreement”).

(h) Neither the Company nor any of its Subsidiaries has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which is the Company). Neither the Company nor any of its Subsidiaries has Liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, or by Contract (other than an Ordinary Course Agreement).

(i) Neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code.

(j) Neither the Company nor any of its Subsidiaries has entered into any transaction identified as a “listed transaction” for purposes of Treasury Regulations Sections 1.6011-4(b)(2) or 301.6111-2(b)(2).

(k) No Tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has received from any Tax authority (including jurisdictions where the Company or any of its Subsidiaries has not filed Tax Returns) any (i) written notice indicating an intent to open an audit or other review, (ii) written request for information related to Tax matters, or (iii) written notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Tax authority against the Company or any of its Subsidiaries. The Company has delivered to Parent correct and complete copies of all U.S. federal and material state, local and non-U.S. income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by such Company in connection with any taxable periods since July 1, 2024.

(l) Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes nor agreed to, nor is subject to, any extension of time with respect to a Tax assessment or deficiency, in each case, that is currently in effect.

(m) The unpaid Taxes of the Company did not, as of the date of the Most Recent Balance Sheet, exceed the reserve for actual Taxes (as opposed to any reserve for deferred Taxes established to reflect timing differences between book and Tax income) as shown on the Most Recent Balance Sheet, and will not exceed such reserve as adjusted for the passage of time through the Closing Date in accordance with the reasonable past custom and practices of the Company or applicable Subsidiary in filing Tax Returns. Neither the Company nor any of its Subsidiaries will incur any Liability for Taxes from the date of the Most Recent Balance Sheet through the Closing Date, other than in the Ordinary Course of Business and consistent with reasonable past practices.

3.16 Employee and Labor Matters; Benefit Plans.

(a) Neither Seller nor any of its Affiliates (with respect to the Company Business) nor the Company is a party to, bound by the terms of, and does not have a duty to bargain under, any collective bargaining agreement or other Contract with a labor organization representing any of its employees, and there are no labor organizations representing or, to the Knowledge of the Company, purporting to represent or seeking to represent any employees of the Company Business.

(b) The Company has no Company Employee Plan.

(c) Since July 1, 2024, Seller and its Affiliates (with respect to the Company Business) and the Company has been and is in material compliance with all Employment-Related Laws and, with respect to the employees of the Company Business, is not liable for any material payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the Ordinary Course of Business). There are no material Legal Proceedings, claims, labor disputes or organizing activities, or grievances pending or, to the Knowledge of the Company, threatened against or involving Seller and its Affiliates (with respect to the Company Business) or the Company or any trustee of Seller and its Affiliates (with respect to the Company Business) the Company relating to any employee, contingent worker, director, employment agreement or Company Employee Plan (other than routine claims for benefits) or Employment-Related Laws.

(d) Neither Seller nor any of its Affiliates (with respect to the Company Business) nor the Company has any material liability with respect to any misclassification within the past three (3) years of: (i) any Person as an independent contractor rather than as an employee, (ii) any employee leased from another employer or (iii) any employee currently or formerly classified as exempt from overtime wages. Neither Seller nor any of its Affiliates (with respect to the Company Business) nor the Company has taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of the WARN Act, issued any notification of a plant closing or mass layoff required by the WARN Act (nor has Seller or any of its Affiliates (with respect to the Company Business) nor the Company been under any requirement or obligation to issue any such notification), or incurred any liability or obligation under the WARN Act that remains unsatisfied.

(e) Neither Seller nor any of its Affiliates (with respect to the Company Business) nor the Company is, nor has been, engaged in any material unfair labor practice within the meaning of the National Labor Relations Act. There is no material Legal Proceeding, claim, labor dispute or grievance pending or, to the Knowledge of the Company, threatened or reasonably anticipated relating to any employment contract, privacy right, labor dispute, wages and hours, leave of absence, plant closing notification, workers’ compensation policy, long-term disability policy, harassment, retaliation, immigration, employment statute or regulation, safety or discrimination matter involving any current or former employee of the Company Business, including charges of unfair labor practices or discrimination complaints.

(f) There is no contract, agreement, plan or arrangement to which Seller or any of its Affiliates (with respect to the Company Business) nor the Company is a party or by which it is bound to compensate any of its employees or other service providers for any income or excise taxes paid pursuant to the Code, including, but not limited to, Section 4999 or Section 409A of the Code.

(g) Neither Seller nor any of its Affiliates (with respect to the Company Business) nor the Company is a party to any Contract that as a result of the execution and delivery of this Agreement, the stockholder approval of this Agreement, nor the consummation of the transactions contemplated hereby, could (either alone or in conjunction with any other event) (i) result in the payment of any “parachute payment” within the meaning of Section 280G of the Code or (ii) result in, or cause, the accelerated vesting, payment, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director or other service provider of the Company Business.

3.17 Environmental Matters. Seller and its Affiliates (with respect to the Company Business) and the Company has complied with all applicable Environmental Laws, which compliance includes the possession by Seller and its Affiliates (with respect to the Company Business) or the Company of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof, except for any failure to be in compliance that, individually or in the aggregate, would not result in a Company Material Adverse Effect.

3.18 Grants and Subsidiaries. None of Seller and its Affiliates (with respect to the Company Business) nor the Company has any pending or outstanding grants from the State of Israel or any agency thereof, or from any other Governmental Body, to the Company and to any Company Subsidiary, including “Approved Enterprise,” “Benefitted Enterprise” or “Preferred Enterprise” status conferred by the Israeli Investment and Development Authority for Industry and Economy, formerly the “Investment Center” (the “Investment Authority”). No prior approval of the Investment Authority, or any other Governmental Body, is required in order to consummate the transactions contemplated under this Agreement or to preserve entitlement Seller and its Affiliates (with respect to the Company Business) or of the Company to any such incentive, subsidy, or benefit.

3.19 Insurance. Each of Seller’s and its Affiliates’ (with respect to the Company Business) and the Company’s insurance policies is in full force and effect and Seller and each of its Affiliates (with respect to the Company Business) and the Company is in compliance in all material respects with the terms thereof. Each of such insurance policies is in full force and effect and Seller and each of its Affiliates (with respect to the Company Business) and the Company is in compliance in all material respects with the terms thereof. Other than customary end of policy notifications from insurance carriers, since July 1, 2024, Seller and each of its Affiliates (with respect to the Company) and the Company has not received any notice or other communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy or (ii) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy. Seller and each of its Affiliates (with respect to the Company Business) and the Company has provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding pending against the Company for which Seller or any of its Affiliates (with respect to the Company Business) or the Company has insurance coverage, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed Seller or its Affiliate (with respect to the Company Business) or the Company of its intent to do so.

3.20 No Financial Advisors. No broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of the Company.

3.21 Transactions with Affiliates. Section 3.21 of the Company Disclosure Letter describes any material transactions or relationships between, on one hand, Seller or any of its Affiliates (with respect to the Company Business) or the Company and, on the other hand, any (a) executive officer or director of Seller or any its Affiliates (with respect to the Company Business) or the Company or any of such executive officer’s or director’s immediate family members, (b) owner of more than five percent (5%) of the voting power of the outstanding Company Capital Stock or (c) to the Knowledge of the Company, any “related person” (within the meaning of Item 404 of Regulation S-K under the Securities Act) of any such officer, director or owner (other than Seller or any of its Affiliates (including the Company) in the case of each of (a), (b) or (c) that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

3.22 Privacy and Data Security. Seller and each of its Affiliates (with respect to the Company Business) and the Company are and since July 1, 2024, have been in material compliance with all applicable Privacy Laws and the applicable terms of any Company Contracts governing privacy, data protection, data security, trans-border data flow, data loss, data theft, or breach notification, data localization, sending solicited or unsolicited electronic mail or text messages, cookies or other tracking technology, with respect to, or the collection, handling, use, maintenance, storage, disclosure, transfer, or other processing of, Personal Information. To the Knowledge of the Company, Seller and each of its Affiliates (with respect to the Company Business) and the Company (i) has implemented and maintains reasonable written policies and procedures that materially comply with applicable Privacy Laws and are designed to protect the privacy and security of Personal Information (the “Privacy Policies”) that materially comply with applicable Privacy Laws and are designed to protect the privacy and security of Personal Information and (ii) has complied with such Privacy Policies, except for such noncompliance as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, no Legal Proceeding has been asserted or threatened against Seller or any of its Affiliates (with respect to the Company Business) or the Company by any Person alleging a violation of Privacy Laws, Privacy Policies, or the applicable terms of any Company Contracts governing privacy, data protection, data security, trans-border data flow, data loss, data theft, or breach notification, data localization, sending solicited or unsolicited electronic mail or text messages, cookies or other tracking technology, with respect to, or the collection, handling, use, maintenance, storage, disclosure, transfer, or other processing of, Personal Information. To the Knowledge of the Company, there have been no data security incidents or data breaches, or other adverse events or incidents that have resulted in any unauthorized access to, or collection, use, disclosure, modification or destruction of, Personal Information or other data in the possession or control Seller or any of its Affiliates (with respect to the Company Business) or of the Company or any service provider acting on behalf of Seller or any of its Affiliates (with respect to the Company Business) or the Company, in each case, where such incident, breach, or event has resulted in a notification obligation to any Person under applicable Law or pursuant to the terms of any Company Contract.

3.23 Governmental Contracts. Neither Seller nor any of its Affiliates (with respect to the Company Business) nor the Company has not been suspended or debarred from bidding on contracts with any Governmental Authority, and to the Knowledge of the Company, no such suspension or debarment has been initiated or threatened. The consummation of this Agreement will not result in any such suspension or debarment Seller or any of its Affiliates (with respect to the Company Business) or of the Company (assuming that no such suspension or debarment will result solely from the identity of Parent).

3.24 No Other Representations or Warranties. Seller and the Company each hereby acknowledges and agrees that, except for the representations and warranties contained in this Agreement, neither Parent nor any other person on behalf of Parent makes any express or implied representation or warranty with respect to Parent or with respect to any other information provided Seller to the Company, any of its stockholders or any of their respective Affiliates in connection with the Contemplated Transactions, and (subject to the express representations and warranties of Parent set forth in Section 5 (in each case as qualified and limited by the Parent Disclosure Letter)) none of Seller, the Company, or any of their respective Representatives or stockholders, has relied on any such information (including the accuracy or completeness thereof).

Section 4. Representations and Warranties of Seller.

Except (i) as set forth in the written disclosure document delivered by Seller to the Parent (the “Seller Disclosure Letter”) concurrently with the execution of this Agreement or (ii) as disclosed in the Seller SEC Documents filed with the SEC prior to the date hereof and publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval system (but (A) without giving effect to any amendment thereof filed with, or furnished to the SEC on or after the date hereof and (B) excluding any disclosures contained under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature), it being understood that any matter disclosed in the Seller SEC Documents shall be deemed to be disclosed in a section of the Seller Disclosure Letter the extent that is readily apparent from a reading of such Seller SEC Documents that is applicable to such section or subsection of the Seller Disclosure Letter, Seller represents and warrants to the Parent as follows:

4.1 Organization; Authority.

(a) The undersigned Seller is a corporation, duly organized, validly existing and, in jurisdictions that recognize the concept, in good standing under the laws of the jurisdiction of its incorporation, formation or other establishment, as applicable, and has all necessary power and authority: (i) to own the Company Common Stock and (ii) to perform its obligations under this Agreement by which it will be bound upon the date hereof.

(b) The undersigned Seller has the requisite power and authority to enter into this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement to be executed by Seller in connection with the Contemplated Transactions (the “Seller Documents”) and to perform its obligations hereunder and to consummate the Contemplated Transactions. The execution and delivery of this Agreement by Seller and the Seller Documents, the performance by Seller of its obligations hereunder and the consummation by Seller of the Contemplated Transactions have been duly authorized by all necessary corporate action/approvals, as applicable, on the part of such Seller. This Agreement has been, and the Seller Documents will be at or prior to the Closing, duly executed and delivered by Seller and, assuming the due authorization, execution and delivery by Company, and Parent, this Agreement constitutes, and the Seller Documents when so executed and delivered will constitute, the valid and binding obligation of Seller, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity.

4.2 Title. The undersigned Seller has good, valid and marketable title to the Company Common Stock which is held free and clear of any Encumbrances, except for Permitted Liens.

Section 5. Representations and Warranties of Parent.

Except (i) as set forth in the written disclosure document delivered by Parent to the Company (the “Parent Disclosure Letter”) concurrently with the execution of this Agreement or (ii) as disclosed in the Parent SEC Documents filed with the SEC prior to the date hereof and publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval system (but (A) without giving effect to any amendment thereof filed with, or furnished to the SEC on or after the date hereof and (B) excluding any disclosures contained under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature), it being understood that any matter disclosed in the Parent SEC Documents shall be deemed to be disclosed in a section of the Parent Disclosure Letter only to the extent that is readily apparent from a reading of such Parent SEC Documents that is applicable to such section or subsection of the Parent Disclosure Letter, Parent represents and warrants to the Company as follows:

5.1 Due Organization; Subsidiaries. Except as set forth in Section 5.1 of the Parent Disclosure Letter:

(a) Parent is a corporation duly incorporated and validly existing under the Laws of the jurisdiction of its incorporation, and has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted, (ii) to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used and (iii) to perform its obligations under all Contracts by which it is bound.

(b) Each of Parent and its Subsidiaries is licensed and qualified to do business, and is in good standing (to the extent applicable in such jurisdiction), under the Laws of all jurisdictions where the nature of its business in the manner in which its business is currently being conducted requires such licensing or qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have a Parent Material Adverse Effect.

(c) Parent has no Subsidiaries and except as set forth on Section 5.1(c) of the Parent Disclosure Letter, Parent does not own any capital stock of, or any equity ownership or profit sharing interest of any nature in, or control directly or indirectly, any other Entity. Except as set forth on Section 5.1(c) of the Parent Disclosure Letter, Parent is not and has not otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business entity. Parent has not agreed and is not obligated to make, nor is Parent bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. Parent has not, at any time, been a general partner of, and has not otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

5.2 Organizational Documents. Parent has made available to the Company accurate and complete copies of Parent’s Organizational Documents. Parent is not in breach or violation of its Organizational Documents in any material respect.

5.3 Authority; Binding Nature of Agreement. Parent has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the Contemplated Transactions. The Parent Board has: (a) determined that the Contemplated Transactions are fair to, advisable and in the best interests of Parent and its stockholders, (b) approved and declared advisable this Agreement and the Contemplated Transactions, including the issuance of Parent Ordinary Shares to the stockholders of the Company pursuant to the terms of this Agreement and (c) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the shareholders of Parent vote to approve the Contemplated Transactions, and, if deemed necessary by Parent and the Company, the Parent Charter Amendment. This Agreement has been duly executed and delivered by Parent and constitutes the legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, subject to the Enforceability Exceptions.

5.4 Vote Required. The affirmative vote of a majority of the Parent Ordinary Shares properly cast at the Parent Shareholder Meeting is the only vote of the holders of any class or series of Parent’s share capital necessary to approve this Agreement and thereby approve the issuance of the Consideration Shares and the Parent Warrants contemplated hereby (collectively, the “Required Parent Shareholder Vote”).

5.5 Non-Contravention; Consents.

(a) Subject to obtaining the Required Parent Shareholder Vote and any Nasdaq approvals contemplated under this Agreement, neither (x) the execution, delivery or performance of this Agreement by Parent, nor (y) the consummation of the Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(i) contravene, conflict with or result in a violation of any of the provisions of the Organizational Documents of Parent or its Subsidiaries;

(ii) contravene, conflict with or result in a material violation of, or give any Governmental Authority or other Person the right to challenge the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Law or any Order to which Parent or its Subsidiaries or any of the assets owned or used by Parent or its Subsidiaries, is subject;

(iii) contravene, conflict with or result in a material violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Parent or its Subsidiaries or that otherwise relates to the business of Parent, or any of the assets owned, leased or used by Parent;

(iv) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Parent Material Contract, or give any Person the right to: (A) declare a default or exercise any remedy under any Parent Material Contract, any material payment, rebate, chargeback, penalty or change in delivery schedule under any such Parent Material Contract, (B) accelerate the maturity or performance of any Parent Material Contract or (C) cancel, terminate or modify any term of any Parent Material Contract, except in the case of any nonmaterial breach, default, penalty or modification; or

(v) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by Parent or its Subsidiaries (except for Permitted Encumbrances).

(b) Except for (i) any Consent, notice or filing set forth on Section 5.5(b) of the Parent Disclosure Letter under any Parent Contract or applicable Law, (ii) the Required Parent Shareholder Vote, (iii) any Nasdaq approvals contemplated under this Agreement and (iv) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, neither Parent nor any of its Subsidiaries was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or (y) the consummation of the Contemplated Transactions.

(c) The Parent Board has taken all actions so that no state takeover statute or similar Law applies or purports to apply to the execution, delivery or performance of this Agreement or to the consummation of Contemplated Transactions. The Parent Board has taken all actions reasonably necessary to render inapplicable to this Agreement and the Contemplated Transactions any restrictions on business combinations under Israeli Law.

5.6 Capitalization.

(a) The authorized share capital of Parent consists of NIS 131,250,000 divided into 75,000,000 Parent Ordinary Shares of which 18,293,776 shares have been issued and are outstanding as of December 26, 2025 (the “Capitalization Date”). Parent does not hold any shares of its share capital in its treasury.

(b) All of the outstanding Parent Ordinary Shares have been duly authorized and validly issued, and are fully paid and nonassessable and are free of any Encumbrances other than Encumbrances set forth in the Organizational Documents or under applicable securities Laws. None of the outstanding Parent Ordinary Shares is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right and none of the outstanding Parent Ordinary Shares is subject to any right of first refusal in favor of Parent. Except as contemplated herein or in the Parent SEC Documents, there is no Parent Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any Parent Ordinary Shares. Parent is not under any obligation, nor is Parent bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding Parent Ordinary Shares or other securities. Section 5.6(b) of the Parent Disclosure Letter accurately and completely describes all repurchase rights held by Parent with respect to Parent Ordinary Shares (including shares issued pursuant to the exercise of stock options) and specifies which of those repurchase rights are currently exercisable.

(c) Except for the 2014 Equity Compensation Plan and the 2025 Incentive Compensation Plan (together, as they may be amended from time to time, the “Parent Equity Plans”) and except as set forth on Section 5.6(c) of the Parent Disclosure Letter, Parent does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person. Parent does not have any employee stock purchase plan or similar program.

(d) Except for the outstanding Parent Options or as set forth on Section 5.6(d) of the Parent Disclosure Letter, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the share capital or other securities of Parent, (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the share capital or other securities of Parent, (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which Parent is or may become obligated to sell or otherwise issue any shares of its share capital or any other securities or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of the share capital or other securities of Parent. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to Parent.

(e) All outstanding Parent Ordinary Shares and Parent Options, and other securities of Parent have been issued and granted in compliance in all material respects with (i) all applicable securities laws and other applicable Law and (ii) all requirements set forth in applicable Contracts.

(f) With respect to Parent Options granted pursuant to the Parent Equity Plans, (i) each grant of a Parent Option or Parent Restricted Share Unit was duly authorized no later than the date on which the grant of such Parent Option was by its terms to be effective (the “Parent Grant Date”) by all necessary corporate action, including, as applicable, approval by the Parent Board (or a duly constituted and authorized committee thereof) or duly authorized officer and any required shareholder approval by the necessary number of votes, (ii) each Parent Option grant was made in accordance with the terms of the Parent Equity Plans pursuant to which it was granted and all other applicable Law and regulatory rules or requirements, and (iii) the per share exercise price of each Parent Option was not less than the fair market value of a Parent Ordinary Share on the applicable Parent Grant Date.

5.7 SEC Filings; Financial Statements.

(a) Parent has filed or furnished, as applicable, on a timely basis all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC under the Exchange Act or the Securities Act (the “Parent SEC Documents”) since January 1, 2023. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), each of the Parent SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) and as of the time they were filed, none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The certifications and statements required by (i) Rule 13a-14 under the Exchange Act and (ii) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the Parent SEC Documents (collectively, the “Certifications”) are accurate and complete and comply as to form and content with all applicable Laws. As used in this Section 5.7, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b) The financial statements (including any related notes) contained or incorporated by reference in the Parent SEC Documents: (i) complied as to form in all material respects with the Securities Act and the Exchange Act, as applicable, and the published rules and regulations of the SEC applicable thereto, (ii) were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that are not reasonably expected to be material in amount) applied on a consistent basis unless otherwise noted therein throughout the periods indicated and (iii) fairly present, in all material respects, the financial position of Parent as of the respective dates thereof and the results of operations and cash flows of Parent for the periods covered thereby. Other than as expressly disclosed in the Parent SEC Documents filed prior to the date hereof, there has been no material change in Parent’s accounting methods or principles that would be required to be disclosed in Parent’s financial statements in accordance with GAAP. The books of account and other financial records of Parent and each of its Subsidiaries are true and complete in all material respects.

(c) Parent’s auditor is: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act), (ii) to the Knowledge of Parent, “independent” with respect to Parent within the meaning of Regulation S-X under the Exchange Act and (iii) to the Knowledge of Parent, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder.

(d) Except as set forth on Section 5.7(d) of the Parent Disclosure Letter or disclosed in Parent SEC Documents, Parent has not received any comment letter from the SEC or the staff thereof or any correspondence from Nasdaq or the staff thereof relating to the delisting or maintenance of listing of the Parent Ordinary Shares on Nasdaq.

(e) There have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer or general counsel of Parent, the Parent Board or any committee thereof, other than ordinary course audits or reviews of accounting policies and practices or internal controls required by the Sarbanes-Oxley Act.

(f) Except as set forth on Section 5.7(f) of the Parent Disclosure Letter or disclosed in Parent SEC Documents, Parent is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act, the Exchange Act and the applicable listing and governance rules and regulations of Nasdaq.

(g) Parent maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance (i) that Parent maintains records that in reasonable detail accurately and fairly reflect Parent’s transactions and dispositions of assets, (ii) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (iii) that receipts and expenditures are made only in accordance with the authorization policy and (iv) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Parent’s assets that could have a material effect on Parent’s financial statements. Parent has evaluated the effectiveness of Parent’s internal control over financial reporting and, to the extent required by applicable Law, presented in any applicable Parent SEC Document that is a report on Form 10-K or Form 10-Q (or any amendment thereto) its conclusions about the effectiveness of the internal control over financial reporting as of the end of the period covered by such report or amendment based on such evaluation. Parent has disclosed to Parent’s auditors and the Audit Committee of the Parent Board (and made available to the Company a summary of the significant aspects of such disclosure) (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s or its Subsidiaries’ internal control over financial reporting. Except as disclosed in the Parent SEC Documents filed prior to the date hereof, Parent’s internal control over financial reporting is effective at the reasonable assurance level and Parent has not identified any material weaknesses in the design or operation of Parent’s internal control over financial reporting.

(h) Parent’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are designed to ensure that all information (both financial and nonfinancial) required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Parent’s principal executive officer and principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the Certifications and such disclosure controls and procedures are effective. Parent has carried out evaluation of the effectiveness of its disclosure controls and procedures as required by Rule 13a-15 of the Exchange Act.

5.8 Absence of Changes. Except as set forth on Section 5.8 of the Parent Disclosure Letter or disclosed in Parent SEC Documents, between December 31, 2024 and the date of this Agreement, Parent has conducted its business only in the Ordinary Course of Business (except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto) and there has not been any (a) Parent Material Adverse Effect or (b) action, event or occurrence that would have required consent of the Company pursuant to Section 6.1(b) of this Agreement had such action, event or occurrence taken place after the execution and delivery of this Agreement.

5.9 Absence of Undisclosed Liabilities. Since December 31, 2024, neither Parent nor any of its Subsidiaries has any Liability of a type required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP except for: (a) Liabilities disclosed, reflected or reserved against in the Parent Balance Sheet, (b) normal and recurring current Liabilities that have been incurred by Parent or its Subsidiaries since the date of the Parent Balance Sheet in the Ordinary Course of Business (none of which relates to any breach of contract, breach of warranty, tort, infringement or violation of Law), (c) Liabilities for performance of obligations of Parent or any of its Subsidiaries under Parent Contracts, (d) Liabilities incurred in connection with the Contemplated Transactions, (e) Liabilities described in Section 5.9 of the Parent Disclosure Letter and (f) Liabilities disclosed in Parent SEC Documents.

5.10 Title to Assets. Each of Parent and its Subsidiaries owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or tangible assets and equipment used or held for use in its business or operations or purported to be owned by it, including: (a) all tangible assets reflected on the Parent Balance Sheet and (b) all other tangible assets reflected in the books and records of Parent as being owned by Parent. All of such assets are owned or, in the case of leased assets, leased by Parent or any of its Subsidiaries free and clear of any Encumbrances, other than Permitted Encumbrances.

5.11 Real Property; Leasehold. Neither Parent nor any of its Subsidiaries owns or has ever owned any real property, nor is Parent party to any agreement to purchase or sell any real property. Parent has made available to the Company (a) an accurate and complete list of all real properties with respect to which Parent directly or indirectly holds a valid leasehold interest as well as any other real estate that is in the possession of or leased by Parent or any of its Subsidiaries and (b) copies of all leases under which any such real property is possessed (the “Parent Real Estate Leases”), each of which is in full force and effect, with no existing material default thereunder by Parent or its Subsidiaries or, to Parent’s Knowledge, the other party thereto.

5.12 Intellectual Property.

(a) As of the date of this Agreement, Parent is not a party to any Legal Proceeding (including, but not limited to, opposition, interference or other proceeding in any patent or other government office) contesting the validity, ownership or right to use, sell, offer for sale, license or dispose of any Parent IP Rights. Parent and its Subsidiaries have not received any written notice asserting that any Parent Registered IP or the proposed use, sale, offer for sale, license or disposition of any products, methods or processes claimed or covered thereunder infringes or misappropriates or violates the rights of any other Person, or that Parent or any of its Subsidiaries have otherwise infringed, misappropriated or otherwise violated any Intellectual Property of any Person under Israeli Privacy Laws, applicable state privacy laws in the United States, the European Union’s GDPR or other applicable Law. Further, Parent has not engaged in any acts that: (i) violate the rights of privacy or publicity of any Person; or (ii) constitute unfair competition or trade practices under applicable Law.

(b) To the Knowledge of Parent, no Mark that is owned, used or applied for by Parent conflicts or interferes with any Mark owned, used or applied for by any other Person except as would not have a Parent Material Adverse Effect. To the Knowledge of Parent, none of the goodwill associated with or inherent in any Mark in which Parent has or purports to have an ownership interest has been impaired as determined by Parent in accordance with GAAP.

(c) Neither Parent nor any of its Subsidiaries is party to any Contract that, as a result of such execution, delivery and performance of this Agreement, will cause the grant of any license or other right to any Parent IP Rights, result in material breach of, default under or termination for material breach of such Contract with respect to any Parent IP Rights, or impair the right of Parent or the Company and its Subsidiaries to use, sell or license or enforce any Parent IP Rights or portion thereof, except for the occurrence of any such grant or impairment that would not individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect.

(d) As of the Closing Date, Parent owns or validly license in or otherwise possesses valid rights to use, each item of Intellectual Property in the Parent IP Rights including any such rights used, or proposed to be used, in connection with the business or operations of the Parent or that is reasonably necessary for operation of the business or operations of the Parent.

(e) With respect to each item of Parent IP Rights: (i) Parent possesses sufficient rights, title and interest in and to the item free and clear of any Encumbrance or other restriction; (ii) the item is in good standing and is not subject to any outstanding order, decree, judgment, stipulation, award, past due payment, decision, injunction or agreement in any restricting manner, including restricting the transfer, commercialization, enforcement or licensing thereof; (iii) to the Knowledge of Parent, there is no reason that any item would be considered invalid or unenforceable; and (iv) each such item is presently pending or in force in accordance with its terms. No license, sublicense, covenant, or other agreement has been granted or entered into by Parent or any Subsidiary regarding any item of Parent IP Rights other than in the ordinary course of business.

(f) With respect to each item of Intellectual Property that any other Person owns that is used in the business or operations of the Parent as conducted as of the Closing Date, and that is used by Parent pursuant to license, sublicense, agreement, or permission (excluding commercially available “off the shelf” licenses), (i) to the Knowledge of Parent, the rights covering the item are legal, valid, binding, enforceable and in full force and effect in all material respects; (ii) to the Knowledge of Parent, no party thereto is in material breach or default and no event has occurred which with notice or lapse of time would constitute a material breach or default or permit termination, modification or acceleration thereunder; and (iii) Parent has not received written notice that any party to the license, sublicense, agreement or permission intends to cancel, not renew, or terminate the license, sublicense, agreement or permission or to exercise or not exercise an option thereunder.

(g) Parent has taken all commercially reasonable actions to prosecute, maintain, protect, and enforce each applied for, issued, or registered item of Intellectual Property in the Parent IP Rights, including (i) use of non-disclosure or other agreements to retain control over certain Intellectual Property; (ii) payment of all fees, annuities and all other payments that have heretofore become due to any Governmental Authority or licensor with respect to the Intellectual Property; and (iii) properly marking all commercial products with the necessary designations to ensure that no rights are impaired or diminished, including with respect to enforcing or collecting damages.

(h) Parent has not authorized any Person to use or otherwise exploit any Parent IP Rights except pursuant to a binding, written license and except any implied licenses granted as the result of commercial sales of products or services incorporating such rights.

(i) Parent has not entered into any agreement to indemnify any other Person against any charge of infringement, misappropriation, ownership, or other violation of any Intellectual Property rights other than in the ordinary course of business.

(j) To the Knowledge of Parent, there has been, and presently is, no actual unauthorized use, interference, disclosure, infringement, misappropriation or violation by any Person of any of the Parent IP Rights. Parent has not brought or considered bringing against any Person any legal proceeding for infringement, misappropriation, or violation of any Parent IP Right or breach of any license or other agreement involving Intellectual Property owned or used by Parent or any Subsidiary.

(k) All current and former employees, independent contractors and consultants of Parent have assigned, or are obligated to assign, to Parent all of their respective rights in any Parent IP Rights developed on behalf of or in connection with their employment or affiliation with Parent and any Subsidiary, including all works of authorship, inventions and discoveries by the same for which an application for patent or other Intellectual Property protection has not yet been filed. No current or former employee, independent contractor or consultant of Parent or any Subsidiary has any interest in any Intellectual Property used by Parent or any Subsidiary in connection with the business. Parent has paid to its respective employees, independent contractors and consultants any fees due pursuant to any individual agreements or applicable legal provisions related to the assignment of such Intellectual Property rights.

(l) The computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, network equipment, data, data communication lines and all other computerized or information technology equipment and associated documentation used by the Parent and any of its Subsidiaries in its day-to-day operations (collectively, “Parent IT Assets”) (i) operate and perform in all material respects in accordance with their documentation and functional specifications, and (ii) have not malfunctioned or failed in a manner materially disruptive to the business of the Parent or any of its Subsidiaries within the past (3) years. To the Knowledge of Parent, no Person has gained unauthorized access to the IT Assets. Parent and its subsidiaries have implemented reasonable backup, archive, security and disaster recovery technology and processes.

5.13 Agreements, Contracts and Commitments.

(a) Section 5.13 of the Parent Disclosure Letter identifies each Parent Contract that is in effect as of the date of this Agreement (each, a “Parent Material Contract” and collectively, the “Parent Material Contracts”):

(i) each Contract requiring payments by Parent after the date of this Agreement in excess of two hundred and fifty thousand dollars ($250,000) pursuant to its express terms relating to the employment of, or the performance of employment-related services by, any Parent Associate providing employment-related, consulting or independent contractor services, not terminable by Parent on thirty (30) calendar days’ or less notice without liability;

(ii) each Parent Contract relating to any agreement or plan, including any option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased or the vesting of benefits of which will be accelerated, by the occurrence of any of the Contemplated Transactions (either alone or in conjunction with any other event, such as termination of employment), or the value of any of the benefits of which will be calculated on the basis of any of the Contemplated Transactions;

(iii) each Parent Contract containing (A) any covenant limiting the freedom of Parent to engage in any line of business or compete with any Person, or limiting the development, manufacture or distribution of the Parent’s products or services (B) any most-favored pricing arrangement, (C) any exclusivity provision or (D) any non-solicitation provision;

(iv) each Parent Contract relating to capital expenditures and requiring payments after the date of this Agreement in excess of two hundred thousand dollars ($200,000) pursuant to its express terms and not cancelable without penalty;

(v) each Parent Contract (A) relating to any partnership or joint venture or (B) relating to the disposition or acquisition of (x) material assets involving payments in excess of two hundred thousand dollars ($200,000) after the date of this Agreement or with respect to which the Company has any material ongoing obligations or (y) or any ownership interest in any Entity;

(vi) each Parent Contract entered into in settlement of any Legal Proceeding or other dispute pursuant to which Parent or any of its Subsidiaries has outstanding obligations to pay consideration in excess of two hundred thousand dollars ($200,000);

(vii) each Parent Contract relating to any mortgages, indentures, loans, notes, credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit in excess of one hundred fifty thousand dollars ($150,000) or creating any material Encumbrances with respect to any assets of Parent or any loans or debt obligations with officers or directors of Parent;

(viii) each Parent Contract requiring payment by or to Parent after the date of this Agreement in excess of two hundred thousand dollars ($200,000) pursuant to its express terms;

(ix) each Parent Contract with any Person, including any financial advisor, broker, finder, investment banker or other Person, providing advisory services to Parent in connection with the Contemplated Transactions and requiring payments by Parent after the date in this Agreement in excess of two hundred thousand dollars ($200,000) pursuant to its express terms;

(x) each Parent Contract to which Parent is a party or by which any of their assets and properties is currently bound (other than Parent Real Estate Leases), which involves annual obligations of payment by, or annual payments to, Parent in excess of two hundred thousand dollars ($200,000); or

(xi) any other Parent Contract that is not terminable at will (with no penalty or payment) by Parent, and (A) which involves payment or receipt by Parent after the date of this Agreement under any such agreement, contract or commitment of more than two hundred thousand dollars ($200,000) in the aggregate, or obligations after the date of this Agreement in excess of two hundred thousand dollars ($200,000) in the aggregate, excluding any such Parent Contract related to inventory or raw materials purchased by the Parent or (B) that is material to the business or operations of Parent taken as a whole.

(b) Parent has delivered or made available to the Company accurate and complete copies of all Parent Material Contracts, including all amendments thereto. There are no Parent Material Contracts that are not in written form. Parent has not nor, to Parent’s Knowledge as of the date of this Agreement, has any other party to a Parent Material Contract, breached, violated or defaulted under, or received notice that it breached, violated or defaulted under, any of the terms or conditions of any Parent Material Contract in such a manner, and, if such Parent Material Contract provides for a cure period, Parent or such other party fails to have cured such breach, violation or default, so that any other party or Parent, as the case may be, is permitted to modify, cancel or terminate any such Parent Material Contract, or would permit any other party to seek damages which would reasonably be expected to have a Parent Material Adverse Effect. As to Parent and its Subsidiaries, as of the date of this Agreement, each Parent Material Contract is valid, binding, enforceable and in full force and effect, subject to the Enforceability Exceptions. No Person is renegotiating, or has a right pursuant to the terms of any Parent Material Contract to change, any material amount paid or payable to Parent under any Parent Material Contract or any other material term or provision of any Parent Material Contract.

5.14 Compliance; Permits; Restrictions.

(a) Parent and each of its Subsidiaries is, and since January 1, 2023, has been in compliance with all applicable Laws, except for such non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. No investigation, claim, suit, proceeding, audit, Order or other action by any Governmental Authority is pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries. There is no agreement or Order binding upon Parent or any of its Subsidiaries which (i) has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Parent or any of its Subsidiaries, any acquisition of material property by Parent or any of its Subsidiaries or the conduct of business by Parent or any of its Subsidiaries as currently conducted, (ii) is reasonably likely to have an adverse effect on Parent’s ability to comply with or perform any covenant or obligation under this Agreement or (iii) is reasonably likely to have the effect of preventing, delaying, making illegal or otherwise interfering with the Contemplated Transactions.

(b) Each of Parent and its Subsidiaries holds all required Governmental Authorizations related to the operation of the business of Parent as currently conducted (collectively, the “Parent Permits”), except for any Parent Permits for which the failure to obtain or hold would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Section 5.14(b) of the Parent Disclosure Letter identifies each Parent Permit. Each of Parent and its Subsidiaries is in material compliance with the terms of the Parent Permits. No Legal Proceeding is pending or, to the Knowledge of Parent, threatened, which seeks to revoke, substantially limit, suspend or modify any Parent Permit, except for any such limitation, suspension or modification which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. The rights and benefits of each Parent Permit, if any, will be available to Parent and Company immediately after the Effective Time on terms substantially identical to those enjoyed by Parent and its Subsidiaries as of the date of this Agreement and immediately prior to the Effective Time.

(c) The Parent is in compliance in all material respects with (i) the Trading with the Enemy Act, as amended, and each of the economic sanctions regulations of the United States Treasury Department’s Office of Foreign Assets Control (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto and/or administered by OFAC, and (ii) the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act of 2001) and regulations promulgated thereunder, as applicable.

(d) The operations of the Parent are and have been conducted at all times in compliance, in all material respects, with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, federal, state or foreign anti-money laundering statutes, the rules and regulations thereunder and any related or similar Applicable Laws, issued, administered or enforced by any Governmental Authority and no Proceeding by or before any Governmental Authority involving the Parent with respect to such laws is pending or, to the knowledge of the Parent, threatened.

(e) The operations of the Parent are and have been conducted at all times in compliance, in all material respects, with applicable financial laws and regulations, including without limitation the Fair Credit Reporting Act, Gramm-Leach-Bliley Act, Credit Repair Organizations Act, Dodd-Frank Wall Street Reform and Consumer Protection Act, Federal Trade Commission Act, Electronic Fund Transfer Act, Telemarketing Sales Rule, federal securities laws, analogous or related state financial services and financial privacy laws, state insurance laws, state credit services organization laws and state debt management services laws.

5.15 Legal Proceedings; Orders.

(a) Except as set forth on Section 5.15(a) of the Parent Disclosure Letter or disclosed in Parent SEC Documents, there is no material pending Legal Proceeding and, to the Knowledge of Parent, no Person has threatened in writing to commence any material Legal Proceeding: (i) that involves Parent or any of its Subsidiaries or any Parent Associate (in his or her capacity as such) or any of the material assets owned or used by Parent or any of its Subsidiaries or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions.

(b) There is no Order to which Parent or any of its Subsidiaries, or any of the assets owned or used by Parent or any of its Subsidiaries is subject, which would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. To the Knowledge of Parent, no officer or other Parent Key Employee or any of its Subsidiaries is subject to any Order that prohibits such officer or employee from engaging in or continuing in any conduct, activity or practice relating to the business of Parent or any of its Subsidiaries or any material assets owned or used by Parent or any of its Subsidiaries.

5.16 Tax Matters. Except as set forth in Section 5.16 of the Parent Disclosure Letter:

(a) Each of Parent and each of its Subsidiaries has timely filed (or caused to be timely filed) all income Tax Returns and all other material Tax Returns required to be filed by it under applicable Law (taking into account any applicable extensions). All such Tax Returns were true, correct and complete in all material respects. Subject to exceptions as would not be material, no claim has been made by a Governmental Authority in a jurisdiction where Parent or any of its Subsidiaries does not file Tax Returns that Parent or any of its Subsidiaries is subject to taxation by that jurisdiction.

(b) All material amounts of Taxes due and owing by Parent or any of its Subsidiaries (whether or not shown on any Tax Return) have been timely paid (taking into account any applicable extensions).

(c) Each of Parent and each of its Subsidiaries has withheld and paid to the appropriate Governmental Authority all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

(d) There are no Encumbrances for a material amount of Taxes (other Encumbrances described in clause (a) of the definition of “Permitted Encumbrances”) upon any of the assets of Parent or any of its Subsidiaries.

(e) No deficiencies for a material amount of Taxes with respect to Parent or any of its Subsidiaries have been claimed, proposed or assessed by any Governmental Authority in writing that have not been timely paid in full. There are no pending (or, based on written notice, threatened) material audits, assessments, examinations or other actions for or relating to any liability in respect of Taxes of Parent or any of its Subsidiaries. Neither Parent nor any of its Subsidiaries has granted a waiver of any statute of limitations in respect of a material amount of Taxes or an extension of time with respect to a material Tax assessment or deficiency that, in each case, is currently in effect.

(f) Neither Parent nor any of its Subsidiaries is a party to any Tax allocation, Tax sharing or similar agreement (including indemnity arrangements), other than Ordinary Course Agreements.

(g) Neither Parent nor any of its Subsidiaries has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which is Parent). Neither Parent nor any of its Subsidiaries has any material Liability for the Taxes of any Person (other than Parent or its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, or by Contract (other than an Ordinary Course Agreement).

(h) Neither Parent nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code.

(i) Neither Parent nor any of its Subsidiaries has entered into any transaction identified as a “listed transaction” for purposes of Treasury Regulations Sections 1.6011-4(b)(2) or 301.6111-2(b)(2).

5.17 Employee and Labor Matters; Benefit Plans.

(a) Parent is not a party to, bound by the terms of, and does not have a duty to bargain under, any collective bargaining agreement or other Contract with a labor organization representing any of its employees, and there are no labor organizations representing or, to the Knowledge of Parent, purporting to represent or seeking to represent any employees of Parent.

(b) Each Parent Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter with respect to such qualified status from the IRS. To the Knowledge of Parent, nothing has occurred that would reasonably be expected to adversely affect the qualified status of any such Parent Employee Plan or the exempt status of any related trust.

(c) Each Parent Employee Plan has been established, maintained and operated in compliance, in all material respects, with its terms all applicable Law, including, without limitation, the Code, ERISA and the Affordable Care Act. No Legal Proceeding (other than those relating to routine claims for benefits) is pending or, to the Knowledge of Parent, threatened in writing with respect to any Parent Employee Plan. All payments and/or contributions required to have been made with respect to all Parent Employee Plans, other than routine payments, deductions or withholdings to be timely made in the normal course of business and consistent with past practice, either have been made or have been accrued in accordance with the terms of the applicable Parent Employee Plan and applicable Law.

(d) Neither Parent nor any of its ERISA Affiliates maintains, contributes to or is required to contribute to, or has, in the past six (6) years, maintained, contributed to or been required to contribute to (i) any “employee benefit plan” that is or was subject to Title IV or Section 302 of ERISA or Section 412 of the Code, (ii) a Multiemployer Plan, (iii) any funded welfare benefit plan within the meaning of Section 419 of the Code, (iv) any Multiple Employer Plan, or (v) any Multiple Employer Welfare Arrangement. Neither Parent nor any of its ERISA Affiliates has ever incurred any liability under Title IV of ERISA.

(e) No Parent Employee Plan provides for medical or other welfare benefits to any service provider beyond termination of service or retirement, other than (1) pursuant to COBRA or an analogous state law requirement or (2) continuation coverage through the end of the month in which such termination or retirement occurs. Parent does not sponsor or maintain any self-funded medical or long-term disability benefit plan (other than as required by applicable Law).

(f) No Parent Employee Plan is subject to any law of a foreign jurisdiction outside of the United States or Israel.

(g) Each Parent Employee Plan that constitutes in any part a “nonqualified deferred compensation plan” (as such term is defined under Section 409A(d)(1) of the Code and the guidance thereunder) (each, a “Parent 409A Plan”) has been operated and maintained in all material respects in operational and documentary compliance with the requirements of Section 409A of the Code and the applicable guidance thereunder. No payment to be made under any Parent 409A Plan is or, when made in accordance with the terms of the Parent 409A Plan, will be subject to the penalties of Section 409A(a)(1) of the Code.

(h) Parent is in material compliance with all Employment-Related Laws and in each case, with respect to the employees of Parent: (i) has withheld and reported all material amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees, (ii) is not liable for any material amounts of arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing and (iii) is not liable for any material payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the Ordinary Course of Business). There are no material Legal Proceedings, claims, labor disputes or organizing activities, or grievances pending or, to the Knowledge of Parent, threatened or reasonably anticipated against or involving Parent or any trustee of Parent relating to any employee, contingent worker, director, employment agreement or Parent Employee Plan (other than routine claims for benefits) or Employment-Related Laws. To the Knowledge of Parent, there are no material pending or threatened or reasonably anticipated claims or actions against Parent, any Parent trustee or any trustee of any Subsidiary of Parent under any workers’ compensation policy or long-term disability policy. Parent is not a party to a conciliation agreement, consent decree or other agreement or Order with any federal, state or local agency or Governmental Authority with respect to employment practices.

(i) Parent has no material liability with respect to any misclassification within the past three (3) years of: (i) any Person as an independent contractor rather than as an employee, (ii) any employee leased from another employer or (iii) any employee currently or formerly classified as exempt from overtime wages. Parent has not taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of the WARN Act, issued any notification of a plant closing or mass layoff required by the WARN Act (nor has Parent been under any requirement or obligation to issue any such notification), or incurred any liability or obligation under the WARN Act that remains unsatisfied.

(j) Parent is not, nor has Parent been, engaged in any material unfair labor practice within the meaning of the National Labor Relations Act. There is no material Legal Proceeding, claim, labor dispute or grievance pending or, to the Knowledge of Parent, threatened or reasonably anticipated relating to any employment contract, privacy right, labor dispute, wages and hours, leave of absence, plant closing notification, workers’ compensation policy, long-term disability policy, harassment, retaliation, immigration, employment statute or regulation, safety or discrimination matter involving any current or former employee of Parent, including charges of unfair labor practices or discrimination complaints.

(k) There is no contract, agreement, plan or arrangement to which Parent or any of its Subsidiaries is a party or by which it is bound to compensate any of its employees or other service providers for any income or excise taxes paid pursuant to the Code, including, but not limited to, Section 4999 or Section 409A of the Code.

(l) Neither Parent nor any of its Subsidiaries is a party to any Contract that as a result of the execution and delivery of this Agreement, the stockholder approval of this Agreement, nor the consummation of the transactions contemplated hereby, could (either alone or in conjunction with any other event) (i) result in the payment of any “parachute payment” within the meaning of Section 280G of the Code or (ii) result in, or cause, the accelerated vesting, payment, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director or other service provider of Parent or any of its Subsidiaries.

(m) Solely with respect to employees who reside or work in Israel or to whom Israeli law applies (the “Israeli Employees”): (i) neither Parent nor any of the Subsidiaries have or are subject to, and no Israeli Employee of the any Subsidiary benefits from, any extension order (tzavei harchava) (other than extension orders applicable to all employees in Israel or in the sector in which the Subsidiaries operate); (ii) any applicable obligations to provide statutory severance pay to their Israeli Employees pursuant to the Severance Pay Law, 5723-1963 (including Section 14 Arrangements), vacation pursuant to the Israeli Annual Leave Law, 5711-1951, and contributions to any funds, including all pension arrangements and any personal employment agreement or any other binding source, have been satisfied in all material respects or have been fully funded by contributions to appropriate funds (other than routine payments, deductions or withholdings to be timely made in the normal course of business and consistent with past practice) or, if not required to be fully funded under any source, are fully accrued in the Parent’s consolidated financial statements to the extent required by GAAP; and (iii) the Parent and the Subsidiaries are in compliance in all material respects with all applicable Laws, regulations, permits and contracts relating to employment, wages and other compensation matters and terms and conditions of employment related to their Israeli Employees, including the Advance Notice of Discharge and Resignation Law, 5761-2001, the Notice to Employee (Terms of Employment) Law, 5762-2002, the Prevention of Sexual Harassment Law, 5758-1998, the Hours of Work and Rest Law, 5711-1951, the Annual Leave Law, 5711-1951, the Salary Protection Law, 5718-1958, the Law for Increased Enforcement of Labor Laws, 5771-2011, the Foreign Employees Law, 5751-1991, the Employment of Employee by Manpower Contractors Law, 5756-1996, the Equal Rights for Persons with Disabilities Law, 5748-1988, the Employment (Equal Opportunities) Law, 5748-1988, the Women’s Equal Rights Law, 5711-1951, the Protection of Employees (Exposure of Offences of Unethical Conduct and Improper Administration) Law, 5757-1997, and the Sick Pay Law, 5736-1976. Except as would not reasonably be expected to be material to Parent or any of its Subsidiaries, the neither the Parent nor any of the Subsidiaries have engaged any Israeli Employees whose employment would require special licenses, permits or approvals from any Governmental Body. “Israeli Employee” shall not include any consultants, sales agents or other independent contractors. Except as would not be reasonably expected to be material to Parent or any of its Subsidiaries, (A) all amounts that the Parent and the Subsidiaries are legally or contractually required either (x) to deduct from their Israeli Employees’ salaries or to transfer to such Israeli Employees’ pension or provident, life insurance, incapacity insurance, continuing education fund, managers’ insurance, severance fund or other similar funds or (y) to withhold from their Israeli Employees’ salaries and benefits and to pay to any Governmental Body as required by the Ordinance and Israeli National Insurance Law, 5713-1953, or otherwise have, in each case, been duly deducted, transferred, withheld and paid (other than routine payments, deductions or withholdings to be timely made in the normal course of business and consistent with past practice), and (B) neither the Parent nor the Subsidiaries have any outstanding obligations to make any such deduction, transfer, withholding or payment (other than such that has not yet become due), and (C) neither the Parent nor the Subsidiaries engage any consultants, sub-contractors, independent contractors, sales agents or freelancers who, according to Israeli Law, would be entitled to the rights of an employee vis-à-vis the Parent or the Subsidiaries, including rights to severance pay, vacation, recuperation pay (dmei havraa) and other employee-related statutory benefits.

5.18 Environmental Matters. Parent and each of its Subsidiaries has complied with all applicable Environmental Laws, which compliance includes the possession by Parent of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof, except for any failure to be in compliance that, individually or in the aggregate, would not result in a Parent Material Adverse Effect.

5.19 Grants and Subsidiaries.

(a) Section 5.19(a) of the Parent Disclosure Letter sets forth a complete and correct list of all pending and outstanding grants from the State of Israel or any agency thereof, or from any other Governmental Body, to Parent and to any Parent Subsidiary, including “Approved Enterprise,” “Benefitted Enterprise” or “Preferred Enterprise” status conferred by the Israeli Investment and Development Authority for Industry and Economy, formerly the “Investment Center” (the “Investment Authority”). No prior approval of the Investment Authority, or any other Governmental Body, is required in order to consummate the transactions contemplated under this Agreement or to preserve entitlement of Parent or any Parent Subsidiary to any such incentive, subsidy, or benefit.

(b) Section 5.19(b) of the Parent Disclosure Letter sets forth a complete and correct list of all pending and outstanding grants received by Parent or any Parent Subsidiary from the Israel Innovation Authority (formerly known as the OCS) (the “IIA”). Parent has made available to the Company complete and correct copies of all letters of approval granted to Parent or to any Parent Subsidiary. Without limiting the generality of the foregoing, with respect to grants from the IIA, Section 5.19(b) of the Parent Disclosure Letter includes the aggregate amounts of each grant, the aggregate outstanding obligations of Parent and of the Parent Subsidiaries thereunder, including royalty payments, and a description setting out the product, technology or know-how developed with each grant. Each of Parent and of the Parent Subsidiaries is in compliance with all terms, conditions and requirements of its grants and has duly fulfilled in all respects all the undertakings relating thereto. Subject to the execution by the Seller of the standard form of Undertaking to the IIA regarding compliance with the restrictions on the transfer of IIA-funded know-how, the consummation of the Contemplated Transactions will not give rise to any obligation of Parent to make any payments to the IIA.

5.20 Insurance. Each of Parent’s and its Subsidiaries’ insurance policies is in full force and effect and Parent and its Subsidiaries are in compliance in all material respects with the terms thereof. Each of such insurance policies is in full force and effect and Parent and its Subsidiaries are in compliance in all material respects with the terms thereof. Other than customary end of policy notifications from insurance carriers, since January 1, 2023, neither Parent nor any of its Subsidiaries has received any notice or other communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy or (ii) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy. Each of Parent and its Subsidiaries has provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding pending against Parent or such Subsidiary for which Parent or such Subsidiary has insurance coverage, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed Parent or any of its Subsidiaries of its intent to do so.

5.21 Transactions with Affiliates. Except as set forth in the Parent SEC Documents filed prior to the date of this Agreement, since the date of Parent’s last proxy statement filed with the SEC, no event has occurred that would be required to be reported by Parent pursuant to Item 404 of Regulation S-K promulgated by the SEC.

5.22 No Financial Advisors. Except as set forth on Section 5.22 of the Parent Disclosure Letter, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Parent.

5.23 Valid Issuance. The Parent Ordinary Shares to be issued pursuant to, and in accordance with the provisions of this Agreement, will be validly issued, fully paid and nonassessable.

5.24 Privacy and Data Security. Parent and its Subsidiaries are and since January 1, 2023, have been in material compliance with all applicable Privacy Laws and the applicable terms of any Parent Contracts governing privacy, data protection, data security, trans-border data flow, data loss, data theft, or breach notification, data localization, sending solicited or unsolicited electronic mail or text messages, cookies or other tracking technology, with respect to, or the collection, handling, use, maintenance, storage, disclosure, transfer, or other processing of, Personal Information. To the Knowledge of Parent, Parent (i) has implemented and maintains reasonable written policies and procedures that materially comply with applicable Privacy Laws and are designed to protect the privacy and security of Personal Information (the “Privacy Policies”) that materially comply with applicable Privacy Laws and are designed to protect the privacy and security of Personal Information and (ii) has complied with such Privacy Policies, except for such noncompliance as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. To the Knowledge of Parent, no Legal Proceeding has been asserted or threatened against Parent by any Person alleging a violation of Privacy Laws, Privacy Policies, or the applicable terms of any Parent Contracts governing privacy, data protection, data security, trans-border data flow, data loss, data theft, or breach notification, data localization, sending solicited or unsolicited electronic mail or text messages, cookies or other tracking technology, with respect to, or the collection, handling, use, maintenance, storage, disclosure, transfer, or other processing of, Personal Information. To the Knowledge of Parent, there have been no data security incidents or data breaches, or other adverse events or incidents that have resulted in any unauthorized access to, or collection, use, disclosure, modification or destruction of, Personal Information or other data in the possession or control of Parent or any service provider acting on behalf of Parent, in each case, where such incident, breach, or event has resulted in a notification obligation to any Person under applicable Law or pursuant to the terms of any Parent Contract.

5.25 Absence of Liabilities. There will be no material debts, liabilities or obligations of any nature, whether accrued, absolute, contingent, or otherwise, on the Parent and all material debts, liabilities or obligations of any nature, whether accrued, absolute, contingent, or otherwise, except for the obligations related to this Agreement, and the Parent’s corporate affairs arising after the Closing as specifically set forth in Section 5.25 of the Parent Disclosure Letter.

5.26 Code of Ethics. Parent has adopted a code of ethics, as defined by Item 406(b) of Regulation S-K of the SEC, for senior financial officers, applicable to its principal executive officer, principal financial officer, controller or principal accounting officer, or persons performing similar functions. Parent has promptly disclosed any change in or waiver of Parent’s code of ethics with respect to any such persons, as required by Section 406(b) of the Sarbanes-Oxley Act. To the knowledge of Parent, there have been no violations of provisions of Parent’s code of ethics by any such persons.

5.27 Governmental Contracts. Parent has not been suspended or debarred from bidding on contracts with any Governmental Authority, and to the knowledge of the Parent, no such suspension or debarment has been initiated or threatened. The consummation of this Agreement will not result in any such suspension or debarment of Parent (assuming that no such suspension or debarment will result solely from the identity of Company).

5.28 No Other Representations or Warranties. Parent hereby acknowledges and agrees that, except for the representations and warranties contained in this Agreement, neither the Company nor any of its Subsidiaries nor any other person on behalf of the Company or its Subsidiaries makes any express or implied representation or warranty with respect to the Company or its Subsidiaries or with respect to any other information provided to Parent or its shareholders or any of its respective Affiliates in connection with the Contemplated Transactions, and (subject to the express representations and warranties of the Company set forth in Section 3 (in each case as qualified and limited by the Company Disclosure Letter) none of Parent, nor any of its Representatives or shareholders, has relied on any such information (including the accuracy or completeness thereof).

Section 6.Certain Covenants of the Parties.

6.1 Operation of Parent’s Business.

(a) Except (i) as expressly contemplated or permitted by this Agreement, including the Split, (ii) as set forth in Section 6.1(a) of the Parent Disclosure Letter, (iii) as required by applicable Law, or (iv) unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), during the period commencing on the date of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Section 11 and the Effective Time (the “Pre-Closing Period”), Parent shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to (x) conduct its business and operations in the Ordinary Course of Business and in material compliance with all applicable Law and the requirements of all Contracts that constitute Parent Material Contracts and (y) continue to pay material outstanding accounts payable and other material current Liabilities (including payroll) when due and payable.

(b) Except (i) as expressly contemplated or permitted by this Agreement, (ii) as set forth in Section 6.1(b) of the Parent Disclosure Letter, (iii) as required by applicable Law, or (iv) with the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned), at all times during the Pre-Closing Period, Parent shall not, nor shall it cause or permit any of its Subsidiaries to, do any of the following:

(i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its share capital or repurchase, redeem or otherwise reacquire any shares of its share capital or other securities (except for Parent Ordinary Shares from terminated employees, directors or consultants of Parent);

(ii) except as required to give effect to anything in contemplation of the Closing, amend any of its Organizational Documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except, for the avoidance of doubt, the Contemplated Transactions;

(iii) sell, issue, grant, pledge or otherwise dispose of or encumber or authorize the issuance of: (A) any shares or other security (except for Parent Ordinary Shares issued upon the valid exercise or settlement of outstanding Parent Options or Parent Restricted Share Units, as applicable), (B) any option, warrant or right to acquire any share capital or any other security or (C) any instrument convertible into or exchangeable for any share capital or other security;

(iv) form any Subsidiary or acquire any equity interest or other interest in any other Entity or enter into a joint venture with any other Entity;

(v) (A) lend money to any Person, (B) incur or guarantee any indebtedness for borrowed money, (C) guarantee any debt securities of others or (D) make any capital expenditure or commitment in excess of two hundred fifty thousand dollars ($250,000);

(vi) (A) adopt, establish or enter into any Parent Employee Plan, including, for the avoidance of doubt, any equity awards plans, (B) cause or permit any Parent Employee Plan to be amended other than as required by law or in order to make amendments for the purposes of compliance with Section 409A of the Code, (C) pay any bonus or make any profit-sharing or similar payment to (except with respect to obligations in place on the date of this Agreement pursuant to any Parent Employee Plan disclosed to the Company) for any employees of the Parent, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of Parent’s directors, officers, employees or consultants or (D) increase the severance or change of control benefits offered to any current or new employees, directors or consultants of Parent or (E) hire any officer, employee or consultant of Parent, and in each case none of the items in (A)-(E) shall create any obligations of Parent that shall survive after the Closing Date;

(vii) acquire any material asset or sell, lease, license or otherwise irrevocably dispose of any of its assets or properties, or grant any Encumbrance with respect to such assets or properties;

(viii) sell, assign, transfer, license, sublicense or otherwise dispose of any material Parent IP Rights (other than pursuant to non-exclusive licenses in the Ordinary Course of Business);

(ix) other than in the Ordinary Course of Business: (A) make, change or revoke any material Tax election; (B) file any amended income or other material Tax Return; (C) adopt or change any material accounting method in respect of Taxes; (D) enter into any material Tax closing agreement, settle any material Tax claim or assessment; (E) consent to any extension or waiver of the limitation period applicable to or relating to any material Tax claim or assessment; or (F) surrender any material claim for refund;

(x) waive, settle or compromise any pending or threatened Legal Proceeding against Parent or any of its Subsidiaries, other than waivers, settlements or agreements (A) for an amount not in excess of fifty thousand dollars ($50,000) in the aggregate (excluding amounts to be paid under existing insurance policies or renewals thereof) and (B) that do not impose any material restrictions on the operations or businesses of Parent or its Subsidiaries, taken as a whole, or any equitable relief on, or the admission of wrongdoing by Parent or any of its Subsidiaries;

(xi) delay or fail to repay when due any material obligation, including accounts payable and accrued expenses;

(xii) forgive any loans to any Person, including its employees, officers, directors or Affiliates;

(xiii) terminate or modify in any material respect, or fail to exercise renewal rights with respect to, any material insurance policy;

(xiv) (A) materially change pricing or royalties or other payments set or charged by Parent or any of Subsidiaries to its customers or licensees or (B) agree to materially change pricing or royalties or other payments set or charged by Persons who have licensed Intellectual Property to Parent or any of Subsidiaries;

(xv) enter into, amend in a manner adverse to Parent or terminate any Parent Material Contract outside of the Ordinary Course of Business; or

(xvi) agree, resolve or commit to do any of the foregoing.

Nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct the operations of Parent prior to the Effective Time. Prior to the Effective Time, Parent shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.

6.2 Operation of the Company Business.

(a) Except (i) as expressly contemplated or permitted by this Agreement, (ii) as set forth in Section 6.2 of the Company Disclosure Letter, (iii) as required by applicable Law, or (iv) unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), during the Pre-Closing Period, Seller and each of its Affiliates (including the Company shall), and shall cause its Subsidiaries to, use commercially reasonable efforts to (x) conduct the Company Business in the Ordinary Course of Business and in material compliance with all applicable Law and the requirements of all Contracts that constitute Company Material Contracts and (y) continue to pay material outstanding accounts payable and other material current Liabilities (including payroll) when due and payable.

(b) Except (i) as expressly contemplated or permitted by this Agreement, (ii) as set forth in Section 6.1(b) of the Company Disclosure Letter, (iii) as required by applicable Law, or (iv) with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), at all times during the Pre-Closing Period, neither Seller nor any of its Affiliates (with respect to the Company) nor the Company shall not, nor shall it cause or permit any of its Subsidiaries to, do any of the following:

(i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its share capital or repurchase, redeem or otherwise reacquire any shares of its share capital or other securities;

(ii) except as required to give effect to anything in contemplation of the Closing, amend any of its Organizational Documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except, for the avoidance of doubt, the Contemplated Transactions;

(iii) sell, issue, grant, pledge or otherwise dispose of or encumber or authorize the issuance of: (A) any shares or other security, (B) any option, warrant or right to acquire any share capital or any other security or (C) any instrument convertible into or exchangeable for any share capital or other security;

(iv) form any Subsidiary or acquire any equity interest or other interest in any other Entity or enter into a joint venture with any other Entity;

(v) (A) lend money to any Person, (B) incur or guarantee any indebtedness for borrowed money, (C) guarantee any debt securities of others or (D) make any capital expenditure or commitment in excess of two hundred fifty thousand dollars ($250,000);

(vi) (A) adopt, establish or enter into any Company Employee Plan, including, for the avoidance of doubt, any equity awards plans, (B) cause or permit any Company Employee Plan to be amended other than as required by law or in order to make amendments for the purposes of compliance with Section 409A of the Code, (C) pay any bonus or make any profit-sharing or similar payment to (except with respect to obligations in place on the date of this Agreement pursuant to any Company Employee Plan disclosed to Parent) for any employees of the Company, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of the Company directors, officers, employees or consultants or (D) increase the severance or change of control benefits offered to any current or new employees, directors or consultants of the Company or (E) hire any officer, employee or consultant of the Company, and in each case none of the items in (A)-(E) shall create any obligations of the Company that shall survive after the Closing Date;

(vii) acquire any material asset or sell, lease, license or otherwise irrevocably dispose of any of its assets or properties, or grant any Encumbrance with respect to such assets or properties;

(viii) sell, assign, transfer, license, sublicense or otherwise dispose of any material Company IP Rights (other than pursuant to non-exclusive licenses in the Ordinary Course of Business);

(ix) other than in the Ordinary Course of Business: (A) make, change or revoke any material Tax election; (B) file any amended income or other material Tax Return; (C) adopt or change any material accounting method in respect of Taxes; (D) enter into any material Tax closing agreement, settle any material Tax claim or assessment; (E) consent to any extension or waiver of the limitation period applicable to or relating to any material Tax claim or assessment; or (F) surrender any material claim for refund;

(x) waive, settle or compromise any pending or threatened Legal Proceeding against the Company or any of its Subsidiaries, other than waivers, settlements or agreements (A) for an amount not in excess of fifty thousand dollars ($50,000) in the aggregate (excluding amounts to be paid under existing insurance policies or renewals thereof) and (B) that do not impose any material restrictions on the operations or businesses of the Company or its Subsidiaries, taken as a whole, or any equitable relief on, or the admission of wrongdoing by Parent or any of its Subsidiaries;

(xi) delay or fail to repay when due any material obligation, including accounts payable and accrued expenses;

(xii) forgive any loans to any Person, including its employees, officers, directors or Affiliates;

(xiii) terminate or modify in any material respect, or fail to exercise renewal rights with respect to, any material insurance policy;

(xiv) (A) materially change pricing or royalties or other payments set or charged by Seller or any of its Affiliates (with respect to the Company Business) or the Company to its customers or licensees or (B) agree to materially change pricing or royalties or other payments set or charged by Persons who have licensed Intellectual Property to Seller or any of its Affiliates (with respect to the Company Business) or the Company or any of their respective Subsidiaries;

(xv) enter into, amend in a manner adverse to the Company Business or terminate any Company Material Contract outside of the Ordinary Course of Business; or

(xvi) agree, resolve or commit to do any of the foregoing.

Nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct the operations of the Company prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.

6.3 Access and Investigation.

(a) Subject to the terms of the Confidentiality Agreement, which the Parties agree will continue in full force following the date of this Agreement, during the Pre-Closing Period, upon reasonable notice, Parent, on the one hand, and Seller and the Company, on the other hand, shall and shall use their respective reasonable best efforts to cause such Party’s Representatives to: (a) provide the other Party and such other Party’s Representatives with reasonable access during normal business hours to such Party’s Representatives, personnel, property and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to such Party and its Subsidiaries, (b) provide the other Party and such other Party’s Representatives with such copies of the existing books, records, Tax Returns, work papers, product data, and other documents and information relating to such Party and its Subsidiaries, and with such additional financial, operating and other data and information regarding such Party and its Subsidiaries as the other Party may reasonably request, (c) permit the other Party’s officers and other employees to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers and managers of such Party responsible for such Party’s financial statements and the internal controls of such Party to discuss such matters as the other Party may deem necessary, and (d) make available to the other Party copies of any material notice, report or other document filed with or sent to or received from any Governmental Authority in connection with the Contemplated Transactions. Any investigation conducted by either Parent or the Company pursuant to this Section 6.3 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the other Party.

(b) Notwithstanding anything herein to the contrary in this Section 6.3, no access or examination contemplated by this Section 6.3 shall be permitted to the extent that it would require any Party or its Subsidiaries to waive the attorney-client privilege or attorney work product privilege, or violate any applicable Law; provided, that such Party or its Subsidiary (i) shall be entitled to withhold only such information that may not be provided without causing such violation or waiver, (ii) shall provide to the other Party all related information that may be provided without causing such violation or waiver (including, to the extent permitted, redacted versions of any such information) and (iii) shall enter into such effective and appropriate joint-defense agreements or other protective arrangements as may be reasonably requested by the other Party in order that all such information may be provided to the other Party without causing such violation or waiver.

6.4 No Solicitation.

(a) Each of Parent and Seller (with respect to the Company Business) and the Company agrees that, during the Pre-Closing Period, neither it nor any of its Subsidiaries shall, nor shall it or any of its Subsidiaries authorize or permit any of its Representatives to, directly or indirectly: (i) solicit, initiate or knowingly encourage, induce or facilitate the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry, (ii) furnish any non-public information regarding such Party to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry, (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry, (iv) execute or enter into any letter of intent or any Contract contemplating or otherwise relating to any Acquisition Transaction or (v) publicly propose to do any of the foregoing. Without limiting the generality of the foregoing, each Party acknowledges and agrees that, in the event any Representative of such Party takes any action that, if taken by such Party, would constitute a breach of this Section 6.4 by such Party, the taking of such action by such Representative shall be deemed to constitute a breach of this Section 6.4 by such Party for purposes of this Agreement.

(b) If any Party or any Representative of such Party receives an Acquisition Proposal or Acquisition Inquiry at any time during the Pre-Closing Period, then such Party shall promptly (and in no event later than one (1) Business Day after such Party becomes aware of such Acquisition Proposal or Acquisition Inquiry) advise the other Party in writing of such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry, and the terms thereof). Such Party shall keep the other Party reasonably informed with respect to the status and terms of any such Acquisition Proposal or Acquisition Inquiry and any material modification or material proposed modification thereto.

(c) Each Party shall immediately cease and cause to be terminated any existing discussions, negotiations and communications with any Person that relate to any Acquisition Proposal or Acquisition Inquiry as of the date of this Agreement and request the destruction or return of any nonpublic information provided to such Person.

6.5 Notification of Certain Matters. During the Pre-Closing Period, each of Seller and the Company, on the one hand, and Parent, on the other hand, shall promptly notify the other (and, if in writing, furnish copies of) if any of the following occurs: (a) any notice or other communication is received from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions, (b) any Legal Proceeding against or involving or otherwise affecting such Party or its Subsidiaries is commenced, or, to the Knowledge of such Party, threatened against such Party or, to the Knowledge of such Party, any director or officer of such Party, (c) such Party becomes aware of any inaccuracy in any representation or warranty made by such Party in this Agreement or (d) the failure of such Party to comply with any covenant or obligation of such Party; in each case that could reasonably be expected to make the timely satisfaction of any of the conditions set forth in Section 8, Section 9 or Section 10, as applicable, impossible or materially less likely. No such notice shall be deemed to supplement or amend the Company Disclosure Letter or the Parent Disclosure Letter for the purpose of (x) determining the accuracy of any of the representations and warranties made by Seller and the Company in this Agreement or (y) determining whether any condition set forth in Section 8, Section 9 or Section 10 has been satisfied. Any failure by either Party to provide notice pursuant to this Section 6.5 shall not be deemed to be a breach for purposes of Section 9.2 or Section 10.2, as applicable, unless such failure to provide such notice was knowing and intentional.

6.6 Certain Other Matters. During the Pre-Closing Period, Parent shall take the actions set forth on Section 6.6 of the Parent Disclosure Letter.

Section 7. Additional Agreements of the Parties.

7.1 SEC Filings.

(a) As promptly as reasonably practicable after the Closing Date, Parent shall prepare and file with the SEC a proxy statement relating to the Parent Shareholders’ Meeting to be held in connection with the Parent Shareholder Matters (together with any amendments thereof or supplements thereto, the “Proxy Statement”). Parent shall (i) cause the Proxy Statement to comply with applicable rules and regulations promulgated by the SEC in all material respects and (ii) respond promptly to any comments or requests of the SEC or its staff related to the Proxy Statement.

(b) Parent covenants and agrees that the Proxy Statement (and the letters to shareholders, notice of meeting and form of proxy included therewith) will (i) comply as to form in all material respects with the requirements of applicable U.S. federal securities Laws and the Israeli Companies Law, 5759-1999 (the “Companies Law”), and (ii) not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Company covenants and agrees that the information supplied by or on behalf of the Company to Parent for inclusion in the Proxy Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make such information, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, neither Party makes any covenant, representation or warranty with respect to statements made in the Proxy Statement (and the letter to stockholders, notice of meeting and form of proxy included therewith), if any, based on information provided by the other Party or any of its Representatives regarding such other Party or its Affiliates for inclusion therein.

(c) Parent shall use commercially reasonable efforts to cause the Proxy Statement to be mailed to Parent’s stockholders as promptly as practicable after the Proxy Statement has been filed with the SEC and either (i) the SEC has indicated that it does not intend to review the Proxy Statement or that its review of the Proxy Statement has been completed or (ii) at least ten (10) days shall have passed since the Proxy Statement was filed with the SEC without receiving any correspondence from the SEC commenting upon, or indicating that it intends to review, the Proxy Statement, all in compliance with applicable U.S. federal securities laws and the Companies Law. If Parent (A) becomes aware of any event or information that, pursuant to the Securities Act or the Exchange Act, should be disclosed in an amendment or supplement to the Proxy Statement, or (B) receives notice of any SEC request for an amendment or supplement to the Proxy Statement or for additional information related thereto.

(d) As soon as practicable (and in any event within seventy five (75) calendar days of the Closing Date), Parent shall file with the SEC a registration statement on Form S-3 (or any successor form) (the “Registration Statement”), if available, or if not available, a registration statement on Form S-1 (or any successor form) for use by Parent, with respect to the Consideration Shares and Parent Warrant Shares, to the extent necessary to register such shares for resale under the Securities Act. The Company shall use commercially reasonable efforts to cause such registration statement to become effective within seventy-five (75) days following the Closing Date (or in the event of a full review by the Commission, one hundred and five (105) days following the Closing Date).

(e) As promptly as reasonably practicable following the date of this Agreement, Seller will use commercially reasonable efforts to furnish to Parent (i) audited financial statements for each of its fiscal years required to be included in the Registration Statement, or an audited period balance sheet, as applicable (the “Company Audited Financial Statements”) and (ii) unaudited interim financial statements for each interim period completed prior to Closing that would be required to be included in the Registration Statement or any periodic report due prior to the Closing if the Company were subject to the periodic reporting requirements under the Securities Act or the Exchange Act (the “Company Interim Financial Statements”). Each of the Company Audited Financial Statements and the Company Interim Financial Statements will be suitable for inclusion in the Registration Statement and prepared in accordance with GAAP as applied on a consistent basis during the periods involved (except in each case as described in the notes thereto) and on that basis will present fairly, in all material respects, the financial position and the results of operations, changes in stockholders’ equity and cash flows of the Company as of the dates of and for the periods referred to in the Company Audited Financial Statements or the Company Interim Financial Statements, as the case may be.

(f) Seller shall cooperate with Parent and provide, and cause its Representatives to provide, Parent and its Representatives, with all true, correct and complete information regarding the Company that is required by Law to be included in the Registration Statement or reasonably requested by Parent to be included in the Registration Statement (collectively, the “Company Required S-3 Information”). Without limiting the foregoing, Seller will use commercially reasonable efforts to cause to be delivered to Parent a consent letter of the Company’s or Seller’s independent accounting firm, dated no more than two (2) Business Days before the date on which the Registration Statement is filed with the SEC (and reasonably satisfactory in form and substance to Parent), that is customary in scope and substance for consent letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

7.2 Parent Shareholder Meeting.

(a) As promptly as practicable following the execution of this Agreement, Parent shall take all action necessary under applicable Law to call, give notice of and hold a meeting of the shareholders of the Parent for the purpose of seeking such approval as may be required by (i) the applicable rules and regulations of the Nasdaq Stock Market (or any successor entity) from the shareholders of the Parent with respect to the Contemplated Transactions, including the issuance of all of Ordinary Shares, including the Consideration Shares and Ordinary Shares issuable upon exercise of the Parent Warrants (the “Parent Warrant Shares”) in excess of 19.99% of the issued and outstanding Ordinary Shares on the Closing Date, and (ii) the Companies Law in order to avoid the need for the Seller to conduct a “special tender offer” under the Companies Law (collectively, “Parent Shareholder Matters,” and such meeting, the “Parent Shareholders’ Meeting”).

(b) Parent agrees to use reasonable best efforts to call and hold the Parent Shareholders’ Meeting as soon as practicable after the date hereof. If the approval of the Parent Shareholder Matters is not obtained at the Parent Shareholders’ Meeting or if on a date preceding the Parent Shareholders’ Meeting, Parent reasonably believes that (i) it will not receive proxies sufficient to obtain the approval of the Parent Shareholder Matters, whether or not quorum would be present or (ii) it will not have sufficient Parent Ordinary Shares represented (whether in person or by proxy) to constitute a quorum necessary to conduct the business of the Parent Shareholders’ Meeting, then, in each case, Parent will use its reasonable best efforts to adjourn the Parent Shareholders’ Meeting one or more times to a date or dates no more than thirty (30) calendar days after the scheduled date for such Parent Shareholders’ Meeting, and to obtain such Parent Shareholder Matters at such time. If the Parent Shareholders’ Meeting is not so adjourned, and/or if the approval of the Parent Shareholder Matters is not then obtained, Parent will use its reasonable best efforts to obtain such approvals as soon as practicable thereafter, and in any event to obtain such approvals at the next occurring annual meeting of the shareholders of Parent or, if such annual meeting is not scheduled to be held within four months after the Parent Shareholders’ Meeting, a special meeting of the shareholders of Parent to be held within four (4) months after the Parent Shareholders’ Meeting. Parent will hold an annual meeting or special meeting of its shareholders, at which a vote of the shareholders of Parent to approve the Parent Shareholder Matters will be solicited and taken, at least once every four (4) months until Parent obtains approval of the Parent Shareholder Matters.

(c) Parent agrees that: (i) the Parent Board shall recommend that the holders of Parent Ordinary Shares vote to approve the Parent Shareholder Matters and shall use its reasonable best efforts to solicit and obtain such approval within the time frames set forth in Section 7.2(b), and (ii) the Proxy Statement (as defined herein) shall include a statement to the effect that the Parent Board recommends that the Parent’s shareholders vote to approve the Parent Shareholder Matters.

(d) The Company and Parent acknowledge that, under the rules of the Nasdaq Stock Market, the Consideration Shares or Parent Warrant Shares will not be entitled to vote on the Parent Shareholder Matters.

7.3 Efforts; Regulatory Approvals.

(a) The Parties shall use reasonable best efforts to consummate the Contemplated Transactions. Without limiting the generality of the foregoing, each Party: (i) shall make all filings and other submissions (if any) and give all notices (if any) required to be made and given by such Party in connection with the Contemplated Transactions, (ii) shall use reasonable best efforts to obtain each Consent (if any) reasonably required to be obtained (pursuant to any applicable Law or Contract, or otherwise) by such Party in connection with the Contemplated Transactions or for such Contract to remain in full force and effect, (iii) shall use reasonable best efforts to lift any injunction prohibiting, or any other legal bar to, the Contemplated Transactions and (iv) shall use reasonable best efforts to satisfy the conditions precedent to the consummation of this Agreement. In addition, as promptly as practicable following the date of this Agreement, the Seller shall deliver to Parent a duly completed and executed Undertaking in the standard form of the IIA in form and substance acceptable to Parent.

(b) Notwithstanding the generality of the foregoing, each Party shall use reasonable best efforts to file or otherwise submit, as soon as practicable after the date of this Agreement, all applications, notices, reports and other documents reasonably required to be filed by such Party with or otherwise submitted by such Party to any Governmental Authority with respect to the Contemplated Transactions, and to submit promptly any additional information requested by any such Governmental Authority. Without limiting the generality of the foregoing, the Parties shall prepare and file, if required, any notification or other document required to be filed in connection with the Contemplated Transactions under any applicable foreign Law relating to antitrust or competition matters, and take all commercially reasonable actions necessary to obtain the expiration or termination of any antitrust Laws as promptly as practicable, and thereafter to respond as promptly as practicable to any request for additional information or documentary material that may be made under any applicable U.S. or foreign Law relating to antitrust or competition matters; and use their reasonable best efforts to take such actions as are necessary or advisable to obtain prompt approval of the consummation of the Contemplated Transactions by any Governmental Authority or expiration of applicable waiting periods.

(c) Each Party shall, in connection with its efforts to obtain all requisite approvals and the expiration or termination of waiting periods for the Contemplated Transactions under any applicable Law relating to antitrust matters, use its reasonable best efforts to: (i) cooperate in all respects with each other Party or its affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person; (ii) keep the other Parties reasonably informed of any communication received by such Party from, or given by such Party to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private Person, in each case regarding any of the Contemplated Transactions, and promptly furnish the other Parties with copies of all such written communications; (iii) permit the other Parties to review in advance any written communication to be given by it to, and consult with the other Parties in advance of any meeting or video or telephonic conference with, any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by such Governmental Authority or other Person, give the other Parties the opportunity to attend and participate in such in-person, video, or telephonic meetings and conferences; (iv) in the event a Party is prohibited from participating in or attending any in-person, video, or telephonic meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised with respect thereto; and (v) use reasonable best efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Contemplated Transactions, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority; provided that materials required to be provided pursuant to this Section 7.4(c) may be restricted to outside counsel and may be redacted (A) to remove references concerning the valuation of the Company, (B) to address legal privilege or confidentiality concerns, and (C) as necessary to comply with contractual arrangements.

(d) None of the Company, Seller or Parent shall take any action that could reasonably be expected to adversely affect or materially delay the approval of any Governmental Authority, or the expiration or termination of any waiting period under applicable Law, including by agreeing to merge with or acquire any other Person or acquire a substantial portion of the assets of or equity in any other Person. Each of the Company, Seller and Parent covenants and agrees, with respect to a threatened or pending preliminary or permanent injunction or any other order, decree, ruling, statute, rule, regulation or executive order that would adversely affect the ability of the Parties to consummate the Contemplated Transactions, to use reasonable best efforts to prevent or lift the entry, enactment, or promulgation thereof, as the case may be. Notwithstanding anything in this Agreement to the contrary, none of Parent or any of its respective Affiliates shall be required to defend, contest, or resist any action or proceeding, whether judicial or administrative, or to take any action to have vacated, lifted, reversed, or overturned any Order, in connection with the transactions contemplated by this Agreement.

(e) Without limiting the generality of the foregoing, Parent shall give the Company prompt written notice (email being sufficient) of any litigation against Parent and/or its directors relating to this Agreement or the Contemplated Transactions (“Transaction Litigation”) (including by providing copies of all pleadings with respect thereto) and keep the Company reasonably informed with respect to the status thereof. Parent will (i) give the Company the opportunity to participate in, but not control, the defense, settlement or prosecution of any Transaction Litigation (to the extent that the attorney-client privilege is not undermined or otherwise adversely affected; provided that Parent and the Company will use commercially reasonable efforts to find alternative solutions to not undermine or adversely affect the privilege such as entering into common interest agreements, joint defense agreements or similar agreements), (ii) consult with the Company with respect to the defense, settlement and prosecution of any Transaction Litigation and (iii) consider in good faith the Company’s advice with respect to such Transaction Litigation.

7.4 Indemnification of Officers and Directors.

(a) From the Effective Time through the sixth (6th) anniversary of the date on which the Effective Time occurs, each of Parent and the Company shall indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of Parent or the Company, respectively (the “D&O Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements (collectively, “Costs”), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the D&O Indemnified Party is or was a director or officer of Parent or of the Company, whether asserted or claimed prior to, at or after the Effective Time, in each case, to the fullest extent permitted under the applicable law. Each D&O Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from each of Parent and the Company, jointly and severally, upon receipt by Parent or the Company from the D&O Indemnified Party of a request therefor; provided that any such person to whom expenses are advanced provides an undertaking to Parent, to the extent then required by the applicable law, to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

(b) The certificate of incorporation of the Company shall contain, and Parent shall cause the certificate of incorporation of the Company to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers as those presently set forth in the certificate of incorporation and bylaws of the Company.

(c) From and after the Effective Time, (i) the Company shall fulfill and honor in all respects the obligations of the Company to its D&O Indemnified Parties as of immediately prior to the Closing pursuant to any indemnification provisions under the Company’s Organizational Documents and pursuant to any indemnification agreements between the Company and such D&O Indemnified Parties, with respect to claims arising out of matters occurring at or prior to the Effective Time and (ii) Parent shall fulfill and honor in all respects the obligations of Parent to its D&O Indemnified Parties as of immediately prior to the Closing pursuant to any indemnification provisions under Parent’s Organizational Documents and pursuant to any indemnification agreements between Parent and such D&O Indemnified Parties, with respect to claims arising out of matters occurring at or prior to the Effective Time.

(d) From and after the Effective Time, Parent shall maintain directors’ and officers’ liability insurance policies, with an effective date as of the Closing Date, on commercially reasonable terms and conditions and with coverage limits customary for U.S. public companies similarly situated to Parent.

(e) In addition, on or prior to the Closing Date, the Company shall purchase, at its sole expense, prior to the Closing Date, a six (6) year prepaid “D&O tail policy” (the “D&O Tail Policy”) for the non-cancelable extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies for a claims reporting or discovery period of at least six (6) years from and after the Closing Date with respect to any claim related to any period of time at or prior to the Closing Date with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s and/or Seller’s existing policies as of the date of this Agreement.

(f) The provisions of this Section 7.4 are intended to be in addition to the rights otherwise available to the current and former officers and directors of Parent and the Company by Law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties, their heirs and their Representatives.

(g) In the event Parent or the Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Company, as the case may be, shall succeed to the obligations set forth in this Section 7.4. Parent shall cause the Company to perform all of the obligations of the Company under this Section 7.4.

7.5 Disclosure. The Parties shall use their commercially reasonable efforts to agree to the text of any initial press release and Parent’s Form 8-K announcing the execution and delivery of this Agreement. Without limiting any Party’s obligations under the Confidentiality Agreement, no Party shall, and no Party shall permit any of its Subsidiaries or any of its Representatives to, issue any press release or make any public disclosure regarding the Contemplated Transactions unless: (a) the other Party shall have approved such press release or disclosure in writing, such approval not to be unreasonably conditioned, withheld or delayed; or (b) such Party shall have determined in good faith, upon the advice of outside legal counsel, that such disclosure is required by applicable law and, to the extent practicable, before such press release or disclosure is issued or made, such Party advises the other Party of, and consults with the other Party regarding, the text of such press release or disclosure; provided, however, that each of the Company and Parent may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are consistent with previous press releases, public disclosures or public statements made by the Company or Parent in compliance with this Section 7.5.

7.6 Listing. At or prior to the Effective Time, Parent shall use commercially reasonable efforts to (a) maintain its listing on Nasdaq until the Effective Time, including if required to effectuate a Split, (b) to the extent required by the rules and regulations of Nasdaq, prepare and submit to Nasdaq a notification form for the listing of the Parent Ordinary Shares to be issued or issuable in connection with the Contemplated Transactions, and to cause such shares to be approved for listing (subject to official notice of issuance); and (c) prepare and timely submit to Nasdaq a notification form for the Split (if required) and to submit a copy of the amendment to Parent’s articles of association effecting the Split, certified by the Registrar of Companies of the State of Israel on the Closing Date. Each Party will reasonably promptly inform the other Party of all verbal or written communications between Nasdaq and such Party or its representatives. The Parties will use commercially reasonable efforts to coordinate with respect to compliance with Nasdaq rules and regulations. All Nasdaq fees associated with any action contemplated by this Section 7.6, including any fees related to the engagement of a consultant (the “Nasdaq Fees”), shall be paid by the Parent.

7.7 Tax Matters. Parent and Seller shall reasonably cooperate in the preparation, execution and filing of all Tax Returns, questionnaires, applications or other documents regarding any real property transfer, sales, use, transfer, value added, stock transfer and stamp taxes, and transfer, recording, registration and other fees and similar Taxes which become payable in connection with the Contemplated Transactions that are required or permitted to be filed on or before the Effective Time. Each of Parent, Seller and the Company shall pay, without deduction from any consideration or other amounts payable or otherwise deliverable pursuant to this Agreement and without reimbursement from the other party, any such Taxes or fees imposed on it by any Governmental Authority, which becomes payable in connection with the Contemplated Transactions.

7.8 Legends. Parent shall be entitled to place appropriate legends on the book entries and/or certificates evidencing any Parent Ordinary Shares to be received as Consideration Shares by equityholders of the Company who may be considered “affiliates” of Parent for purposes of Rules 144 and 145 under the Securities Act reflecting the restrictions set forth in Rules 144 and 145 and to issue appropriate stop transfer instructions to the transfer agent for any such Parent Ordinary Shares.

7.9 Officers and Directors. Until successors are duly elected or appointed and qualified in accordance with applicable Law, the Parties shall use commercially reasonable efforts and take all necessary action so that the Persons listed on Section 7.9 of the Parent Disclosure Letter are elected or appointed, as applicable, to the positions of officers or directors of Parent and the Company, as set forth therein, to serve in such positions effective as of the Effective Time. If any Person listed on Section 7.9 of the Parent Disclosure Letter is unable or unwilling to serve as officer or director of Parent or the Company, as set forth therein, the Party appointing such Person (as set forth on Section 7.9 of the Parent Disclosure Letter) shall designate a successor.

7.10 Termination of Certain Agreements and Rights. Each of Parent and the Company shall cause any stockholder agreements, voting agreements, and any other similar Contracts between either Parent or the Company and any holders of Parent Ordinary Shares or Company Capital Stock, respectively, including any such Contract granting any Person investor rights (other than registration rights) or rights of first refusal to be terminated immediately prior to the Effective Time, without any liability being imposed on the part of Parent or the Company.

7.11 Parent SEC Documents. From the date of this Agreement to the Effective Time, Parent shall use commercially reasonable efforts to timely file with the SEC all registration statements, proxy statements, Certifications, reports, schedules, exhibits, forms and other documents required to be filed by Parent with the SEC under the Exchange Act or the Securities Act (“SEC Documents”). As of its filing date, or if amended after the date of this Agreement, as of the date of the last such amendment, each SEC Document filed by Parent with the SEC (a) shall comply in all material respects with the applicable requirements of the Exchange Act and the Securities Act and (b) except for information in such SEC Documents that is “furnished” instead of “filed” under Items 2.02 or 7.01 in Parent’s Current Reports on Form 8-K, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

7.12 Financial Reporting Cooperation. From and after the Closing Date, to the extent required by applicable securities laws, U.S. GAAP or applicable SEC rules, Parent shall, and shall cause its Subsidiaries to, provide the Seller and its representatives with such financial statements, accounting records, schedules, reports, and other information regarding the Parent as the Seller may reasonably request in order to: (a) comply with its reporting obligations under the Exchange Act; (b) assess whether Seller is required to account for its investment in Parent on a consolidated basis or otherwise; and (c) prepare any financial statements, pro forma financial information, disclosures or analyses required to be filed with, or furnished to, the SEC. Parent shall use commercially reasonable efforts to provide such information as promptly as practicable and within timeframes reasonably requested by the Seller to enable Seller to meet applicable SEC filing deadlines, provided, that if the Seller is required to account for its investment in Parent on a consolidated basis, Parent shall: (i) as soon as available, but in any event within thirty (30) days after the periods ending on March 31, June 30, September 30 and December 31 of each year provide a consolidated balance sheet, income statement, and cash flow statement covering the Parent’s consolidated operations during such period, prepared in accordance with GAAP, consistently applied; (ii) as soon as available, but in any event within sixty (60) days after the end of the Parent’s fiscal year, unaudited annual consolidated financial statements of the Parent, prepared in accordance with GAAP, consistently applied and (iii) as soon as available, but in any event within seventy-five (75) days after the end of Parent’s fiscal year, audited annual consolidated financial statements of Parent, prepared in accordance with GAAP, consistently applied, audited by a nationally recognized independent certified public accounting firm.

Section 8. Conditions Precedent to Obligations of Each Party. The obligations of each Party to consummate the Contemplated Transactions to be consummated at the Closing are subject to the satisfaction or, to the extent permitted by applicable law, the written waiver by each of the Parties, at or prior to the Closing, of each of the following conditions:

8.1 Regulatory Approvals. Any applicable waiting periods shall have expired or otherwise been terminated.

8.2 No Restraints. No Order preventing the consummation of the Contemplated Transactions shall have been issued by any Governmental Authority of competent jurisdiction and remain in effect and there shall not be any Law which has the effect of making the consummation of the Contemplated Transactions illegal.

8.3 Shareholder Approval. Parent shall have obtained the Required Parent Shareholder Vote (but solely with respect to such items as are necessary to consummate the transactions contemplated by this Agreement).

8.4 Listing. The Nasdaq Listing Application shall have been accepted by Nasdaq.

8.5 Parent Charter Amendment. The Parent Charter Amendment shall have been duly filed with the Registrar of Companies of the State of Israel, containing such amendments as are necessary to consummate the transactions contemplated by this Agreement.

Section 9. Additional Conditions Precedent to Obligations of Parent. The obligations of Parent to effect the Contemplated Transactions and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by Parent, at or prior to the Closing, of each of the following conditions:

9.1 Accuracy of Representations. The Company Fundamental Representations shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date). The representations and warranties of the Company contained in this Agreement (other than the Company Fundamental Representations) shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (a) in each case, or in the aggregate, where the failure to be so true and correct would not reasonably be expected to have a Company Material Adverse Effect (without giving effect to any references therein to any Company Material Adverse Effect or other materiality qualifications) or (b) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (a), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Company Disclosure Letter made or purported to have been made after the date of this Agreement shall be disregarded).

9.2 Performance of Covenants. The Company shall have performed or complied with in all material respects all agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the Effective Time.

9.3 Documents. Parent shall have received the following documents, each of which shall be in full force and effect:

(a) a certificate executed by the Chief Executive Officer or Chief Financial Officer of the Company certifying (i) that the conditions set forth in Sections 9.1, 9.2, 9.4, and 9.5 have been duly satisfied and is true and accurate in all respects as of the Closing Date; and

(b) a certificate pursuant to Treasury Regulations Sections 1.1445-2(c) and 1.897-2(h), together with a form of notice to the IRS in accordance with the requirements of Treasury Regulations Section 1.897-2(h), in each case, in form and substance reasonably acceptable to Parent.

(c) the Asset Contribution Agreement, duly executed by the Seller and its applicable Affiliates and the Company.

9.4 No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect that is continuing.

9.5 Company Stockholder Written Consent. The Company Stockholder Written Consent executed by the stockholders of the Company shall be in full force and effect.

9.6 Company Minimum Cash. Immediately prior to and as of the Effective Time, the Company shall have Company Net Cash equal to or in excess of Seven Million Dollars ($7,000,000).

9.7 Parent Financing. The Securities Purchase Agreement shall be in full force and effect or will take effect substantially simultaneously with the Closing, and cash proceeds not less than the Concurrent Investment Amount shall have been received by Parent, or will be received by Parent substantially simultaneously with the Closing, in connection with the consummation of the transactions contemplated by the Securities Purchase Agreement.

9.8 Lock-Up Agreement. The Lock-Up Agreement shall be in full force and effect for the Seller.

9.9 Clinical Trial Management Agreement. The Clinical Trial Management Agreement shall be in full force and effect.

Section 10. Additional Conditions Precedent to Obligation of the Company and Seller. The obligations of the Company and Seller to effect the Contemplated Transactions and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by the Company, at or prior to the Closing, of each of the following conditions:

10.1 Accuracy of Representations. The Parent Fundamental Representations shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date). The representations and warranties of Parent contained in this Agreement (other than the Parent Fundamental Representations) shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (a) in each case, or in the aggregate, where the failure to be so true and correct would not reasonably be expected to have a Parent Material Adverse Effect (without giving effect to any references therein to any Parent Material Adverse Effect or other materiality qualifications) or (b) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (a), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Parent Disclosure Letter made or purported to have been made after the date of this Agreement shall be disregarded).

10.2 Performance of Covenants. Parent shall have performed or complied with in all material respects all of its agreements and covenants required to be performed or complied with under this Agreement at or prior to the Effective Time.

10.3 Documents. The Company shall have received the following documents, each of which shall be in full force and effect:

(a) a certificate executed by an executive officer of Parent certifying that the conditions set forth in Sections 10.1, 10.2 and 10.5 have been duly satisfied; and

(b) written resignations in forms satisfactory to the Company, dated as of the Closing Date and effective as of the Closing, executed by the officers and directors of Parent who are not to continue as officers or directors of Parent pursuant to Section 7.9 hereof.

10.4 Lock-Up Agreement. The Lock-Up Agreement shall be in full force and effect for the directors and officers of Parent who are continuing in such roles following the Closing.

10.5 No Parent Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Parent Material Adverse Effect that is continuing.

Section 11. Termination.

11.1 Termination. This Agreement may be terminated prior to the Effective Time (whether before or after adoption of this Agreement by the Company’s stockholders and whether before or after approval of the Parent Shareholder Matters by Parent’s shareholders, unless otherwise specified below):

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company if the Contemplated Transactions shall not have been consummated by the date that is the four (4) month anniversary of the date hereof (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 11.1(b) shall not be available to the Company or Parent if such Party’s action or failure to act has been a principal cause of the failure of the Contemplated Transactions to occur on or before the End Date and such action or failure to act constitutes a breach of this Agreement;

(c) by either Parent or the Company if a court of competent jurisdiction or other Governmental Authority shall have issued a final and nonappealable Order having the effect of permanently restraining, enjoining or otherwise prohibiting the Contemplated Transactions;

(d) by either Parent or the Company if (i) the Parent Shareholder Meeting (including any adjournments and postponements thereof) shall have been held and completed and Parent’s shareholders shall have taken a final vote on the Parent Shareholder Matters and (ii) the Parent Shareholder Matters shall not have been approved at the Parent Shareholder Meeting (or at any adjournment or postponement thereof) by the Required Parent Shareholder Vote; provided, however, that the right to terminate this Agreement under this Section 11.1(d) shall not be available to Parent where the failure to obtain the Required Parent Shareholder Vote shall have been caused by the action or failure to act of Parent and such action or failure to act constitutes a material breach by Parent of this Agreement;

(e) by the Company (at any time prior to the approval of the Parent Shareholder Matters by the Required Parent Shareholder Vote) if a Parent Triggering Event shall have occurred or by the Parent if a Company Triggering Event shall have occurred;

(f) by the Company, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement by Parent or if any representation or warranty of Parent shall have become inaccurate, in either case, such that the conditions set forth in Section 10.1 or Section 10.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided, that the Company is not then in material breach of any representation, warranty, covenant or agreement under this Agreement; provided further, that if such inaccuracy in Parent’s representations and warranties or breach by Parent is curable by Parent, then the Company shall not be permitted to terminate this Agreement pursuant to this Section 11.1(f) as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a thirty (30) day period commencing upon delivery of written notice from the Company to Parent of such breach or inaccuracy and its intention to terminate pursuant to this Section 11.1(f) and (ii) Parent (as applicable) ceasing to exercise commercially reasonable efforts to cure such breach following delivery of written notice from the Company to Parent of such breach or inaccuracy and its intention to terminate pursuant to this Section 11.1(f) (it being understood that the Company shall not be permitted to terminate this Agreement pursuant to this Section 11.1(f) as a result of such particular breach or inaccuracy if such breach by Parent is cured prior to such termination becoming effective); or

(g) by Parent, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement by the Company or Seller or if any representation or warranty of the Company or Seller shall have become inaccurate, in either case, such that the conditions set forth in Section 9.1 or Section 9.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided that Parent is not then in material breach of any representation, warranty, covenant or agreement under this Agreement; provided, further, that if such inaccuracy in the Company’s or Seller’s representations and warranties or breach by the Company or Seller is curable by the Company or Seller then Parent shall not be permitted to terminate this Agreement pursuant to this Section 11.1(g) as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a thirty (30) day period commencing upon delivery of written notice from Parent to the Company or Seller of such breach or inaccuracy and its intention to terminate pursuant to this Section 11.1(g) and (ii) the Company ceasing to exercise commercially reasonable efforts to cure such breach following delivery of written notice from Parent to the Company or Seller of such breach or inaccuracy and its intention to terminate pursuant to this Section 11.1(g) (it being understood that Parent shall not be permitted to terminate this Agreement pursuant to this Section 11.1(g) as a result of such particular breach or inaccuracy if such breach by the Company or Seller is cured prior to such termination becoming effective).

Notwithstanding the foregoing, neither the Company nor Seller shall be permitted to terminate this Agreement pursuant to this Section 11.1 under the circumstances described in Section 11.1 of the Parent Disclosure Letter, nor shall such circumstances form the basis for establishing that a Parent Material Adverse Effect has occurred.

The Party desiring to terminate this Agreement pursuant to this Section 11.1 (other than pursuant to Section 11.1(a)) shall give a notice of such termination to the other Party specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail.

11.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 11.1, this Agreement shall be of no further force or effect; provided, however, that (a) this Section 11.2, Section 11.3 and Section 13 (other than Section 13.7) and the related definitions of the defined terms in such sections shall survive the termination of this Agreement and shall remain in full force and effect and (b) the termination of this Agreement and the provisions of Section 11.3 shall not relieve any Party of any liability for fraud or for any willful and material breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement.

11.3 Expenses. Except as set forth in this Section 11.3, Section 7.3(e) and Section 7.6, all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the Party incurring such expenses.

Section 12. Indemnification, Etc.

12.1 Survival of Representations, Etc.

(a) General Representations. Subject to Sections 12.1(b), 12.1(e) and 12.1(f), the representations and warranties made by the Company in this Agreement and the representations and warranties set forth in the certificate to be delivered by the Company pursuant to Section 9.3(a), in each case, other than (i) the Company Fundamental Representations and (ii) the representations and warranties of the Company set forth in Section 3.11 (the “Company IP Representations”), and the right to bring an indemnifiable claim with respect thereto shall survive the Effective Time until 11:59 pm (Eastern Time) on the date that is twelve (12) months following the Closing Date (the “Survival Date”); provided, however, that if, at any time prior to 11:59 pm (Eastern Time) on the Survival Date, Parent delivers to the Seller a written notice in accordance with Section 12.6(a) alleging the existence of an inaccuracy in or a breach of any of such representations and warranties and asserting a claim for recovery under Section 12.2 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive the Survival Date until such time as such claim is fully and finally resolved.

(b) Company Fundamental Representations; Company IP Representations. Notwithstanding anything to the contrary contained in Section 12.1(a), but subject to Section 12.1(f): (i) the Company Fundamental Representations, and the right to bring an indemnifiable claim with respect thereto shall survive for a period of six (6) years following the Closing Date, (ii) the Company IP Representations, and the right to bring an indemnifiable claim with respect thereto, shall survive for a period of three (3) years following the Closing Date and (iii) the representations and warranties of the Company set forth in Section 3.15 (the “Company Tax Representations”), and the right to bring an indemnifiable claim with respect thereto, shall survive the Closing Date until the date that is thirty (30) days following the expiration of the longest statute of limitations under Tax law, giving effect to any waiver or extension thereof; provided, however, that if, at any time on or prior to the applicable expiration date referred to in this sentence, Parent delivers to the Seller a written notice in accordance with Section 12.6(a) alleging the existence of an inaccuracy in or a breach of any of such Company Fundamental Representations, Company IP Representations or Company Tax Representations, as applicable, and asserting a claim for recovery under Section 12.2 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive the applicable expiration date until such time as such claim is fully and finally resolved.

(c) Parent Representations. All representations and warranties made by Parent in this Agreement shall terminate and expire as of the Effective Time and any liability of Parent with respect to such representations and warranties shall thereupon cease.

(d) Covenants. The covenants, agreements and obligations of the parties contained in this Agreement that are to be performed in their entirety at or prior to the Closing and the right to bring an indemnifiable claim with respect thereto, shall survive the Closing until, and shall terminate at 11:59 pm (Eastern Time) on the Survival Date. The covenants, agreements and other obligations of the parties contained in this Agreement that are to be performed in whole or in part after the Closing and the right to bring an indemnifiable claim with respect thereto shall survive the Closing and remain in full force and effect until fully performed in accordance with their respective terms; provided, however, that if, at any time on or prior to the applicable expiration date referred to in this sentence, Parent delivers to the Seller a written notice in accordance with Section 12.6(a) alleging a breach of any covenant, agreement or obligation and asserting a claim for recovery under Section 12.2 based on such alleged breach, then the claim asserted in such notice shall survive the applicable expiration date until such time as such claim is fully and finally resolved.

(e) General Survival. The Seller’s obligations to indemnify Parent for the matters described in Sections 12.2(a)(ii) through (iv) and the right to bring an indemnifiable claim with respect thereto shall survive the Closing until, and shall terminate thirty (30) days after the expiration of the applicable statute of limitations (including any applicable extensions and waivers thereof).

(f) Fraud. Notwithstanding anything to the contrary contained in Section 12.1(a) or Section 12.1(b), the survival limitations set forth in Section 12.1(a) and Section 12.1(b) shall not apply in the event of any fraud (whether on the part of the Seller, on the part of the Company or on the part of any Representative acting on behalf of the Seller or the Company), which shall survive until thirty (30) days after the expiration of the applicable statute of limitations (including any applicable extensions and waivers thereof).

12.2 Indemnification.

(a) Indemnification. From and after the Effective Time (but subject to the limitations contained in Section 12.1 and Section 12.3), the Seller shall hold harmless and indemnify Parent from and against any Damages which are suffered or incurred by Parent or to which Parent becomes subject at any time (regardless of whether or not such Damages relate to any third party claim) to the extent arising out of or resulting from:

(i) any inaccuracy in or breach of any representation or warranty made by the Company or the Seller in this Agreement or in the certificate to be delivered by the Company pursuant to Section 9.3(a), without giving effect to any update of or modification to any materiality, Company Material Adverse Effect or similar qualification contained in such representation limiting the scope of such representation or warranty;

(ii) any breach of any covenant, agreement or obligation of the Company in this Agreement required to be performed prior to the Closing, or any breach of any covenant, agreement or obligation of the Seller in this Agreement required to be performed at or after the Closing;

(iii) any Seller Transaction Expenses;

(iv) regardless of the disclosure of any matter set forth in the Company Disclosure Letter, any Liability of Seller or any of its Affiliates (including the Company) for any Taxes, together with any Damages arising out of, in connection with or incidental to the determination, assessment or collection of any such Tax: (A) imposed on the Company or for which the Company is otherwise liable, or imposed on or with respect to Parent with respect to the Company, for any Pre-Closing Tax Period or for the portion of any Straddle Period ending on the Closing Date); or (B) arising from the consummation of the transactions contemplated by the Contribution Agreement; or

(v) those matters set forth on Section 12.2 of the Company Disclosure Letter.

(b) Damage to Parent. The parties acknowledge and agree that, if the Company suffers, incurs or otherwise becomes subject to any Damages that would otherwise be indemnifiable pursuant to Section 12.2 as a result of or in connection with any inaccuracy in or breach of any representation, warranty, covenant or obligation if such Damages were suffered or incurred by Parent, then (without limiting any of the rights of the Company), subject to the limitations contained in this Section 12, Parent shall also be deemed, by virtue of its ownership of the stock of the Company, to have incurred Damages as a result of and in connection with such inaccuracy or breach.

(c) Treatment of Indemnity Payments. All payments made pursuant to this Section 12 shall be treated as adjustments to the Purchase Price for Tax purposes and such agreed treatment shall govern for purposes of this Agreement.

12.3 Limitations

(a) Basket. Subject to Section 12.3(b), the Seller shall not be required to make any indemnification payment pursuant to Section 12.2(a)(i) for any inaccuracy in or breach of any representation or warranty in this Agreement until such time as the total amount of all Damages that have been suffered or incurred by Parent pursuant to Section 12.2(a)(i) exceeds $150,000 (the “Basket”) in the aggregate. If the total amount of such Damages suffered or incurred by Parent pursuant to Section 12.2(a)(i) exceeds the Basket, then Parent shall be entitled to be indemnified against and compensated and reimbursed for all of such Damages (subject to the limitations contained in this Section 12.3 and Section 12.1), in excess of the Basket.

(b) Applicability of Tipping Basket. The limitations set forth in Section 12.3(a) shall not apply: (i) in the event of any fraud (whether on the part of the Seller or the Company); (ii) to inaccuracies in or breaches of any of the Company Fundamental Representations; (iii) to inaccuracies in or breaches of any of the Company IP Representations; or (iv) to the matters referred to in Sections 12.2(a)(ii) through 12.2(a)(v).

(c) Liability Cap. Subject to Sections 12.3(d), 12.7 and 12.8, Parent’s sole and exclusive source of recovery for the indemnification payments that the Seller can be required to make to Parent pursuant to Section 12.2 resulting from the matters referred to in Section 12.2(a)(i) (other than for breaches of the Company Fundamental Representations, the Company Tax Representations and the Company IP Representations) shall be limited to the forfeiture of the Indemnity Holdback Warrants.  Subject to Sections 12.3(d), the aggregate amount of Damages for which the Seller shall be liable under this Agreement shall not exceed the Purchase Price actually received by the Seller.

(d) Applicability of Liability Cap. The limitations set forth in Section 12.3(c) shall not apply (and shall not limit the indemnification or other obligations of the Seller for or with respect to): (i) in the event of any fraud against the Seller, the Company or any of their respective Representatives who committed or participated in such fraud. In no event will any duplicative recovery be allowed.

(e) Insurance. For purposes of computing the amount of any Damages payable to Parent under this Section 12, such Damages shall be reduced by an amount equal to the amount of any insurance proceeds, indemnification payments, contribution payments or reimbursements actually received by Parent or any of its Affiliates, including under any insurance policy of the Company in effect as of the Closing (net of actual out-of-pocket costs of recovery or enforcement, deductibles and retro-premium adjustments) in connection with such Damages or any of the circumstances giving rise thereto.

(f) Exclusive Remedy. This Section 12 constitutes the exclusive remedy after the Closing for recovery of Damages or other claims by Parent relating to or arising from this Agreement, including in any schedule or certificate delivered hereunder; provided that nothing herein shall limit the rights or remedies of Parent with respect to specific performance, injunctive relief and other equitable relief in accordance with Section 13.10, or in respect of any claim for fraud against the Seller, the Company or any of their respective Representatives.

12.4 No Contribution. The Seller waives, and acknowledges and agrees that the Seller shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or advancement of expenses or other right or remedy against the Company in connection with any indemnification obligation or any other liability to which the Seller may become subject pursuant to the terms of this Agreement.

12.5 Defense of Third Party Claims. In the event of the assertion or commencement by any Person of any claim or Legal Proceeding (whether against the Company, Parent or any other Person) with respect to which the Seller may become obligated to hold harmless, indemnify, compensate or reimburse Parent pursuant to Section 12.2(a), Seller shall have the right to proceed with the defense of such claim or Legal Proceeding with counsel reasonably satisfactory to the Parent. If Seller so proceeds with the defense of any such claim or Legal Proceeding:

(a) Seller shall have the right to settle, adjust or compromise such claim or Legal Proceeding with the consent of Parent (which consent may not be unreasonably withheld, conditioned or delayed);

(b) Seller shall keep the Parent advised of and shall consult with the Parent in good faith the status of such claim or Legal Proceeding and the defense thereof and shall consider in good faith recommendations made by the Parent with respect thereto; and

(c) the Parent shall be entitled, at the Parent’s expense, to participate in the defense of such claim or Legal Proceeding.

Parent shall give the Seller prompt notice of (and in any event within five (5) Business Days after becoming aware of such claim or Legal Proceeding) (a) any third party claim, including any action or proceeding commenced or threated to be commenced by any third party which Parent reasonably believes may result in a claim for indemnification pursuant to this Section 12 and (b) the commencement of any such Legal Proceeding against Parent or the Company by any third party which Parent reasonably believes may result in a claim for indemnification pursuant to this Section 12, along with (to the extent permitted by applicable Legal Requirements) copies of any documentation submitted by the third party making such claim or commencement such Legal Proceeding and shall describe in reasonable detail (to the extent known by Parent) the facts constituting the basis for such claim or Legal Proceeding and the amount of the claimed damages sought by such third party; provided, however, that any failure on the part of Parent to so notify the Seller shall not limit any of the obligations of the Seller under this Section 12 (except to the extent the Seller is materially prejudiced as a result thereof). If Seller does not elect to proceed with the defense of any such claim or Legal Proceeding, the Parent may proceed with the defense of such claim or Legal Proceeding with counsel reasonably satisfactory to Seller; provided, however, that the Parent may not settle, adjust or compromise any such claim or Legal Proceeding without the prior written consent of Seller (which consent may not be unreasonably withheld, conditioned or delayed).

12.6 Indemnification Claim Procedure. Any claim for indemnification, compensation or reimbursement by the Seller pursuant to this Section 12 (whether or not related to a claim or Legal Proceeding asserted or commenced by a third party) shall be brought and resolved exclusively as follows:

(a) Notice of Claim. If Parent has incurred, paid, accrued, reserved or suffered Damages for which it is or may be entitled to be held harmless, indemnified, compensated or reimbursed under this Section 12., Parent shall deliver a notice of claim (a “Notice of Claim”) to the Seller. Each Notice of Claim shall: (i) contain a brief description of the facts and circumstances supporting Parent’s claim, including the basis for which Parent reasonably believes it is entitled to indemnification under this Section 12; and (ii) contain a good faith, non-binding, preliminary calculation of the total dollar amount of Damages to which Parent might be entitled to indemnification under this Section 12, and to the extent practicable, a line item for each calculated amount of such Damages described in reasonable detail (the aggregate amount of such estimate, as it may be modified by Parent from time to time, so long as Parent provides the Seller with written notice of such updated or modified estimate, being referred to as the “Claimed Amount”).

(b) Dispute Procedure. During the thirty (30)-day period commencing upon delivery by Parent to the Seller of a Notice of Claim (unless such Notice of Claim has been amended or updated by Parent, in which case, during the thirty (30)-day period commencing upon delivery of such amended or updated Notice of Claim (the “Dispute Period”), the Seller may deliver to Parent a written response (the “Response Notice”) in which the Seller: (i) agrees that the full calculated Claimed Amount is owed to Parent; (ii) agrees that part, but not all, of the calculated Claimed Amount (the “Agreed Amount”) is owed to Parent; or (iii) states that no part of the calculated Claimed Amount is owed to Parent. If the Response Notice is delivered in accordance with clause “(ii)” or clause “(iii)” of the preceding sentence, such Response Notice shall also contain, to the extent practicable, a brief description of the facts and circumstances supporting the Seller’s claim that only a portion or no part of the calculated Claimed Amount is owed to Parent, as the case may be. Any part of the Claimed Amount that is not agreed to be owed to Parent pursuant to the Response Notice, including any calculations contained therein (or the entire Claimed Amount, if the Seller asserts in the Response Notice that no part of the Claimed Amount is owed to Parent) is referred to in this Agreement as the “Contested Amount” (it being understood that the Contested Amount shall be modified from time to time to reflect any modifications by Parent to the Claimed Amount, so long as the Seller provides Parent with written notice of such updated or modified estimate). If a Response Notice is not received by Parent prior to the expiration of the Dispute Period, then the Seller shall be conclusively deemed to have agreed that the full Claimed Amount is owed to Parent.

(c) Payment of Claimed Amount. If: (i) the Seller delivers a Response Notice to Parent agreeing that the full Claimed Amount is owed to Parent; or (ii) the Seller does not deliver a Response Notice to Parent prior to or on the expiration date of the Dispute Period, then, subject to the limitations contained in this Section 12: (A) the number of Remaining Available Indemnity Holdback Warrants shall be reduced by a number of Pre-Funded Warrants having an aggregate value equal to (1) the amount of Damages set forth in the Claimed Amount divided by (2) the Parent Stock Price as of the Closing Date, and the Seller shall permanently forfeit any right to receive any such portion of the Indemnity Holdback Warrants; and (B) if the aggregate value of the Remaining Available Indemnity Holdback Warrants (as determined by dividing (1) the amount of Damages set forth in the Claimed Amount and (2) the Parent Stock Price as of the Closing Date) is insufficient to cover the full Claimed Amount, then, subject to the limitations provided for in this Section 9, Parent shall seek recourse for such shortfall in accordance with Section 12.7.

(d) Payment of Agreed Amount. If the Seller delivers a Response Notice to Parent prior to or on the expiration date of the Dispute Period agreeing that less than the full Claimed Amount is owed to Parent, then, subject to the limitations contained in this Section 12: (i) the number of Remaining Available Indemnity Holdback Warrants shall be reduced by a number of Pre-Funded Warrants having an aggregate value equal to (1) the amount of Damages agreed to by the Seller in the Response Notice divided by (2) the Parent Stock Price as of the Closing Date and the Seller shall permanently forfeit any right to receive any such portion of the Indemnity Holdback Warrants; and (ii) if the aggregate value of the Remaining Available Indemnity Holdback Warrants (as determined by dividing (1) the amount of Damages set forth in the Claimed Amount and (2) the Parent Stock Price as of the Closing Date) is insufficient to cover the full Claimed Amount, then, subject to the limitations provided for in this Section 12, Parent shall seek recourse for such shortfall in accordance with Section 12.7.

(e) Resolution Between the Parties. If the Seller delivers a Response Notice to Parent prior to or on the expiration date of the Dispute Period indicating that there is a Contested Amount, the Seller and Parent shall attempt in good faith to resolve the dispute related to the Contested Amount. If Parent and the Seller resolve such dispute, then their resolution of such dispute shall be binding on the Seller, the Seller and Parent and a settlement agreement stipulating the amount owed to Parent (the “Stipulated Amount”) shall be signed by Parent and the Seller. Following the execution of such settlement agreement and subject to the limitations contained in this Section 12: (i) the number of Remaining Available Indemnity Holdback Warrants shall be reduced by a number of Pre-Funded Warrants having an aggregate value equal to (1) the Stipulated Amount divided by (2) the Parent Stock Price as of the Closing Date and the Seller shall permanently forfeit any right to receive any such portion of the Indemnity Holdback Warrants; and (ii) if the aggregate value of the Remaining Available Indemnity Holdback Warrants (as determined by dividing (1) the amount of Damages set forth in the Claimed Amount and (2) the Parent Stock Price as of the Closing Date) is insufficient to cover the full Claimed Amount, then, subject to the limitations provided for in this Section 12, Parent shall seek recourse for such shortfall in accordance with Section 12.7.

(f) Dispute Resolution. If the Seller and Parent are unable to resolve the dispute relating to any Contested Amount during the thirty (30)-day period commencing upon the delivery of the Response Notice to Parent, then each of the Seller and Parent may take action to resolve the objection in accordance with Section 13.8.

(g) Recourse to Indemnity Holdback Warrants. Promptly after the Indemnity Holdback Issuance Date (and in any event within five (5) Business days following the Indemnity Holdback Issuance Date), Parent shall notify the Seller in writing of the amount that Parent determines in good faith to be necessary to satisfy all claims made by Parent pursuant to Section 12.2(a) that have been timely asserted pursuant to a Notice of Claim delivered in accordance with this Section 12.6, but not fully and finally resolved on or prior to the Indemnity Holdback Issuance Date in accordance with this Section 12.6 (such unresolved claims being referred to as the “Unresolved Claims” and such aggregate amount being referred to as the “Retained Indemnity Holdback Warrants”). Within five (5) Business Days after the Indemnity Holdback Issuance Date, Parent shall issue to the Seller a Pre-Funded Warrant covering a number of Indemnity Holdback Warrants equal to the amount, if any, by which the Remaining Available Indemnity Holdback Warrants (after giving effect to any forfeiture thereof pursuant to Sections 12.6(c), (d) and (e)) as of the Indemnity Holdback Issuance Date exceeds the number of Retained Indemnity Holdback Warrants.

(h) Resolution of Unresolved Claims. Following the Indemnity Holdback Issuance Date, if an Unresolved Claim is finally resolved between Parent and the Seller in accordance with Section 12.6(e) or Section 12.6(f), then Parent shall, within five (5) Business Days after the final resolution of such Unresolved Claim, issue to the Seller a number of Pre-Funded Warrants representing a number of Indemnity Holdback Warrants equal to the amount, if any, by which the number of Remaining Available Indemnity Holdback Warrants as of the time of such disbursement exceeds the then-remaining number of Retained Indemnity Holdback Warrants.

12.7 Sources of Indemnification for Parent.

(a) Notwithstanding anything to the contrary contained herein other than the limitations set forth in Section 12.3 and subject to the other limitations contained in this Section 12, in the event that Parent is entitled to indemnification pursuant to the terms of this Agreement, after such amounts are finally resolved and determined in accordance with Section 12.6, Parent may seek recourse for any such claim for indemnification only as follows:

(i) With respect to any claim for indemnification arising out of Section 12.2(a)(i) with respect to any representation or warranty of the Company other than any Company Fundamental Representation, solely by reducing the number of Remaining Available Indemnity Holdback Warrants by a number of Pre-Funded Warrants having an aggregate value equal to (A) the amount of Damages suffered by Parent calculated pursuant to this Section 12 and (B) the Parent Stock Price as of the Closing Date, until all such Remaining Available Indemnity Holdback Warrants are exhausted (and the Seller shall permanently forfeit any right to receive any such portion of the Remaining Available Indemnity Holdback Warrants);

(ii) With respect to any claim for indemnification pursuant to Section 12.2(a)(i) with respect to any Company Fundamental Representation or pursuant to Sections 12.2(a)(ii), solely from the following sources and in the following order:

(A) first, by reducing the number of Remaining Available Indemnity Holdback Warrants by a number of Pre-Funded Warrants having an aggregate value equal to (A) the amount of Damages suffered by Parent calculated pursuant to this Section 12 and (B) the Parent Stock Price as of the Closing Date until all such Remaining Available Indemnity Holdback Warrants are exhausted (and the Seller shall permanently forfeit any right to receive any such portion of the Remaining Available Indemnity Holdback Warrants); and

(B) second, if and only to the extent that the Remaining Available Indemnity Holdback Warrants are exhausted or if the Seller otherwise elects to pay the full amount in cash, directly against the Seller and subject to Section 12.3(c); and

(iii) With respect to any claim for indemnification pursuant to Sections 12.2(a)(iii) through (v), any one or a combination of the following sources at Parent’s option:

(A) first, reducing the number of Remaining Available Indemnity Holdback Warrants by a number of Pre-Funded Warrants having an aggregate value equal to (A) the amount of Damages suffered by Parent calculated pursuant to this Section 12 and (B) the Parent Stock Price as of the Closing Date and until all such Remaining Available Indemnity Holdback Warrants are exhausted (and the Seller shall permanently forfeit any right to receive any such portion of the Remaining Available Indemnity Holdback Warrants); and

(B) second, directly against the Seller and subject to Section 12.3(c);

provided, further, notwithstanding the order of payment set forth in this Section 12.7, the Seller may elect to satisfy any such liability in cash.

Section 13. Miscellaneous Provisions.

13.1 Amendment. This Agreement may be amended with the approval of the respective boards of directors of the Company, Seller and Parent at any time (whether before or after obtaining the Required Parent Shareholder Vote); provided, however, that after any such approval of this Agreement by a Party’s shareholders, no amendment shall be made which by Law requires further approval of such shareholders without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Company, Seller and Parent.

13.2 Waiver.

(a) Any provision hereof may be waived by the waiving Party solely on such Party’s own behalf, without the consent of any other Party. No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

13.3 Entire Agreement; Counterparts; Exchanges by Electronic Transmission or Facsimile. This Agreement and the other schedules, exhibits, certificates, instruments and agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms;. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all Parties by facsimile or electronic transmission in PDF format shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

13.4 Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. In any action or proceeding between any of the Parties arising out of or relating to this Agreement or any of the Contemplated Transactions, each of the Parties: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state court of Delaware or, to the extent such court does not have subject matter jurisdiction, the federal courts sitting in Delaware, (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 13.4, (c) waives any objection to laying venue in any such action or proceeding in such courts, (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any Party, (e) agrees that service of process upon such Party in any such action or proceeding shall be effective if notice is given in accordance with Section 13.6 of this Agreement and (f) irrevocably and unconditionally waives the right to trial by jury.

13.5 Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of a Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Party, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such Party without the other Party’s prior written consent shall be void and of no effect.

13.6 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable international overnight courier service, (b) upon delivery in the case of delivery by hand or (c) on the date delivered in the place of delivery if sent by email or facsimile (with a written or electronic confirmation of delivery) prior to 6:00 p.m. (New York City time), otherwise on the next succeeding Business Day, in each case to the intended recipient as set forth below:

if to Parent:

Lifeward Ltd.

200 Donald Lynch Blvd.

Marlborough, MA 01752

Attn: William Mark Grant; Almog Adar

Email: mark.grant@golifeward.com; almog.adar@golifeward.com

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP

3025 John F Kennedy Blvd

Philadelphia, PA 19104

Attn: Rachael M. Bushey; Jennifer Porter

Email: RBushey@goodwinlaw.com; JPorter@goodwinlaw.com

and to:

Goldfarb Gross Seligman & Co.

1 Azrieli Center, Round Building

Tel Aviv 6701101

Israel

Attn: Aaron M. Lampert; Ephraim P. Friedman

Email: aaron.lampert@goldfarb.com; ephraim.friedman@goldfarb.com if to the Company or Seller:

Oramed Pharmaceuticals, Inc.
Mamilla 20
Jerusalem, Israel 9414904

Attn: Avi Gabay

Email: avi@oramed.com

with a copy to (which shall not constitute notice):

Haynes and Boone, LLP
30 Rockefeller Plaza
26th Floor
New York, NY 10112

Attn:	Rick A. Werner

Alla Digilova

Simin Sun

Email:	rick.werner@haynesboone.com;

alla.digilova@haynesboone.com;

simin.sun@haynesboone.com

13.7 Cooperation. Each Party agrees to cooperate fully with the other Party and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other Party to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement.

13.8 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

13.9 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms (including failing to take such actions as are required of it hereunder to consummate this Agreement) or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in state court of Delaware or, to the extent such court does not have subject matter jurisdiction, a federal court sitting in Delaware, this being in addition to any other remedy to which they are entitled at law or in equity, and each of the Parties waives any bond, surety or other security that might be required of any other Party with respect thereto. Each of the Parties further agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other Party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity.

13.10 No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties and the D&O Indemnified Parties to the extent of their respective rights pursuant to Section 7.4) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

[Signature Page Follows]

In Witness Whereof, the Parties have caused this Agreement to be executed as of the date first above written.

LIFEWARD LTD.

By:	/s/ William Mark Grant
Name:	William Mark Grant
Title:	President and Chief Executive Officer

ORAMED PHARMACEUTICALS INC.

By:	/s/ Nadav Kidron
Name:	Nadav Kidron
Title:	Chief Executive Officer

ORATECH PHARMA, INC.

By:	/s/ Nadav Kidron
Name:	Nadav Kidron
Title:	President

Signature Page to Stock Purchase Agreement

EXHIBIT A

Form of Lock-Up Agreement

[Attached]

EXHIBIT B

Form of Clinical Trial Management Agreement

[Attached]

EXHIBIT C

Form of Transaction Warrant

[Attached]

EXHIBIT D

Form of Pre-Funded Warrant

[Attached]